UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
(Amendment No.   )
Check the appropriate box:

☐  Preliminary information statement.
☐  Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).
☑  Definitive information statement.

Dobson Communications Corporation
(Name of Registrant as Specified in its Charter)

Payment of filing fee (check the appropriate box):

☐  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

☑  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

14201 Wireless Way
Oklahoma City, Oklahoma 73134

NOTICE OF APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

Shareholders of Dobson Communications Corporation:

This notice of appraisal rights and information statement, which we refer to as this information statement, is being furnished to the holders of Class A common stock of Dobson Communications Corporation, which we refer to as Dobson, in connection with the Agreement and Plan of Merger, dated as of June 29, 2007, among Dobson, AT&T Inc., which we refer to as AT&T, and Alpine Merger Sub, Inc., a wholly owned subsidiary of AT&T, which we refer to as Merger Sub. We refer to the Agreement and Plan of Merger as the merger agreement and to the merger of Merger Sub with and into Dobson that is contemplated by the merger agreement as the merger.

Upon completion of the merger, each holder of shares of Dobson Class A common stock and Class B common stock (other than shares owned by AT&T or Merger Sub or by Dobson or its subsidiaries, and in each case not held on behalf of third parties, and shares as to which shareholders have properly exercised and perfected appraisal rights under Oklahoma law) will be entitled to receive $13.00 per share in cash, without interest, less any applicable tax withholdings. Upon completion of the merger, Dobson will be a subsidiary of AT&T.

Dobson’s board of directors has unanimously approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement and recommended that Dobson’s shareholders approve and adopt the merger agreement. This recommendation was based, in part, upon the recommendation of a special committee of the independent directors of Dobson.

The approval and adoption of the merger agreement by Dobson shareholders requires the affirmative vote or written consent of the holders of a majority of the voting power of the outstanding shares of Dobson common stock. We received the required shareholder approval and adoption of the merger agreement on June 29, 2007, when Dobson CC Limited Partnership, which we refer to as DCCLP and which on that date owned Dobson shares representing approximately 56.5% of the total voting power of the outstanding shares of Dobson common stock entitled to vote on the approval and adoption of the merger agreement, delivered a written shareholder consent adopting the merger agreement and approving the transactions contemplated by the merger agreement, including the merger. Because no further action by any other Dobson shareholder is required, Dobson has not and will not be soliciting your approval and adoption of the merger agreement and does not intend to call a shareholders meeting for purposes of voting on the transaction.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Appraisal rights are available to Dobson shareholders in connection with the merger under Section 1091 of the Oklahoma General Corporation Act, which we refer to as the OGCA. Any Dobson shareholder who desires to exercise appraisal rights and is eligible under Section 1091 of the OGCA to do so must, in addition to satisfying the other conditions set forth in Section 1091 of the OGCA, deliver to us no later than the date that is 20 days after the date of mailing of this information statement, or September 26, 2007, a written notice demanding an appraisal of such shareholder’s shares. This information statement shall constitute notice to you of the availability of appraisal rights under Section 1091 of the OGCA, a copy of which is attached to this information statement as Annex F.

Completion of the merger is subject to several conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the receipt of regulatory approvals, including the approval of the Federal Communications Commission, which we refer to as the FCC. These conditions are discussed in greater detail in this information statement in the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 60.

Please do not send in your stock certificates at this time. If the merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of stock.

By Order of the Board of Directors,

STEPHEN T. DOBSON
Secretary

This information statement is dated September 6, 2007 and is first being sent or given to Dobson shareholders on or about September 6, 2007.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a Dobson shareholder. Please refer to the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to in this information statement.

Q.	What is the proposed transaction?

A.	The proposed transaction provides for the acquisition of Dobson by AT&T. The proposed transaction would be accomplished through a merger of Merger Sub, a wholly owned subsidiary of AT&T, with and into Dobson, with Dobson being the surviving corporation in the merger. As a result of the merger, Dobson will cease to be a publicly traded company and will become a subsidiary of AT&T.

Q.	Why did I receive this information statement?

A.	Applicable securities regulations require us to provide you with information regarding the merger even though your vote or consent is neither required nor requested to approve and adopt the merger agreement or to complete the merger. This information statement also constitutes notice to you of the availability of appraisal rights under Section 1091 of the OGCA, a copy of which is attached to this information statement as Annex F.

Q.	Why am I not being asked to vote on the merger?

A.	The merger requires the approval and adoption of the merger agreement by the holders of a majority of the voting power of the outstanding shares of Dobson Class A common stock and Class B common stock, voting together as a single class. Each share of our Class A common stock is entitled to one vote in respect of the approval and adoption of the merger agreement, and each share of our Class B common stock is entitled to ten votes in respect of the approval and adoption of the merger agreement. The requisite shareholder approval was obtained on June 29, 2007 when a written consent was delivered by DCCLP, which owned shares of our Class A common stock and Class B common stock that represented approximately 56.5% of the total voting power of the outstanding shares of Dobson common stock entitled to vote on the approval and adoption of the merger agreement on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q.	Did our board of directors vote for and recommend the merger agreement?

A.	Yes. Our board of directors unanimously voted to approve the merger agreement and recommend the approval and adoption of the merger agreement by our shareholders. To review our board of directors’ reasons for recommending the approval and adoption of the merger agreement, see “The Merger — Recommendation of Dobson’s Board of Directors and Reasons for the Merger” beginning on page 17.

Q.	If the merger is completed, what will I receive for my shares of Dobson common stock?

A.	Upon completion of the merger, each share of our Class A common stock and Class B common stock issued and outstanding (other than those shares owned by AT&T or Merger Sub or by Dobson or its subsidiaries, and in each case not held on behalf of third parties, and shares as to which shareholders have properly exercised and perfected appraisal rights under the OCGA) will be converted into the right to receive $13.00 in cash, without interest, less any applicable tax withholdings. As a result of the merger, you will receive a total amount equal to the product obtained by multiplying $13.00 by the number of shares of our Class A common stock or Class B common stock that you own upon surrender of your stock certificates, less any applicable tax withholdings. See “The Merger — Conversion of Shares; Procedures for Exchange of Certificates” beginning on page 46.

Q.	What is required to complete the merger?

A.	We are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include receipt of the approval of the FCC, other regulatory consents and early termination or

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expiration of the waiting period under the HSR Act. For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, please see “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 60.

Q.	When do you expect the merger to be completed?

A.	We expect that the merger will be completed by the end of 2007. However, the merger is subject to various regulatory approvals and other conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between your receipt of this information statement and the completion of the merger.

Q.	Should I send in my common stock certificates now?

A.	No. After the completion of the merger, you will be sent detailed instructions for exchanging your common stock certificates for your aggregate merger consideration.

Q.	Am I entitled to appraisal rights?

A.	You are entitled to appraisal rights under the OGCA in connection with the merger if you properly exercise and perfect such appraisal rights in accordance with the requirements of Section 1091 of the OGCA. See “The Merger — Appraisal Rights” beginning on page 43 and Annex F.

Q.	Will I owe taxes as a result of the merger?

A.	The merger will be a taxable transaction for U.S. federal income tax purposes to holders of our common stock. As a result, assuming you are a U.S. holder, the cash you receive in the merger for your shares of our common stock will be subject to U.S. federal income tax and also may be taxed under applicable state, local and other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive and (2) the adjusted tax basis of your shares of our common stock surrendered. For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders” beginning on page 41. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.	Where can I find more information about Dobson?

A.	We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please refer to the section in this information statement entitled “Where You Can Find More Information” beginning on page 71.

Q.	Who can help answer my questions?

A.	If you have questions about the merger after reading this information statement, require assistance or need additional copies of this information statement, please write or call J. Warren Henry, Vice President of Investor Relations, Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134; telephone number: (405) 529-8500.

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SUMMARY

This summary highlights important information that is contained elsewhere in this information statement. Because this summary may not contain all of the information that is important to you, you should carefully read this entire information statement, the annexes attached to this information statement and the other documents to which this information statement refers you for a more complete understanding of the merger. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary.

The Companies (Page 8)

Dobson Communications Corporation

•	Dobson Communications Corporation, an Oklahoma corporation, which we refer to in this information statement as Dobson, we, us or the company, is headquartered in Oklahoma City, Oklahoma. Dobson is one of the largest providers of rural and suburban wireless communications services in the United States. We operate primarily in rural and suburban areas that provide sufficient size and scale to realize operational efficiencies while maintaining a strong local market presence.

•	Our principal executive office is located at 14201 Wireless Way, Oklahoma City, Oklahoma 73134, and our telephone number is (405) 529-8500.

AT&T Inc.

•	AT&T Inc., a Delaware corporation, which we refer to as AT&T, is a holding company. AT&T ranks among the largest providers of telecommunications services in the United States and the world. AT&T offers its services and products to consumers in the United States and services and products to businesses and other providers of telecommunications services worldwide. The services and products that AT&T offers vary by market and include: local exchange services, wireless communications, long-distance services, data/broadband and Internet services, telecommunications equipment, managed networking, wholesale services and directory advertising and publishing.

•	AT&T’s principal executive office is located at 175 E. Houston, San Antonio, Texas 78205, and its telephone number is (210) 821-4105.

Alpine Merger Sub, Inc.

•	Alpine Merger Sub, Inc., an Oklahoma corporation and a wholly owned subsidiary of AT&T, which we refer to as Merger Sub, was organized in connection with the merger and has engaged in no activities other than those incident to its formation and the completion of the merger.

•	Merger Sub’s mailing address is c/o AT&T Inc., 175 E. Houston, San Antonio, Texas 78205.

The Merger (Page 9)

On the terms and subject to the conditions of the merger agreement and in accordance with Oklahoma law, at the effective time of the merger, Merger Sub will merge with and into Dobson. Dobson will survive the merger as a subsidiary of AT&T. If the merger is completed, Dobson will cease to be a publicly traded company, and our common stock will be delisted from The NASDAQ Global Select Market and deregistered under the Securities Exchange Act of 1934, as amended.

Merger Consideration (Page 47)

At the effective time of the merger, each issued and outstanding share of our Class A common stock and Class B common stock (other than those shares owned by AT&T or Merger Sub or by Dobson or its subsidiaries, and in each case not held on behalf of third parties, and shares of common stock owned by Dobson shareholders who have not voted such shares in favor of the merger or consented to the merger in writing pursuant to Section 1073 of the OGCA and who have otherwise properly exercised and perfected appraisal rights under the OGCA with respect to such shares) will be converted into the right to receive $13.00 in cash, without interest, less any applicable withholdings. As a result of the merger, you will receive a total amount equal to the product obtained by multiplying $13.00 by the number of shares of our Class A common stock or Class B common stock that you own when you surrender your stock certificates, less any applicable tax withholdings. For example, if you own 100 shares of our Class A common stock, you will receive $1,300, less any applicable tax withholdings.

Required Shareholder Approval of the Merger; Shareholder Action by Written Consent (Page 34)

The approval and adoption of the merger agreement by our shareholders required the affirmative vote or written consent of Dobson shareholders holding a majority of the voting power of our outstanding common stock. On June 29, 2007, the date that the merger agreement was signed, DCCLP delivered a written shareholder consent approving and adopting the merger agreement. Everett R. Dobson, the Chairman of our board of directors, controls DCCLP as the sole stockholder and one of two directors of the general partner of DCCLP, and Stephen T. Dobson, a director and our Secretary, is the other director of the general partner of DCCLP. No further action by any other Dobson shareholder is required in connection with the merger. Dobson has not and will not be soliciting your approval of the merger agreement and does not intend to call a shareholders meeting for purposes of voting on the transaction.

Formation of the Special Committee (Pages 13 and 14)

In light of interest that was expressed by financial sponsors in a potential acquisition of Dobson (with a potential “rollover” investment by DCCLP) and potential conflicts of interest that could have arisen involving DCCLP or one or more of our directors or executive officers, a special committee consisting of all of the independent directors of Dobson, which we refer to as the Special Committee, was formed on June 19, 2007 for the purpose of:

•	considering and, where appropriate, determining issues and matters related to a potential sale of Dobson;

•	continuing the independent directors’ active involvement in the sale process, including negotiations and discussions with potential acquirors of Dobson; and

•	making a recommendation to Dobson’s full board of directors with respect to any such potential sale.

The Special Committee’s recommendation with respect to the merger is discussed below.

Reasons for the Merger (Page 17)

Dobson’s board of directors considered a variety of factors in connection with its deliberations concerning the merger and the merger agreement. These factors included, among others, the following:

•	the value of the cash consideration to be paid to Dobson shareholders upon completion of the merger;

•	the current and historical market prices for Dobson’s Class A common stock, including the fact that the $13.00 per share merger consideration represented a premium;

•	conditions and trends in the wireless telecommunications industry and Dobson’s prospects if it were to remain an independent company, including related risks and uncertainties;

•	the fact that the Special Committee unanimously declared the merger to be advisable and in the best interests of Dobson’s shareholders and unanimously recommended that Dobson’s full board of directors approve the merger agreement;

•	the fact that DCCLP indicated it was prepared to:

•	support the merger; and

•	deliver a written shareholder consent approving and adopting the merger agreement that would be sufficient to adopt the merger agreement and to approve the merger;

•	the opinion of Morgan Stanley discussed below rendered to Dobson’s board of directors and the separate opinion of Houlihan Lokey discussed below rendered to the Special Committee; and

•	Dobson’s board of directors’ understanding of AT&T’s financial position, including its ability to finance the purchase price without relying on the credit markets and other factors that might affect a financial sponsor’s or smaller strategic acquiror’s ability to complete a transaction with Dobson, and AT&T’s reputation and experience in executing and completing acquisitions.

See “The Merger — Recommendation of Dobson’s Board of Directors and Reasons for the Merger” beginning on page 17 for a more complete discussion.

Recommendations of the Special Committee and Our Board of Directors (Pages 16 and 17)

Special Committee.  The Special Committee unanimously determined that the merger upon the terms and subject to the conditions set forth in the merger agreement and the other transactions contemplated by the merger agreement are advisable and are in the best interest of Dobson’s shareholders and recommended that Dobson’s full board of directors approve the merger agreement and declare advisable the merger upon the terms and subject to the conditions set forth in the merger agreement.

Board of Directors.  After evaluating a variety of business, financial and market factors, consulting with our legal and financial advisors and considering the recommendation of the Special Committee, our board of directors unanimously:

•	approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement and resolved to recommend the approval and adoption of the merger agreement by the holders of Dobson common stock; and

•	directed that the merger agreement be submitted to the holders of Dobson common stock for its approval and adoption.

Opinion of Morgan Stanley (Page 20 and Annex D)

In connection with the merger, Dobson’s board of directors received a written opinion from Dobson’s financial advisor, Morgan Stanley & Co. Incorporated, which we refer to as Morgan Stanley, as to the fairness, from a financial point of view, of the $13.00 per share consideration pursuant to the merger agreement to the holders of the common stock of Dobson. The full text of the written opinion of Morgan Stanley, dated June 29, 2007, is included as Annex D to this information statement and is incorporated herein by reference. You should read the opinion carefully in its entirety for a description of the assumptions made, the matters considered and limitations on the review undertaken. Morgan Stanley addressed its opinion to Dobson’s board of directors, and the opinion does not constitute a recommendation to any shareholder as to any action that a shareholder should take relating to the merger. See “The Merger — Opinion of Morgan Stanley” beginning on page 20 and Annex D.

Opinion of Houlihan Lokey (Page 25 and Annex E)

In connection with the merger, the Special Committee received a written opinion from its separate financial advisor, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., which we refer to as Houlihan Lokey, as to the fairness, from a financial point of view, of the $13.00 per share consideration pursuant to the merger agreement to the holders of the common stock of Dobson (other than Everett R. Dobson, Stephen T. Dobson and DCCLP and their respective affiliates, who we refer to collectively as the Dobson Family Shareholders). The full text of the written opinion of Houlihan Lokey, dated June 29, 2007, is included as Annex E to this information statement and is incorporated herein by reference. You should read the opinion carefully in its entirety for a description of the assumptions made, the matters considered and the limitations on the review undertaken. Houlihan Lokey addressed its opinion to the Special Committee, and the opinion does not constitute a recommendation to any shareholder as to any action that a shareholder should take relating to the merger. See “The Merger — Opinion of Houlihan Lokey” beginning on page 25 and Annex E.

The Merger Agreement (Page 46)

The merger agreement is attached to this information statement as Annex A. We encourage you to read the merger agreement because it is the legal document that governs the merger.

What We Need To Do To Complete the Merger (Page 60)

Dobson and AT&T will complete the merger only if the conditions set forth in the merger agreement are satisfied or waived. These conditions include:

•	the expiration or termination of the applicable waiting period under the HSR Act;

•	the receipt of required regulatory approvals, including the approval of the FCC;

•	if necessary, the approval and consent of the Public Service Commission of the State of West Virginia;

•	the receipt of all required regulatory consents, other than those specified in the previous three bullet points, the failure of which to obtain would reasonably be expected to result in a material adverse effect on Dobson or reasonably be expected to subject any officer or director of Dobson to criminal liability;

•	the absence of legal or regulatory prohibitions to the merger;

•	the continued accuracy of Dobson’s and AT&T’s representations and warranties;

•	the performance in all material respects by Dobson and AT&T at or prior to closing of each of their obligations required to be performed under the merger agreement at or prior to the closing; and

•	the absence of any change or changes that would reasonably be expected to result in a material adverse effect on Dobson.

For purposes of the merger agreement, a material adverse effect on Dobson is:

•	an effect that would prevent, materially delay or materially impair the ability of Dobson to consummate the merger; or

•	a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Dobson and its subsidiaries, taken as a whole, excluding any such effect resulting from or arising in connection with:

•	changes or conditions (including political conditions) generally affecting the United States economy or financial markets or the United States mobile wireless voice and data industry;

•	any change in United States generally accepted accounting principles;

•	any change in the market price or trading volume of Dobson common stock (but not the underlying cause of such change);

•	other than any governmental consent, any adopted legislation by any governmental entity having jurisdiction over us or any rule or regulation enacted by the FCC;

•	any act of terrorism or sabotage;

•	any earthquake or other natural disaster; or

•	the announcement or disclosure of the existence or terms of the merger agreement, the merger or the transactions contemplated by the merger agreement.

To the extent that such effects described in the fourth, fifth and sixth items in the preceding list disproportionately affect us or our subsidiaries as compared to other companies in the United States engaged in the industries in which we or our subsidiaries operate, they will not be an exclusion from the definition of a material adverse effect on Dobson.

Termination of the Merger Agreement (Page 62)

Dobson and AT&T can agree to terminate the merger agreement at any time without completing the merger, notwithstanding Dobson shareholder approval of the merger agreement. In addition, either Dobson or AT&T can terminate the agreement on its own if:

•	the merger is not completed by June 30, 2008, with certain exceptions for certain regulatory approvals (this termination right is not available to a party if it has breached in any material respect its obligations under the merger agreement in any manner that has proximately contributed to the failure of the merger);

•	any order prohibiting the completion of the merger has become final and non-appealable; or

•	the other party breaches its representations, warranties, covenants or agreements in the merger agreement and cannot or does not correct the breach within a 90-day cure period.

In addition, Dobson’s board of directors could have terminated the agreement at any time on or prior to August 31, 2007, if Dobson had received a superior proposal (as described in the merger agreement) and Dobson:

•	paid an $85 million termination fee to AT&T;

•	had not materially breach its obligations not to solicit or entertain an alternative acquisition proposal; and

•	complied with the provisions of the merger agreement related to the acceptance of the superior proposal.

No Solicitation of Alternative Acquisition Proposals (Page 51)

The merger agreement provides that Dobson may not:

•	initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal for Dobson; or

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, or otherwise knowingly facilitate, any proposal or offer that constitutes, or could reasonably be expected to, lead to any acquisition proposal for Dobson.

Interests of Directors and Executive Officers in the Merger (Page 35)

Some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Dobson and our shareholders generally, including:

•	the cancellation and cash-out of all outstanding options to acquire Dobson common stock, whether vested or unvested, held by directors and executive officers immediately prior to the effective time of the merger;

•	the right to retention bonus payments payable under a plan established pursuant to the merger agreement;

•	assurance of severance payments and benefits that may be due in the event an executive officer is terminated upon the occurrence of, or following, the merger;

•	the right to continued indemnification and directors’ and officers’ liability insurance for our directors and officers by AT&T and the surviving corporation for events occurring at or prior to the time of the merger; and

•	the reimbursement of reasonable out-of-pocket expenses (including reasonable fees payable to various legal, tax and other advisors) incurred directly in connection with the merger, in a total amount not to exceed $1 million, by DCCLP, a limited partnership controlled by Mr. Everett Dobson, the Chairman of our board of directors and the sole stockholder and one of two directors of the general partner of DCCLP. Mr. Stephen Dobson, a director and our Secretary, is the other director of the general partner of DCCLP.

The members of our board of directors were aware of these interests and considered them in approving and declaring advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement.

Regulatory Matters Related to the Merger (Page 43)

Antitrust Clearance.  The merger is subject to the requirements of the HSR Act. We cannot complete the merger until we furnish required information and materials to the Department of Justice, which we refer to as the DOJ, and the Federal Trade Commission, which we refer to as the FTC, and the applicable waiting period under the HSR Act is terminated or expires. On July 20, 2007, we filed the requisite Pre-Merger Notification and Report Forms under the HSR Act with the DOJ and the FTC. On August 20, 2007, Dobson and AT&T received a Request for Additional Information and Documentary Materials, which we refer to as a second request, from the DOJ in connection with the merger. The second request will extend the waiting period imposed by the HSR Act until 30 days after Dobson and AT&T have substantially complied with the second request, unless that period is voluntarily extended by the parties or terminated sooner by the DOJ.

FCC Approval.  Under the Communications Act of 1934, as amended, which we refer to as the Communications Act, Dobson and AT&T are required to obtain the approval of the FCC prior to the transfer of control of Dobson’s FCC licenses and other authorizations that will result from the merger. On July 13, 2007, Dobson and AT&T filed applications for FCC consent to the transfer of control of licenses and authorizations held directly by Dobson and indirectly through its subsidiaries. Applications for FCC consent are subject to petitions to deny and comments from third parties. In a public notice dated July 26, 2007, the FCC set August 27, 2007 as the deadline for such petitions and comments. Three parties made filings asking the FCC either to deny or place conditions upon its approval of the merger. Oppositions to the petitions to deny and the comments that were filed are due on September 6, 2007. Dobson and AT&T intend to file a Joint Opposition to those petitions and the comments on that due date. Replies to such oppositions or responses are due on September 13, 2007. The FCC has set for itself a goal of completing action on transfer of control applications within 180 days after public notice of the application, which is January 22, 2008 for the applications filed by Dobson and AT&T, although no law or regulation requires the FCC to complete its action within that time period.

State Regulatory Approvals.  The parties have filed notices of the merger in six states. Regulators in West Virginia and Arizona assert that their state laws or rules require prior approval of the transaction. The parties filed applications seeking approval of the transaction in West Virginia and Arizona on July 13, 2007 and August 1, 2007, respectively, while preserving the position that state review of the transaction is preempted under 47 U.S.C.A. 332 (C)(3)(A). The West Virginia Public Service Commission and/or the Arizona Corporation Commission may subject our filings to public comments, objections by third parties or other proceedings. The West Virginia Public Service Commission and the Arizona Corporation Commission typically act on these types of transactions in not more than 90 days and approximately 120 days, respectively, although they are under no specific statutory deadlines for action.

U.S. Federal Income Tax Consequences of the Merger to Our Shareholders (Page 41)

The receipt of the merger consideration for each share of our Class A common stock and Class B common stock pursuant to the merger agreement will be a taxable transaction to our shareholders for U.S. federal income tax purposes. For U.S. federal income tax purposes, each of our shareholders generally will recognize taxable gain or loss as a result of the merger measured by the difference, if any, between the merger consideration and the adjusted tax basis in that share of Class A common stock or Class B common stock, as the case may be, owned by the shareholder. That gain or loss will be a capital gain or loss if the share of Class A common stock or Class B common stock, as the case may be, is held as a capital asset in the hands of the shareholder and will be long-term capital gain or loss if the share of Class A common stock or Class B common stock, as the case may be, has been held for more than one year at the time of the completion of the merger. For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders” beginning on page 41. Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Appraisal Rights for Dissenting Shareholders (Page 43 and Annex F)

Appraisal rights are available to Dobson’s shareholders in connection with the merger. We mailed a notice of appraisal rights to holders of our Class A common stock on or about July 10, 2007. This information statement supersedes such notice with respect to notifying holders of our Class A common stock of their appraisal rights.

Any Class A shareholder desiring to exercise appraisal rights and eligible under Section 1091 of the OGCA to do so must, in addition to satisfying the other conditions set forth in Section 1091 of the OGCA, deliver to us a written notice demanding an appraisal of such shareholder’s Dobson shares no later than September 26, 2007, which is the 20th day after the date of mailing of this information statement. Dobson shareholders should forward any written demands for appraisal in accordance with Section 1091 to Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134, Attention: Secretary. This information statement shall constitute notice to you of the availability of appraisal rights under Section 1091 of the OGCA, a copy of which is attached to this information statement as Annex F.

THE COMPANIES

Dobson Communications Corporation

Dobson Communications Corporation, an Oklahoma corporation, is headquartered in Oklahoma City, Oklahoma. Dobson is one of the largest providers of rural and suburban wireless communications services in the United States. We offer digital voice, data and other feature services to our customers primarily through our Global System for Mobile Communications, or GSM, General Packet Radio Service, or GPRS, and Enhanced Data for GSM Evolution, or EDGE, network. We operate primarily in rural and suburban areas that provide sufficient size and scale to realize operational efficiencies while maintaining a strong local market presence. We believe that owning and operating a mix of rural and suburban wireless systems provides strong growth opportunities because we believe these systems currently have lower penetration rates, higher customer growth rates and less competition for customers than wireless systems located in larger metropolitan areas. In addition, our wireless systems are generally adjacent to major metropolitan statistical areas, or MSAs, that are characterized by a high concentration of expressway corridors and roaming activity.

We were formed as an Oklahoma corporation in 1997. Our operations are conducted by our two wholly owned primary subsidiaries, Dobson Cellular Systems Inc. and American Cellular Corporation.

Our principal executive office is located at 14201 Wireless Way, Oklahoma City, Oklahoma 73134. Our telephone number is (405) 529-8500, and our Internet website address is www.dobson.net. The information on our website is for informational purposes only and is not incorporated into, nor is it intended to be a part of, this information statement.

AT&T Inc.

AT&T Inc., a Delaware corporation, is a holding company. AT&T, formerly known as SBC Communications Inc., or SBC, was formed as one of several regional holding companies created to hold AT&T Corp.’s local telephone companies. At formation, SBC primarily operated in five southwestern states. Subsidiaries of SBC merged with Pacific Telesis Group in 1997, Southern New England Telecommunications Corporation in 1998 and Ameritech Corporation in 1999, thereby expanding SBC’s operations as the incumbent local exchange carrier into a total of 13 states. On November 18, 2005, one of SBC’s subsidiaries merged with AT&T Corp, creating AT&T, one of the world’s largest telecommunications providers. In connection with the merger, the name of the company was changed from “SBC Communications Inc.” to “AT&T Inc.”

AT&T ranks among the largest providers of telecommunications services in the United States and the world. AT&T offers its services and products to consumers in the United States and services and products to businesses and other providers of telecommunications services worldwide. The services and products that AT&T offers vary by market, and include: local exchange services, wireless communications, long-distance services, data/broadband and Internet services, telecommunications equipment, managed networking, wholesale services and directory advertising and publishing.

AT&T’s principal executive office is located at 175 E. Houston, San Antonio, Texas 78205. AT&T’s telephone number is (210) 821-4105, and its Internet website address is www.att.com. The information on AT&T’s website is for informational purposes only and is not incorporated into, nor is it intended to be a part of, this information statement.

Alpine Merger Sub, Inc.

Alpine Merger Sub, Inc., an Oklahoma corporation and a wholly owned subsidiary of AT&T, was organized in connection with the merger and has engaged in no activities other than those incident to its formation and the completion of the merger. Merger Sub’s mailing address is c/o AT&T Inc., 175 E. Houston, San Antonio, Texas 78205.

THE MERGER

Background of the Merger

Dobson’s board of directors and executive management team have reviewed Dobson’s strategy and potential strategic alternatives on a continuing basis. Our strategic considerations have included acquisitions of other companies and strategic assets, internal growth and network expansion, recapitalizations and refinancings, sales of particular assets and the sale of Dobson in its entirety, in whole or in parts. Set forth below is a description of the process that we engaged in prior to entering into the merger agreement with AT&T pursuant to which Dobson has agreed to be acquired by AT&T.

Prior to 2007, representatives of Dobson and representatives of AT&T from time to time had informal conversations regarding the strategic objectives of Dobson and AT&T. Those conversations included general discussions regarding the existing roaming agreement between Dobson and AT&T, potential future roaming arrangements between the two companies and other potential strategic alternatives, including potential strategic partnering opportunities between the two companies.

On November 21, 2006, Everett R. Dobson, the Chairman of Dobson, reported to Dobson’s board of directors at a regularly scheduled board meeting that he had several recent informal conversations with representatives of various parties regarding strategic alternatives involving Dobson. Based on those conversations, the board believed that one or more parties might make inquires of Dobson expressing a desire to explore strategic alternatives involving Dobson. The board discussed how it would respond to any such inquiry, including any proposal it may receive concerning a potential acquisition of Dobson.

At the request of Dobson’s board of directors, a representative of Mayer, Brown, Rowe & Maw LLP, which we refer to as Mayer Brown, outside legal counsel to Dobson, participated in the November 21, 2006 board meeting and reviewed various legal matters inherent in the consideration by the board of strategic alternatives, including a potential sale of Dobson, and the legal standards applicable to a board’s decision-making process in that context. Dobson’s board of directors also discussed, together with legal counsel, the possibility that, depending on the facts and circumstances of the strategic alternatives considered and the identity of any third parties with whom discussions were pursued, it might be appropriate in the future to form a special committee of independent directors to evaluate the strategic alternatives given that DCCLP owned all of the outstanding shares of Dobson’s Class B common stock, which represents more than a majority of the voting power of Dobson’s outstanding common stock. As the sole stockholder and one of two directors of the general partner of DCCLP, Mr. Everett Dobson (the Chairman of Dobson) controls DCCLP. Stephen T. Dobson (a director and the Secretary of Dobson) is the other director of the general partner of DCCLP. In the context of that discussion, Dobson’s board of directors noted that identifying, negotiating and approving a sale of Dobson or other strategic alternative without the participation of Messrs. Everett Dobson and Stephen Dobson, and their support and approval, would not serve the best interests of Dobson’s shareholders because any such transaction requiring shareholder approval could not be completed without the affirmative vote of the Dobson shares owned by DCCLP.

On December 7, 2006, the independent members of Dobson’s board of directors (Justin L. Jaschke, Fred J. Hall, Albert H. Pharis, Robert A. Schriesheim and Mark S. Feighner) convened informally, without Dobson’s other directors or Dobson’s executive management team, to discuss generally their duties and responsibilities in connection with the consideration of Dobson’s strategic alternatives, including a potential sale of Dobson.

Between December 2006 and the end of January 2007, Dobson’s board of directors and executive management team continued to discuss and evaluate Dobson’s strategic alternatives, general conditions and trends in the wireless telecommunications industry and Dobson’s prospects in view of the evolution of Dobson’s business and the risks and uncertainties that Dobson faced as an independent company.

On December 15, 2006, the independent members of Dobson’s board of directors convened again as a separate group to discuss on a preliminary basis Dobson’s strategic alternatives, including a potential sale of Dobson, and the potentially heightened role for the independent directors to play in connection with such a transaction due to potential conflicts of interest that could arise. In connection with this discussion, the independent directors determined that it was appropriate for the independent directors to retain separate outside legal counsel. On the same date, the independent directors retained Locke Liddell & Sapp LLP, which we refer to as Locke Liddell, to act as separate outside legal counsel to the independent directors and, if a special committee were formed in connection with a possible strategic transaction involving Dobson, to act as the special committee’s legal counsel. The independent directors also discussed generally the retention of their own financial advisor and reviewed a draft engagement letter provided by Houlihan Lokey. The independent directors selected Houlihan Lokey primarily because of its experience in the telecommunications industry, its knowledge of Dobson and its experience in representing independent directors and special committees in connection with mergers and acquisitions.

In January 2007, a regional telecommunications company indicated to Dobson that it might be interested in acquiring Dobson’s operations in Alaska. After further deliberation and discussions over the next several months regarding Dobson’s strategic alternatives, Dobson’s board of directors determined that pursuing a sale of Dobson’s operations in Alaska was not in the best interests of Dobson’s shareholders primarily because the board believed that (1) the reduced size and scale of Dobson after such a transaction would significantly and adversely affect Dobson’s ability to compete as an independent company in the wireless telecommunications industry, (2) the combined sale proceeds Dobson realistically could achieve in separate sales of its operations in Alaska and its operations elsewhere in the United States would be less than the value of Dobson in its entirety, and (3) either remaining independent or pursuing a sale of the entirety of Dobson would likely be more favorable to Dobson’s shareholders.

At meetings held on February 6, 2007 and February 13, 2007, Dobson’s board of directors discussed recent news reports and other speculation in the market that indicated a number of telecommunications companies, including several rural and suburban wireless carriers, were considering potential sales or other strategic alternatives. Mr. Everett Dobson also updated the board on conversations regarding potential strategic alternatives that he and other members of Dobson’s executive management team had with a financial sponsor and the regional telecommunications company that had indicated it may be interested in acquiring Dobson’s operations in Alaska. Dobson’s board of directors directed our executive management team to continue to update the board regularly on any significant contact made by potential acquirors and other third parties regarding strategic alternatives and agreed to continue the discussion regarding Dobson’s strategic alternatives at subsequent board meetings.

On March 1, 2007, Dobson’s board of directors held a regularly scheduled board meeting at which it continued its discussion regarding Dobson’s strategic alternatives. The board directed Mr. Everett Dobson and other members of our executive management team to continue discussing a possible strategic transaction with the financial sponsor that had recently approached Dobson.

On March 6, 2007, Dobson entered into a confidentiality agreement with a large financial sponsor that had expressed an interest in discussing a potential strategic transaction with Dobson.

On March 7, 2007, Rick L. Moore, Senior Vice President — Corporate Development of AT&T, contacted Mr. Everett Dobson and indicated that AT&T was interested in having a discussion about a potential acquisition of Dobson by AT&T.

On March 9, 2007, Dobson’s board of directors received a report from Mr. Everett Dobson on his conversation with Mr. Moore and on recent conversations that Mr. Everett Dobson and other members of our executive management team had with various third parties involving strategic alternatives, including the financial sponsor that had signed a confidentiality agreement. The board directed Mr. Everett Dobson and the other members of our executive management team to continue discussions with AT&T, the financial sponsor and other third parties that expressed an interest in exploring strategic alternatives and to continue updating the board regularly. The board also directed Mr. Everett Dobson and the members of our executive management team to contact another large telecommunications company that the board believed might be interested in acquiring Dobson and, with the assistance of Morgan Stanley, to continue to identify other potential acquirors that were best-positioned to make competitive acquisition offers.

On March 12, 2007, the independent members of Dobson’s board of directors met to discuss Dobson’s strategic alternatives, including a potential sale of Dobson. At the request of the independent directors, Mr. Everett Dobson participated in the first part of that meeting to update the independent directors on recent conversations he had with AT&T and other third parties involving strategic alternatives.

On March 14, 2007, Dobson and AT&T entered into a confidentiality agreement.

From March 14, 2007 until shortly before the merger agreement with AT&T was executed, AT&T conducted financial, legal and accounting due diligence, was provided non-public information regarding Dobson’s business, operations and prospects, and had numerous discussions with Dobson’s executive management team and Dobson’s financial and legal advisors regarding Dobson’s business, operations and prospects and the potential synergies and other benefits that might be achieved by AT&T in an acquisition of Dobson. During that same time period, Mr. Everett Dobson and Mr. Moore regularly spoke with each other regarding the status of AT&T’s due diligence and expectations regarding the process and timing for negotiating the definitive terms of a transaction in the event both parties elected to proceed with such negotiations.

On March 15, 2007, Mr. Everett Dobson discussed the possibility of a potential negotiated sale of Dobson with a representative of the other large telecommunications company identified by the board at the March 9, 2007 board meeting. In that conversation, the representative of the large telecommunications company expressed an interest in meeting in person with Mr. Everett Dobson and other members of Dobson’s executive management team to discuss further Dobson’s business and operations and a potential transaction with Dobson.

On March 22, 2007, members of Dobson’s executive management team met in person with representatives of AT&T. At that meeting, AT&T received a high-level presentation regarding Dobson’s business, operations and prospects and Dobson and AT&T discussed potential synergies and other benefits that might be achieved by AT&T in an acquisition of Dobson.

On April 4, 2007, Dobson entered into a confidentiality agreement with the other large telecommunications company that had been previously contacted. On the same day, Mr. Everett Dobson and other members of Dobson’s executive management team met in person with the Chief Executive Officer and other representatives of that company to discuss the possibility of a negotiated sale of Dobson. At that meeting, Dobson’s management made a high-level presentation regarding Dobson’s business, operations and prospects and discussed potential synergies and other benefits that might be achieved in an acquisition of Dobson.

On April 9, 2007, Dobson’s board of directors received a report on recent conversations that Mr. Everett Dobson and other members of our executive management team had with various third parties involving strategic alternatives.

On April 11, 2007, Dobson executed an engagement letter with Morgan Stanley to act as its financial advisor in connection with Dobson’s consideration of possible strategic alternatives.

On April 30, 2007, the large telecommunications company with which representatives of Dobson had met on April 4, 2007 informed Dobson that it had decided not to pursue a transaction with Dobson and did not desire to proceed with discussions or to be provided with any non-public information regarding Dobson’s business or operations.

On May 17, 2007, Mr. Moore indicated to Mr. Everett Dobson that, based on AT&T’s preliminary valuation of Dobson, he believed that a proposal by AT&T to acquire Dobson for cash consideration within a specified range per share of Class A and Class B common stock would be possible. Mr. Moore noted that this valuation range was preliminary and non-binding and that AT&T would not be prepared to submit a definitive proposal until it had completed its due diligence and analysis of a proposed transaction with Dobson. Mr. Everett Dobson indicated to Mr. Moore that, although Dobson continued to be open to discussing a potential sale of Dobson to AT&T, he believed that the specified per share prices indicated by the AT&T representative as possible consideration for the merger would not be adequate. Mr. Everett Dobson also indicated to Mr. Moore that he would discuss AT&T’s preliminary valuation with Dobson’s board of directors.

Later in the day on May 17, 2007, members of Dobson’s executive management team, including Mr. Everett Dobson, updated Dobson’s board of directors on recent conversations with AT&T and with the other large telecommunications company and a financial sponsor that had been contacted.

On May 17, 2007, the independent members of Dobson’s board of directors entered into an engagement letter with Houlihan Lokey to act as their financial advisor and, if a special committee were formed in connection with a possible strategic transaction, to act as the special committee’s financial advisor.

On May 21, 2007, at the request of Dobson’s executive management team, a representative of Mayer Brown contacted a representative of Weil Gotshal & Manges LLP, which we refer to as Weil Gotshal, outside legal counsel to DCCLP, to discuss the possibility that a potential acquiror of Dobson would request that DCCLP enter into certain agreements with the potential acquiror.

On May 24, 2007, at a meeting of the independent members of Dobson’s board of directors, representatives of Locke Liddell summarized for the independent directors their fiduciary duties and obligations in connection with a potential sale of Dobson, including in the context of a transaction in which there is a conflict of interest involving DCCLP or one or more of Dobson’s directors or executive officers. Houlihan Lokey discussed with the independent directors certain financial information regarding Dobson and comparable companies, as well as other transactions in the wireless communications industry. The independent directors discussed AT&T’s preliminary valuation of Dobson and Dobson’s other strategic alternatives.

Later in the day on May 24, 2007, at a meeting of Dobson’s full board of directors, representatives of Morgan Stanley discussed with the board an overview of activities related to strategic alternatives that Dobson had been involved in since the beginning of 2007 and an overview of recent merger and acquisition activity in the wireless telecommunications industry. Morgan Stanley also discussed certain financial information regarding Dobson and comparable companies, recent merger and acquisition transactions in the wireless telecommunications industry, and other preliminary financial analyses. Morgan Stanley identified, with the assistance of Dobson’s executive management team, a list of potential acquirors that were deemed to be best-positioned to make an attractive acquisition offer for Dobson. Mr. Everett Dobson then gave Dobson’s board of directors an update on recent discussions with AT&T and reported on the expected timing and the likelihood of receipt of required regulatory approvals in connection with a transaction with AT&T. Representatives from Mayer Brown and Locke Liddell participated in the meeting and discussed the sale process with Dobson’s board of directors. The board directed Mr. Everett Dobson to inform AT&T that Dobson’s board of directors did not believe the indicative per share price range that was specified by AT&T on May 17, 2007 was adequate.

Mr. Everett Dobson informed Mr. Moore that Dobson’s board of directors did not believe the per share price range previously indicated by AT&T was adequate and indicated that, for a sale transaction to be acceptable to Dobson’s board of directors and shareholders, he believed that AT&T would likely have to offer Dobson shareholders cash consideration of not less than $13.00 per share. Mr. Moore indicated that he believed that subject to completion of due diligence and negotiation of a definitive merger agreement he might be able to recommend to AT&T’s board of directors merger consideration at or slightly above $12.00 per share.

Later on May 24, 2007, Mr. Everett Dobson updated Dobson’s board of directors on his conversation with Mr. Moore. The board then continued its discussion from earlier in the day regarding other telecommunications companies and financial sponsors that might be interested in acquiring Dobson and the values that might be achievable in a sale transaction. Representatives from Mayer Brown reviewed for Dobson’s board of directors the legal standards applicable to the board’s decision-making process in the context of a sale of Dobson. Following these discussions and further deliberation, Dobson’s board of directors approved further discussions with AT&T and directed Dobson’s executive management team and legal and financial advisors to conduct a more formal sale process of Dobson to solicit acquisition proposals from AT&T and other potential acquirors. The board indicated that it did not believe it was advisable to conduct a process that would reasonably be expected to lead to market rumors, and, instead, decided the process should be conducted in a manner intended to mitigate the risks of market rumors and speculation. The board directed Dobson’s executive management team to discuss extensively with Morgan Stanley the list of parties to be contacted in the sale process, including those most likely to make a competitive acquisition offer for Dobson.

During the last week of May 2007 and the month of June 2007, Morgan Stanley contacted AT&T and its financial advisor, four large financial sponsors active in the wireless telecommunications industry (including the financial sponsors that had previously expressed an interest in exploring the feasibility of an acquisition of Dobson) and the other large telecommunications company that had previously been contacted by Dobson. Dobson’s executive management team worked closely with Dobson’s financial and legal advisors throughout the process. Each of the parties contacted signed, or had previously signed, a confidentiality agreement with Dobson and was provided access to non-public information regarding Dobson’s business and prospects.

During the last week of May 2007 and the first week of June 2007, representatives of Dobson and Morgan Stanley met separately with representatives of the financial sponsors that had signed confidentiality agreements to discuss Dobson’s business. During the first few weeks of June 2007, three of the financial sponsors that had signed a confidentiality agreement indicated that they were not interested in further pursuing a transaction with Dobson at that time.

On May 30, 2007, the other large telecommunications company contacted by Dobson and Morgan Stanley reaffirmed that that it had no interest in pursuing a transaction with Dobson at that time or in the foreseeable future.

On or about June 5, 2007, a representative of one of the financial sponsors involved in the process indicated that the financial sponsor’s preliminary analysis suggested a value range for Dobson of between $13.00 and $13.75 per share of common stock. The financial sponsor’s representatives noted that the financial sponsor would need two to three weeks to complete its analysis and review of Dobson and that the $13.00-13.75 per share range was preliminary, non-binding and subject to completion of the financial sponsor’s due diligence and approval by its investment committee.

On June 6, 2007, Mr. Everett Dobson and representatives of Morgan Stanley updated the board on the sale process and recent activities, including the continuing discussions with AT&T and financial sponsors that had signed confidentiality agreements. The board directed Mr. Everett Dobson to continue discussions with AT&T and a financial sponsor with a view toward increasing the proposed per share consideration and submission of a definitive proposal by the end of June 2007.

On June 11, 2007, AT&T provided Dobson with an initial draft of a merger agreement and commenced negotiations of the merger agreement.

On June 11, 2007, Mr. Everett Dobson again contacted the other large telecommunications company that had previously indicated it had no interest in pursuing a transaction with Dobson to inform the large telecommunications company that Dobson remained open to discussing a potential negotiated sale of Dobson. The large telecommunications company reaffirmed that that it had no interest in pursuing a transaction with Dobson at that time or in the foreseeable future.

During the second week of June 2007, members of Dobson’s executive management team met in person on several occasions with representatives of the financial sponsor that had indicated a preliminary valuation range of $13.00-13.75 per share of Dobson common stock. The financial sponsor was informed that a definitive proposal would be due on June 27, 2007 and that Dobson’s expectation was that negotiations regarding a definitive merger agreement would be substantially completed prior to submission of the definitive proposal.

On June 19, 2007, Mr. Everett Dobson and representatives of Morgan Stanley provided Dobson’s board of directors with an update on events since the last board meeting. The board also received reports from representatives of Mayer Brown and Locke Liddell on the state of negotiations with AT&T and a recommended process and procedure to be followed in negotiations with other potential acquirors. Representatives of Locke Liddell noted that the independent members of Dobson’s board of directors had previously met several times to discuss Dobson’s strategic alternatives and recommended that a special committee of independent directors be formed at this time given the interest expressed by financial sponsors (with a potential “rollover” investment by DCCLP) and DCCLP’s indication that it was considering making a formal proposal to the independent directors regarding the reimbursement of certain expenses incurred by DCCLP in connection with a sale of Dobson. After further discussion and deliberation, Dobson’s board of directors formed a Special Committee of Independent Directors, which we refer to as the Special Committee, consisting of all five of Dobson’s independent directors (Messrs. Feighner, Hall, Jaschke, Pharis and Schriesheim) for purposes of (i) considering and, where appropriate, determining issues and matters related to a potential sale of Dobson, (ii) continuing the independent directors’ active involvement in the sale process, including negotiations and discussions with potential acquirors of Dobson, and (iii) making a recommendation to Dobson’s full board of directors as to whether any such potential sale is in the best interests of Dobson and its shareholders and should be approved by the full board.

A meeting of the Special Committee was held shortly after the adjournment of the meeting of Dobson’s full board of directors on June 19, 2007. Mr. Jaschke was appointed as the Chairman of the Special Committee. Locke Liddell participated in the meeting and reviewed for the Special Committee the ongoing responsibilities of the independent directors in connection with the potential sale of Dobson. The Special Committee then discussed and approved negotiating guidelines that were provided to Dobson’s full board of directors and Dobson’s legal and financial advisors later that day. The negotiating guidelines set forth the Special Committee’s expectations as to the continued participation of the independent directors and the Special Committee’s financial and legal advisors in the sale process and described how the Special Committee and its advisors would continue to work together, consider and negotiate potential transactions with Dobson’s full board of directors, executive management team and advisors.

Later in the day on June 19, 2007, Dobson provided an initial draft of a merger agreement contemplating an all-cash acquisition of Dobson to the financial sponsor that continued to express an interest in acquiring Dobson. The draft merger agreement contained terms and conditions that were, in the aggregate, substantially consistent with the most recent draft merger agreement exchanged between AT&T and Dobson.

On June 19, 2007, Mr. Everett Dobson spoke with Mr. Moore and another representative of AT&T to inform them that Dobson’s continued expectation was to be in a position to approve, execute and announce a merger agreement by the end of June 2007, if a transaction were to occur. Mr. Dobson noted that he believed AT&T’s preliminary approximately $12.00 per share valuation of Dobson was not adequate.

On June 21, 2007, representatives of Dobson, Mayer Brown and Locke Liddell met with representatives of AT&T and Sullivan & Cromwell LLP, which we refer to as Sullivan & Cromwell, outside legal counsel to AT&T, to discuss the most recent draft of the merger agreement exchanged between the parties. Significant areas of negotiation included whether and to what extent Dobson’s board of directors and DCCLP would have the right to solicit, facilitate and accept alternative acquisition proposals, the process for dealing with any such proposal, the ability of Dobson’s board of directors to consider, negotiate and accept unsolicited alternative acquisition proposals and the related termination fees payable by Dobson and DCCLP, the inclusion of a so-called “fiduciary out provision” in the merger agreement, the regulatory approval process for the transaction and each party’s commitment to pursue and obtain the required regulatory approvals and the conditions to closing the merger. The parties also discussed the scope of Dobson’s representations, warranties and interim operating covenants in the merger agreement and various benefit and employee-related provisions, including the terms of a retention bonus plan for Dobson employees. During the course of these negotiations, Dobson’s representatives indicated that Dobson’s board of directors would not support a merger agreement that did not include a meaningful fiduciary out provision.

On June 21, 2007, representatives of AT&T and Sullivan & Cromwell also discussed with Weil Gotshal, DCCLP’s outside legal counsel, the proposal by AT&T that DCCLP be required to pay a significant termination fee in the event that DCCLP voted for any alternative acquisition proposal within two years after the execution of a merger agreement between AT&T and Dobson.

From June 21, 2007 until shortly before the time the merger agreement with AT&T was executed on June 29, 2007, Dobson, AT&T, DCCLP and their respective legal and financial advisors and the Special Committee’s legal and financial advisors continued to negotiate the terms and conditions of the merger agreement. Those negotiations included a series of proposals, including a proposal regarding whether Dobson’s board of directors would have the right to consider, negotiate and accept unsolicited alternative acquisition proposals for Dobson and the related termination fees payable by Dobson and DCCLP, the regulatory approval process for the transaction and the nature of each party’s commitment to pursue and obtain the required regulatory approvals for the transaction.

On June 22, 2007, Mr. Everett Dobson discussed with a representative of the financial sponsor that had indicated a preliminary $13.00-13.75 per share valuation range how best to proceed with negotiations and the anticipated timing for completion of the financial sponsor’s due diligence and receipt of the financial sponsor’s investment committee approval. The representative of the financial sponsor asked Mr. Dobson whether DCCLP would be interested in reinvesting some portion of the proceeds it would otherwise receive in a sale of Dobson as a “rollover” equity investment in the post-merger company, and Mr. Everett Dobson indicated that DCCLP was open to considering such a structure; however, he indicated that the terms of any possible “rollover” equity would need to be deferred until it was determined that the private equity sponsor was offering the most attractive valuation for Dobson.

On June 23, 2007, representatives of Mayer Brown, Locke Liddell and outside legal counsel to the financial sponsor with which Mr. Everett Dobson had a discussion the previous day discussed the draft merger agreement that had been provided to the financial sponsor. Later in the day on June 23, 2007, the financial sponsor submitted a markup of the draft merger agreement to Dobson and its representatives.

On June 25, 2007, The Wall Street Journal reported that Dobson was considering strategic alternatives, including a potential sale of the company, and had retained Morgan Stanley to assist it. Dobson’s board of directors informally convened with Dobson’s executive management team later that day to discuss the article and its implications on the sale process that was being conducted. Mr. Everett Dobson also updated Dobson’s board of directors on the status of negotiations with AT&T and the financial sponsor that remained active in the process.

Later in the day on June 25, 2007, a representative of the financial sponsor that had submitted the merger agreement markup to Dobson informed Mr. Everett Dobson that the financial sponsor was concerned with the stability of the credit markets, which might adversely affect the financial sponsor’s ability to finance an acquisition of Dobson at a competitive price, and with its ability to submit a competitive proposal to acquire Dobson on June 27, 2007, the date that had been established by Dobson for receipt of definitive proposals. The representative of the financial sponsor agreed to stay in close communication with Mr. Everett Dobson over the course of the next several days, but ultimately the financial sponsor elected not to submit a definitive proposal to acquire Dobson.

On June 26, 2007, the Special Committee held a meeting at which it received reports from representatives of Locke Liddell and Houlihan Lokey on the sale process that had been conducted to date, the status of negotiations with AT&T, including a detailed discussion of the primary open items in the draft merger agreement, and the fact that the financial sponsor had indicated the previous day that it was concerned with its ability to submit a competitive acquisition proposal on June 27, 2007.

On June 27, 2007, Mr. Moore indicated to Mr. Everett Dobson that AT&T’s definitive proposal to acquire Dobson would likely be for merger consideration of approximately $12.50 per share of Class A and Class B common stock.

Later on June 27, 2007, Dobson’s board of directors held a meeting at which the board received reports from Mr. Everett Dobson and representatives of Morgan Stanley on the status of negotiations with AT&T and the financial sponsor that had withdrawn from the sale process earlier in the week and an overview of the sale process that had been conducted. Morgan Stanley also discussed the economics of the proposed transaction and Dobson’s share price performance over the last 12 months, recent merger and acquisition transactions in the wireless telecommunications industry and various preliminary financial analyses it had performed in connection with the proposed sale of Dobson. Representatives of Mayer Brown then reviewed for Dobson’s board of directors its fiduciary duties concerning a possible sale of Dobson and summarized and reviewed the terms and conditions of the draft merger agreement with AT&T and the status of negotiations with AT&T. The board was also advised by Mr. Everett Dobson and representatives of Wilkinson, Barker & Knauer LLP, outside regulatory counsel to Dobson, regarding the regulatory approval process and related risks. After further discussion and deliberation, Dobson’s board of directors directed Dobson’s executive management team and

Dobson’s financial and legal advisors to continue negotiations with AT&T with a goal of increasing the per share merger consideration and promptly finalizing the other terms and conditions of the merger agreement.

On June 28, 2007, Mr. Everett Dobson and Mr. Moore discussed the process for finalizing the merger agreement. Mr. Dobson indicated that he believed Dobson’s board of directors would approve a transaction if AT&T increased the proposed cash merger consideration to $13.00 per share. Mr. Moore indicated that AT&T’s management would be prepared to recommend to AT&T’s board of directors that AT&T pay $13.00 per share of Class A and Class B common stock, but that $13.00 per share represented AT&T’s best and final offer and remained subject to finalizing the other definitive terms of the merger agreement. Mr. Everett Dobson and Mr. Moore agreed to direct their companies’ respective advisors and representatives to proceed with finalizing the merger agreement as promptly as practicable on that basis and to submit a draft merger agreement to the boards of directors of AT&T and Dobson the next day for their consideration.

On June 29, 2007, Mr. Moore informed Mr. Everett Dobson that AT&T’s board of directors had unanimously by all directors in attendance approved the merger agreement, including the proposed $13.00 per share cash merger consideration, at the AT&T board’s regularly scheduled meeting that day.

Also on June 29, 2007, the Special Committee convened to consider the proposed merger with AT&T. Houlihan Lokey presented and summarized various financial analyses to the Special Committee and, following a discussion with the Special Committee, Houlihan Lokey delivered orally its fairness opinion with respect to the merger consideration to be paid by AT&T pursuant to the merger agreement, which it later confirmed in its written opinion dated June 29, 2007, as described under “The Merger — Opinion of Houlihan Lokey.” After further deliberation and discussion, the Special Committee unanimously declared the merger upon the terms and subject to the conditions set forth in the merger agreement with AT&T and the other transactions contemplated by the merger agreement to be advisable and in the best interests of Dobson’s shareholders. The Special Committee also unanimously recommended that Dobson’s full board of directors approve the merger agreement with AT&T and declare the merger advisable. The Special Committee also approved the reimbursement to DCCLP of certain reasonable out-of-pocket expenses incurred by DCCLP in connection with the merger, including reasonable fees payable to legal, tax and other advisors retained by DCCLP for the period ending on June 29, 2007. These fees and expenses totaled approximately $49,000.

Thereafter, Dobson’s full board of directors convened to consider the proposed merger agreement with AT&T. Mr. Everett Dobson updated the board on discussions with AT&T since the June 27, 2007 board meeting. Morgan Stanley then presented and summarized various financial analyses to Dobson’s board of directors and, following a discussion with the board, Morgan Stanley delivered orally its fairness opinion, which it later confirmed in its written opinion dated June 29, 2007, as described under “The Merger — Opinion of Morgan Stanley,” that, as of such date, based upon and subject to various considerations set forth in the opinion, the merger consideration pursuant to the merger agreement was fair from a financial point of view to holders of shares of our common stock. Houlihan Lokey informed Dobson’s board of directors that, at a meeting of the Special Committee held earlier in the day on June 29, 2007, Houlihan Lokey had delivered orally its fairness opinion with respect to the merger consideration to be paid by AT&T pursuant to the merger agreement, which it later confirmed in its written opinion dated June 29, 2007, as described under “The Merger — Opinion of Houlihan Lokey.” Dobson’s board of directors was also informed that, at the same earlier meeting, the Special Committee had (i) unanimously declared the merger upon the terms and subject to the conditions set forth in the merger agreement with AT&T and the other transactions contemplated by the merger agreement advisable and in the best interests of Dobson’s shareholders and (ii) recommended that Dobson’s full board of directors approve the merger agreement with AT&T and declare the merger advisable. Mayer Brown then updated Dobson’s board of directors on the status of negotiations with AT&T and reviewed the terms and conditions of the merger agreement. Mayer Brown advised the board of the significant changes to the merger agreement since the last detailed report to the board. After further discussion and deliberation, Dobson’s board of directors approved and declared advisable the merger agreement and the transactions that it contemplates, including the merger, and recommended that the holders of shares of Dobson’s common stock approve and adopt the merger agreement and the transactions that it contemplates, including the merger. Thereafter, the merger agreement was executed.

Following the execution of the merger agreement by all parties, DCCLP delivered to Dobson a written shareholder consent in accordance with Oklahoma law and the provisions of Dobson’s bylaws voting for, and consenting to, the adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including the merger. DCCLP also executed and delivered to AT&T at the same time the support agreement described under “The Support Agreement.”

A press release was issued on June 29, 2007 announcing the execution of the merger agreement and the adoption of the merger agreement by DCCLP.

Recommendation of Dobson’s Board of Directors and Reasons for the Merger

Dobson’s board of directors, acting with the advice and assistance of Dobson’s executive management team and Dobson’s outside legal and financial advisors, unanimously (1) approved and declared advisable the merger agreement and the transactions that it contemplates, including the merger, and (2) recommended that the holders of shares of Dobson’s common stock approve and adopt the merger agreement and the transactions that it contemplates, including the merger. Dobson’s board of directors considered the following principal factors, which in the aggregate it deemed favorable, in connection with its deliberations concerning the merger and the merger agreement (the order does not reflect relative significance):

•	the value of the cash consideration to be paid to Dobson shareholders upon completion of the merger, including the fact that it is fixed and will not be adjusted for changes in the market price of Dobson’s Class A common stock prior to completion of the merger;

•	the current and historical market prices for Dobson’s Class A common stock, including the fact that the $13.00 per share merger consideration represented a premium of:

•	approximately 17.0% over the $11.11 closing price for Dobson’s Class A common stock on June 29, 2007, the last full trading day before the announcement of the merger;

•	approximately 28.8% over the $10.09 closing price for Dobson’s Class A common stock on June 22, 2007, the last full trading day before The Wall Street Journal reported that Dobson was considering its strategic alternatives, including a potential sale of Dobson;

•	approximately 29.4% over the $10.05 closing price for Dobson’s Class A common stock on May 24, 2007, the date on which Dobson’s board of directors authorized a more formal sale process in which acquisition proposals were solicited from AT&T and from other potential acquirors believed to be best-positioned and most likely to make an attractive acquisition offer for Dobson; and

•	approximately 53.0% over the average per share closing price for Dobson’s Class A common stock over the 12 months preceding the announcement of the merger;

•	the fact that the $13.00 per share merger consideration was also greater than the following historical market prices for Dobson’s Class A common stock:

•	the lowest closing price ($5.52 per share) and the highest closing price ($11.28 per share) for Dobson’s Class A common stock during the 12 months preceding the announcement of the merger; and

•	the lowest closing price ($2.02 per share) during March 2005, which was approximately two years prior to the time that Dobson began to solicit more formal acquisition proposals from AT&T and from other potential acquirors;

•	conditions and trends in the wireless telecommunications industry and Dobson’s prospects if it were to remain an independent company, including risks and uncertainties related to the following:

•	Dobson’s position as a provider of wireless services primarily to rural and suburban areas, including its relative size in light of the trend toward consolidation in the wireless telecommunications industry;

•	the increasing challenges faced by Dobson as an independent company pursuing organic growth or growth through acquisitions of other companies;

•	the expiration of Dobson’s existing roaming agreement with AT&T in 2009, which accounts for the vast majority of Dobson’s current roaming minutes-of-use and roaming revenue, including the uncertainty as to whether and to what extent AT&T would renegotiate that roaming agreement upon its expiration and the possibility that AT&T could commence a build out of certain areas covered by the existing roaming agreement as early as 2008 under the terms of the roaming agreement;

•	the upcoming FCC auction of 700MHz spectrum, including uncertainties as to the rules that the FCC would establish with respect to that auction and the risk that Dobson would not obtain additional spectrum in Dobson’s service areas to facilitate upgrades of its existing networks; and

•	the continuing evolution of the wireless telecommunications industry, including uncertainties and risks related to (1) governmental regulation of the industry, (2) Dobson’s implementation of 3G technology and other new technology on its network, including the costs of such implementation, and the migration of Dobson’s customers from existing technology to new technology, and (3) the substantial amount of capital necessary to remain competitive in the industry, including Dobson’s ability to finance such capital requirements on favorable terms;

•	the process leading to the announcement of the merger and Dobson’s board of directors’ understanding, as a result of such process, of the level of interest of both potential strategic acquirors and financial sponsors in a transaction with Dobson; our board of directors was aware of the possibility that potential strategic acquirors and financial sponsors who had not expressed interest in a transaction and who had not been contacted in the sale process initiated by the board could be interested in a future merger or acquisition transaction with Dobson, but did not consider that this speculative possibility outweighed the benefits to Dobson’s shareholders of a definitive and immediately available transaction with AT&T at a favorable price;

•	the separate approval of the merger agreement by the Special Committee and the fact that the Special Committee unanimously declared the merger to be advisable and in the best interests of Dobson’s shareholders and unanimously recommended that Dobson’s full board of directors approve the merger agreement;

•	the fact that DCCLP, which owned shares of Class A common stock and Class B common stock representing approximately 56.5% of the total voting power of the outstanding shares of Dobson common stock entitled to vote on the adoption of the merger agreement as of June 29, 2007, indicated that it was prepared to (1) support the merger and (2) deliver a written shareholder consent approving and adopting the merger agreement and that DCCLP’s action by written consent would be sufficient to adopt the merger agreement and to approve the merger;

•	the opinion of Morgan Stanley rendered to Dobson’s board of directors that, as of the date of its opinion and based upon and subject to the matters described in its opinion, the merger consideration pursuant to the merger agreement was fair, from a financial point of view, to the holders of Dobson common stock, and the accompanying presentations and analyses;

•	the separate opinion of Houlihan Lokey rendered to the Special Committee that, as of the date of its opinion and based upon and subject to the matters described in its opinion, the merger consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of Dobson’s Class A common stock other than DCCLP and its affiliates, and the accompanying presentations and analyses;

•	the terms and conditions of the merger agreement, including (1) the right of Dobson’s board of directors prior to August 31, 2007 under certain circumstances described below and in the merger agreement, in connection with the discharge of its fiduciary duties to Dobson’s shareholders, to consider unsolicited acquisition proposals, to change its recommendation with respect to the merger and to terminate the merger agreement in order to accept a superior proposal; (2) AT&T’s obligation to use reasonable best efforts to obtain the regulatory approvals required to complete the merger, subject to the limitations provided in the merger agreement which are described under “The Merger Agreement — Efforts to Complete the Merger”, and (3) the absence of any financing contingency to completion of the merger;

•	the fact that appraisal rights are available to Dobson shareholders who comply with all of the required procedures under Oklahoma law, which allows Dobson shareholders to seek appraisal of the fair value of their shares as determined under Oklahoma law (see “The Merger— Appraisal Rights” and Annex F); and

•	Dobson’s board of directors’ understanding of AT&T’s financial position, including its ability to finance the purchase price without relying on the credit markets and other factors that might affect a financial sponsor’s or smaller strategic acquiror’s ability to complete a transaction with Dobson, and AT&T’s reputation and experience in executing and completing acquisitions.

Dobson’s board of directors also considered the following principal factors, which in the aggregate it deemed potentially negative, in its deliberations concerning the merger and the merger agreement (the order does not reflect relative significance):

•	the fact that, following completion of the merger, Dobson’s shareholders will no longer have an ownership interest in Dobson and thus an opportunity to participate in the financial rewards of Dobson’s future business performance;

•	the contingencies to completion of the merger, including the risk that (1) the required regulatory approvals might not be received in the time frame contemplated by the merger agreement, (2) regulatory authorities might seek to impose terms or conditions in connection with granting such approvals that AT&T would not be required to accept under the terms of the merger agreement and (3) the other conditions to completing the merger might not be satisfied;

•	the impact of the announcement and pendency of the merger, including the impact of the merger on Dobson’s employees and customers and Dobson’s relationships with other third parties and the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to complete the merger, all of which could impair Dobson’s prospects as an independent company if the merger is not completed;

•	the fact that receipt of the merger consideration will be taxable to U.S. shareholders of Dobson for U.S. federal income tax purposes;

•	the limitations imposed in the merger agreement on the solicitation or consideration by Dobson of alternative acquisition or business combination proposals prior to completion of the merger or termination of the merger agreement;

•	the fact that, upon termination of the merger agreement under specified circumstances, Dobson may be required to pay AT&T a termination fee of $85 million, which might discourage other parties that may otherwise have an interest in an acquisition of Dobson or other business combination from making an alternative proposal;

•	the terms of the merger agreement requiring Dobson to conduct its business in accordance with the terms of the merger agreement during the period between execution of the merger agreement and completion of the merger; and

•	the interests that certain of Dobson’s directors and executive officers may have with respect to the merger that may be considered to be different from, or are in addition to, their interests as Dobson’s shareholders, as described in “The Merger — Interests of Dobson’s Directors and Executive Officers in the Merger.”

The factors described above represent the material positive and negative factors that Dobson’s board of directors considered in connection with its deliberations regarding the merger and the merger agreement. Dobson’s board of directors concluded that, on balance, the positive factors relating to the merger and the merger agreement significantly outweighed the potentially negative factors. In view of the wide variety of factors considered by Dobson’s board of directors and the complexity of these matters, Dobson’s board of directors did not find it practicable to quantify or otherwise assign relative weights to the factors it considered. In addition, individual members of Dobson’s board of directors may have assigned different weights to various factors. Each member of Dobson’s board of directors approved the merger agreement and the merger based upon the totality of the information presented to and considered by him.

Opinion of Morgan Stanley

Pursuant to an engagement letter, dated as of April 11, 2007, Dobson’s board of directors retained Morgan Stanley to provide financial advisory services in connection with a possible sale of the company. Dobson’s board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s extensive knowledge of Dobson and the telecommunications industry and because of its experience and reputation in representing both targets and acquirors in connection with mergers and acquisitions. At a meeting of Dobson’s board of directors on June 29, 2007, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of June 29, 2007, based upon and subject to the various considerations set forth in the opinion, the merger consideration pursuant to the merger agreement was fair from a financial point of view to holders of shares of our common stock.

The full text of the written opinion of Morgan Stanley, dated as of June 29, 2007, is attached to this information statement as Annex D. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to Dobson’s board of directors and addresses only the fairness from a financial point of view of the consideration to be received by holders of shares of Dobson common stock pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger. The opinion, and the other views and analysis of Morgan Stanley referenced throughout this information statement do not constitute any recommendation to any holder of Dobson shares as to any action that a shareholder may take in connection with the merger. The summary of the opinion of Morgan Stanley set forth in this information statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain of Dobson’s publicly available financial statements and other business and financial information;

•	reviewed certain of Dobson’s internal financial statements and other financial and operating data prepared by Dobson’s management;

•	reviewed certain Dobson financial projections prepared by Dobson’s management;

•	discussed Dobson’s past and current operations and financial condition and Dobson’s prospects with members of Dobson’s executive management team;

•	reviewed the reported prices and trading activity for shares of Dobson’s Class A common stock;

•	compared Dobson’s financial performance and the prices and trading activity of Dobson’s Class A common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among Dobson’s representatives and potential buyers and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by Dobson for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Dobson’s future financial performance. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of us and our legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley did not make any independent valuation or appraisal of Dobson’s assets or liabilities, nor was it furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, June 29, 2007. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated June 29, 2007. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Morgan Stanley reviewed management estimates of Dobson’s projected financial performance through year 2012, which we refer to in this section as the management case. Morgan Stanley also reviewed management estimates of Dobson’s projected financial performance through 2012 taking into account the potential impact of a less favorable roaming arrangement with AT&T in 2008 and beyond, which we refer to in this section as the sensitivity case. See “The Merger — Financial Projections (Unaudited).”

Securities Research Analysts’ Price Targets

Morgan Stanley reviewed and analyzed future public market trading price targets for shares of Dobson’s Class A common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of shares of Dobson’s Class A common stock. The range of equity analyst price targets for Dobson was $8.00 to $13.00 per share.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices shares of Dobson’s Class A common stock and these estimates are subject to uncertainties, including the future financial performance of Dobson and future financial market conditions.

Comparable Company Analysis

Using publicly available information, Morgan Stanley performed an analysis of selected publicly traded wireless telecommunications companies that share some characteristics with Dobson. Although none of the selected companies is directly comparable to Dobson, the companies included were chosen because they are publicly traded companies with assets and operations that for purposes of this analysis may be considered similar to Dobson. Morgan Stanley analyzed the following companies:

•	Alltel Corporation;

•	Centennial Communications Corp.;

•	iPCS, Inc.;

•	Leap Wireless International, Inc.;

•	Rural Cellular Corporation;

•	Sprint Nextel Corporation;

•	SunCom Wireless Holdings, Inc.; and

•	United States Cellular Corporation.

Morgan Stanley reviewed financial information of such companies, including the ratios of enterprise value to forecasted calendar year 2007 and 2008 earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA. For the comparable companies, such forecasts were based on a compilation of publicly available projections by equity research analysts. Based upon Morgan Stanley’s review of the EBITDA multiples of the comparable companies (excluding those companies that, in Morgan Stanley’s view, were least comparable to Dobson), Morgan Stanley applied a range of multiples to Dobson’s EBITDA forecasts for 2007 and 2008, as provided by management, to arrive at a range of per share values for Dobson’s common stock as follows:

Comparable Company Valuation Analysis — Management Case

	EBITDA Multiple	Implied Share Price

2007E EBITDA	7.5x — 8.5x	$7.49 — $9.98
2008E EBITDA	7.0x — 8.0x	$7.81 — $10.53

Comparable Company Valuation Analysis — Sensitivity Case

	EBITDA Multiple	Implied Share Price

2008E EBITDA	7.0x — 8.0x	$6.56 — $9.09

No company utilized in the comparable company analysis is identical to Dobson. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Dobson’s control, such as the impact of competition on Dobson’s businesses and the industry generally, industry growth and the absence of any adverse material change in Dobson’s financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Sum-of-the-Parts Analysis

Morgan Stanley performed a sum-of-the-parts analysis for Dobson based upon the estimated valuations of Dobson’s in-region business and Dobson’s combined roaming and Eligible Telecommunications Carriers, or ETC, revenue stream as separate and independent business concerns at value levels for each consistent with values achieved for similar assets in comparable precedent acquisition transactions.

The multiple range used for the in-region business was 8.0x to 10.0x 2007 estimated EBITDA for the in-region business and the multiple range used for the combined roaming and ETC revenue stream was 6.0x to 7.0x 2007 estimated EBITDA for the combined roaming and ETC revenue stream, in each case using the management case. This sum-of-the-parts analysis resulted in a valuation range for shares of Dobson’s common stock of $6.14 to $9.81 per share. Morgan Stanley noted that this analysis was illustrative and did not include financial, legal, or other costs relating to a potential separation of the business, including the risk of negotiating and implementing any required network or transition services agreements.

No company or transaction utilized in the sum of the parts analysis is identical to Dobson or the acquisition. In evaluating the comparable companies and precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond Dobson’s control, such as the impact of competition on Dobson’s business or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Dobson or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Precedent Transaction Analysis

Using publicly available information, Morgan Stanley examined the terms of certain transactions involving acquisitions of wireless telecommunications companies since 2004. Morgan Stanley selected the following transactions (Target/Acquiror):

•	AT&T Wireless Services, Inc./Cingular Wireless LLC;

•	Western Wireless Corporation/Alltel Corporation;

•	Alltel Corporation /TPG & Goldman Sachs;

•	U.S. Unwired, Inc./Sprint Corporation;

•	IWO Holdings, Inc./Sprint Nextel Corporation;

•	Gulf Coast Wireless Limited Partnership/Sprint Nextel Corporation;

•	Alamosa Holdings, Inc./Sprint Nextel Corporation;

•	Nextel Partners, Inc./Sprint Nextel Corporation;

•	UbiquiTel Inc./Sprint Nextel Corporation;

•	AirGate PCS, Inc./Alamosa Holdings, Inc.; and

•	Nextel Communications, Inc./Sprint Corporation.

Based upon Morgan Stanley’s review of the EBITDA multiples of the precedent transactions (excluding those transactions that, in Morgan Stanley’s view, were least comparable to the merger) Morgan Stanley applied a range of multiples to Dobson’s EBITDA forecasts, as provided by management, to arrive at a range of implied per share prices for Dobson common stock as follows:

Precedent Transaction Analysis — Management Case

	EBITDA Multiple	Implied Share Price

2007E EBITDA	8.5x — 9.5x	$9.98 — $12.47
2008E EBITDA	8.0x — 9.0x	$10.53 — $13.24

Precedent Transaction Analysis — Sensitivity Case

	EBITDA Multiple	Implied Share Price

2008E EBITDA	8.0x — 9.0x	$9.09 — $11.62

No company or transaction utilized in the analysis of selected precedent transactions is identical to Dobson or the merger. The companies involved in these selected precedent transactions may differ from Dobson with respect to asset type and business mode, and the selected precedent transactions may differ in timing and size. Accordingly, an analysis of the foregoing transactions necessarily involves complex considerations and judgments concerning Dobson’s financial and operating characteristics, and other factors that would affect the acquisition value of companies to which Dobson is being compared.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis for Dobson pursuant to the financial projections provided by Dobson’s management. Morgan Stanley did not include any assumed operational benefits from the transaction as part of this analysis. Morgan Stanley calculated unlevered free cash flows through 2013, and calculated terminal values by applying a range of multiples from 7.0x to 8.0x to the next 12 months EBITDA beyond 2012. This range of multiples was derived from a review of normalized historical trading multiples for certain wireless communications companies. The cash flow streams and terminal values were then discounted back to December 31, 2007 using a range of the weighted average cost of capital for

Dobson of 8.5% to 10.5%. This analysis indicated an implied value of $10.84 to $14.95 per share of Dobson’s common stock using the management case and an implied value of $7.99 to $11.55 per share of Dobson’s common stock using the sensitivity case.

Leveraged Buyout Analysis

Morgan Stanley also analyzed Dobson from the perspective of a potential purchaser that was not a strategic buyer, but rather was primarily a financial buyer that would effect a leveraged buyout of Dobson. This analysis assumed a leveraged buyout of Dobson’s consolidated businesses, based on the same financial forecasts described above.

Based on its experience, Morgan Stanley assumed that a financial sponsor would seek an internal rate of return ranging from 15% to 25% over a five-year time period, and that such a buyer would assume that it would be able to sell its investment in Dobson in 2012 at an enterprise value that represented a multiple of 7.5x 2013 estimated EBITDA. Based on these assumptions, for the management case, Morgan Stanley derived a current valuation range of $9.83 to $12.36 per share assuming an initial leverage multiple on 2007 estimated EBITDA of 7.0x, and $10.41 to $12.59 per share assuming an initial leverage multiple on 2007 estimated EBITDA of 7.5x. Based on such assumptions, for the sensitivity case, Morgan Stanley derived a current valuation range of $8.00 to $9.58 per share assuming an initial leverage multiple on 2007 estimated EBITDA of 7.0x, and $8.58 to $9.81 per share assuming an initial leverage multiple on 2007 estimated EBITDA of 7.5x.

In connection with the review of the merger by Dobson’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Dobson. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Dobson. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the merger consideration pursuant to the merger agreement from a financial point of view to holders of shares of Dobson’s common stock and in connection with the delivery of its opinion to Dobson’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Dobson’s common stock might actually trade.

The merger consideration was determined through arm’s-length negotiations between Dobson and AT&T and was approved by Dobson’s board of directors. Morgan Stanley provided advice to Dobson during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Dobson or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Morgan Stanley’s opinion and its presentation to Dobson’s board of directors was one of many factors taken into consideration by Dobson’s board of directors in deciding to approve and declare advisable the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the opinion of Dobson’s board of directors with respect to the merger consideration or of whether Dobson’s board of directors would have been willing to agree to a different merger consideration.

Use of Morgan Stanley as a Financial Advisor

Dobson’s board of directors retained Morgan Stanley based on Morgan Stanley’s extensive knowledge of Dobson, the telecommunications industry and the wireless sector of the telecommunications industry and because of its experience and reputation in representing both targets and acquirors in connection with mergers and acquisitions. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the equity securities of Dobson for its own accounts or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

Under the terms of its engagement letter, Morgan Stanley provided Dobson financial advisory services and a fairness opinion in connection with the merger, and Dobson agreed to pay Morgan Stanley a fee of $16.5 million, which is contingent upon completion of the merger. Dobson has also agreed to reimburse Morgan Stanley for certain of its expenses incurred in performing its services. In addition, Dobson has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. In the past, Morgan Stanley and its affiliates have provided, and in the future may provide, financial advisory and financing services for Dobson and AT&T and have received, and in the future may receive, fees in connection with such services.

Opinion of Houlihan Lokey

The Special Committee retained Houlihan Lokey as the Special Committee’s financial advisor and to provide a financial fairness opinion to the Special Committee in connection with the merger. On June 29, 2007, Houlihan Lokey rendered its oral opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated as of June 29, 2007) that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger consideration to be received by the holders of the outstanding shares of our Class A common stock in the merger was fair to those holders (other than Everett R. Dobson, Stephen T. Dobson, DCCLP and the Dobson Family Shareholders) from a financial point of view.

Houlihan Lokey’s opinion was directed to the Special Committee and only addressed the fairness from a financial point of view of the merger consideration to be received by the holders of the outstanding shares of our Class A common stock, other than the Dobson Family Shareholders, in the merger and did not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this information statement is qualified in its entirety by reference to the full text of Houlihan Lokey’s written opinion, which is included as Annex E to this information statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. Neither Houlihan Lokey’s written opinion nor the summary of its opinion and the related analyses set forth in this information statement are intended to be, and do not constitute, advice or a recommendation to any shareholder as to how such shareholder should act with respect to the merger.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed Dobson’s annual reports on Form 10-K for the fiscal years ended December 31, 2004 through December 31, 2006, Dobson’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2007 and other filings made by Dobson with the SEC;

•	reviewed the merger agreement in substantially final form;

•	held discussions with certain members of the management of Dobson regarding the operations, financial condition, future prospects and projected operations and performance of Dobson and regarding the proposed merger;

•	spoke with representatives of Morgan Stanley, Dobson’s financial advisor, regarding Dobson and the proposed merger;

•	reviewed and discussed Dobson’s financial forecasts and projections prepared by Dobson’s management for the fiscal years ending December 31, 2007 to 2011, which we refer to as the management forecasts, and Dobson’s sensitivity case financial forecasts and projections prepared by Dobson’s management for the fiscal years ending December 31, 2007 to 2011, which we refer to as the sensitivity case forecasts;

•	reviewed the historical market prices and trading volume for Dobson’s publicly traded securities for the past two years and those of certain publicly traded companies that Houlihan Lokey deemed relevant;

•	reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed relevant and publicly available transaction prices and premiums paid in change of control transactions that Houlihan Lokey deemed relevant; and

•	conducted such other studies, analyses and investigations as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of Dobson advised Houlihan Lokey, and Houlihan Lokey assumed that the management forecasts and the sensitivity case forecasts reviewed by Houlihan Lokey were reasonably prepared in good faith, and Houlihan Lokey expressed no opinion with respect to those forecasts or the assumptions on which they were based. Management of Dobson advised Houlihan Lokey, and for purposes of its opinion, Houlihan Lokey took into account, that the management forecasts were subject to various risks and uncertainties as reflected in the sensitivity case forecasts. In particular, the sensitivity case forecasts assumed an unfavorable renegotiation of Dobson’s roaming agreement with AT&T. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Dobson since the date of the most recent financial statements reviewed by Houlihan Lokey, and that there was no information or any facts that would make incomplete or misleading any of the information reviewed by Houlihan Lokey.

Houlihan Lokey relied upon and assumed, without independent verification, that:

•	the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to in the merger agreement were true and correct;

•	each party to those agreements would fully and timely perform all of the covenants and agreements required to be performed by that party;

•	all conditions to the consummation of the merger would be satisfied without waiver; and

•	the merger would be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to Houlihan Lokey, without any amendments or modifications or any adjustment to the consideration to be received by holders of the outstanding shares of Class A common stock (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise) or any other financial term of the merger.

Houlihan Lokey also relied upon and assumed, without independent verification, that:

•	the merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations; and

•	all governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained.

In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement and other documents would not differ in any material respect from the merger agreement and other documents provided to Houlihan Lokey.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Dobson or any other party. Houlihan Lokey expressed no opinion regarding the liquidation value of any entity. Houlihan Lokey did not undertake an independent analysis of any possible unasserted claims or rights that Dobson may have and therefore did not consider the potential effects of any such claims or rights.

Houlihan Lokey was not requested to, and did not:

•	initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of Dobson, or any alternatives to the merger;

•	negotiate the terms of the merger; or

•	advise the Special Committee, Dobson’s board of directors or any other party with respect to alternatives to the merger.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of its opinion.

Houlihan Lokey’s opinion was furnished for the use and benefit of the Special Committee in connection with its consideration of the merger and was not intended to, and did not, confer any rights or remedies upon any other person, and was not intended to be used, and may not be used, for any other purpose, without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to the Special Committee, Dobson’s board of directors, any security holder or any other person as to how to act with respect to the merger;

Houlihan Lokey was not requested to opine as to, and its opinion did not address:

•	the underlying business decision of the Special Committee, Dobson, Dobson’s security holders or any other party to proceed with or effect the merger;

•	the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the merger or otherwise, except as expressly addressed in Houlihan Lokey’s opinion;

•	the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of Dobson, or any other party other than those set forth in Houlihan Lokey’s opinion;

•	the relative merits of the merger as compared to any alternative business strategies that might exist for Dobson or any other party or the effect of any other transaction in which Dobson or any other party might engage;

•	the tax or legal consequences of the merger to Dobson, its security holders, or any other party;

•	the fairness of any portion or aspect of the merger to any one class or group of Dobson’s or any other party’s security holders vis-à-vis any other class or group of Dobson’s or such other party’s security holders, including the allocation of any consideration amongst or within those classes or groups of security holders;

•	whether or not Dobson, its security holders or any other party would be receiving or paying reasonably equivalent value in the merger; or

•	the solvency, creditworthiness or fair value of Dobson, AT&T or any other participant in the merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

Houlihan Lokey also did not render or issue any opinion, counsel or interpretation in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations have been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the Special Committee’s consent, on the assessment by the Special Committee, Dobson and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to Dobson, AT&T and the merger.

In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses, including the material analyses described below. The summary of Houlihan Lokey’s valuation analyses is not a complete description of the analyses underlying Houlihan Lokey’s fairness opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses are readily susceptible to partial analysis or summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Houlihan Lokey considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the written opinion. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. The implied reference range values indicated by Houlihan Lokey’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Dobson and the control of Houlihan Lokey. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion and analyses were provided to the Special Committee in connection with its consideration of the proposed merger and were among many factors considered by the Special Committee in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of the Special Committee, Dobson’s board of directors or Dobson’s management with respect to the merger.

The following is a summary of the material valuation analyses performed in connection with the preparation of Houlihan Lokey’s written opinion rendered to the Special Committee on June 29, 2007. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics including:

•	Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) plus the value of its minority interests plus the value of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet) as of a specified date.

•	EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.

Market Multiples Analysis

Houlihan Lokey calculated multiples of enterprise value and considered certain financial data for selected telecommunications companies. Enterprise values used in this analysis were calculated using the closing price of the common stock of the selected telecommunications companies listed below as of June 28, 2007, fully diluted shares outstanding based on the treasury method and net debt of the relevant company as reflected in its most recent periodic filing filed with the SEC prior to June 28, 2007. Historical financial results and subscriber data for the selected telecommunications companies and Dobson were derived from the relevant company’s SEC filings and other public sources. Estimates for the selected telecommunications companies were based on publicly available research analyst estimates for those companies. All estimates for Dobson were based on the management forecasts provided by Dobson to Houlihan Lokey.

Houlihan Lokey calculated the following valuation multiples:

•	enterprise value as a multiple of annualized revenue based on revenue for the most recently-ended fiscal quarter for which results were publicly available as of June 29, 2007, which we refer to as LQA;

•	enterprise value as a multiple of estimated 2007 revenue;

•	enterprise value as a multiple of estimated 2008 revenue;

•	enterprise value as a multiple of LQA EBITDA;

•	enterprise value as a multiple of estimated 2007 EBITDA;

•	enterprise value as a multiple of estimated 2008 EBITDA; and

•	enterprise value divided by the number subscribers as of the most recent date for which this information was publicly available as of June 29, 2007.

The companies selected by Houlihan Lokey were:

Sprint Nextel Corporation
Alltel Corporation
Centennial Communications Corp.
Rural Cellular Corporation
SunCom Wireless, Inc.
United States Cellular Corporation
iPCS, Inc.
Leap Wireless International, Inc.
MetroPCS Communications, Inc.

The selected companies analysis indicated the following:

Multiple Description	Low		High		Median		Mean

Enterprise Value as a multiple of:
LQA Revenue	1.9	x	4.4	x	2.6	x	2.8	x
2007E Revenue	2.0	x	4.0	x	2.6	x	2.7	x
2008E Revenue	1.9	x	3.8	x	2.5	x	2.6	x
LQA EBITDA	7.6	x	10.6	x	9.0	x	9.1	x
2007E EBITDA	7.2	x	11.0	x	8.2	x	8.7	x
2008E EBITDA	6.4	x	9.6	x	7.6	x	7.9	x
Enterprise Value per Subscriber	$1,400		$3,241		$1,864		$2,147

Houlihan Lokey applied multiple ranges based on the selected companies analysis to Dobson’s 2007 and 2008 EBITDA projections. Houlihan Lokey determined that the multiple ranges of 8.5x to 9.5x for the projected 2007 EBITDA and 8.0x to 9.0x for the projected 2008 EBITDA were most applicable to Dobson based on its consideration of various factors and judgments about current market conditions and characteristics of such companies, including qualitative judgments involving non-mathematical considerations. This analysis indicated a reference range of implied values per share of Dobson’s Class A common stock of $10.07 to $12.52 based on projected 2007 EBITDA and $10.55 to $13.20 based on projected 2008 EBITDA, as compared to the proposed merger consideration of $13.00 per share of Dobson’s Class A common stock.

None of the selected comparable companies is identical to Dobson. In evaluating companies identified by Houlihan Lokey as comparable to Dobson or otherwise relevant to Houlihan Lokey’s analysis of Dobson, Houlihan Lokey made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond Dobson’s control, such as the impact of competition on Dobson’s business, industry growth and the absence of any material change in Dobson’s financial condition and prospects, the industry, the financial markets in general or the selected companies identified above. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies identified above and other factors that could affect the public trading dynamics of the selected companies, as well as those of Dobson.

Comparable Transaction Analysis

Houlihan Lokey separately calculated multiples of enterprise value to certain financial data based on the purchase prices paid in (1) selected publicly-announced transactions involving target companies Houlihan Lokey deemed relevant and (2) selected Sprint or Nextel affiliates’ publicly-announced transactions involving target companies Houlihan Lokey deemed relevant, which we refer to as the “affiliate transactions.” The enterprise values for the target companies used in this analysis were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions as reflected in publicly available data regarding the relevant transaction. Financial results, subscriber and population data for the target companies were derived from the relevant company’s SEC filings and other public sources as of the most recent date prior to announcement of the relevant transaction for which this information was publicly available.

The calculated multiples included:

•	enterprise value as a multiple of revenue of the target company over the fiscal year after announcement of the relevant transaction, which time period we refer to as NFY (except in the case of Northern PCS Services/Sprint Nextel transaction, as a multiple of revenue for the year ending December 31, 2006 and in the case of IWO Holdings/Sprint Nextel transaction, as a multiple of annualized revenue based on revenue over the last fiscal quarter prior to announcement of the transaction);

•	enterprise value as a multiple of EBITDA of the target company over the NFY (except in the case of Northern PCS Services/Sprint Nextel transaction, as a multiple of EBITDA for the year ending December 31, 2006 and in the case of IWO Holdings/Sprint Nextel transaction, as a multiple of annualized EBITDA based on EBITDA over the last fiscal quarter prior to announcement of the transaction);

•	enterprise value divided by the number of subscribers; and

•	enterprise value divided by the size of the covered population, or covered POPs.

The selected transactions were:

Acquirer	Target	Announcement Date

TPG Capital and GS Capital Partners (Goldman Sachs)	Alltel Corporation	May 21, 2007
Dobson Communications Corporation	Highland Cellular LLC	May 11, 2007
Verizon Wireless Inc.	Missouri RSA No. 7 Limited Partnership (d/b/a Mid-Missouri Cellular)	April 11, 2006
Alltel Corporation	First Cellular of Southern Illinois	February 20, 2006
Verizon Wireless Inc.	Cal-One Cellular L.P.	February 16, 2006
Alltel Corporation	Midwest Wireless Holdings LLC	November 18, 2005
Alltel Corporation	Western Wireless Corporation	January 10, 2005

The selected transactions analysis indicated the following:

Multiple Description	Low		High		Median		Mean

Enterprise Value as a multiple of:
Revenue	2.9	x	4.3	x	3.2	x	3.5	x
EBITDA	8.7	x	10.8	x	9.2	x	9.5	x
Enterprise Value divided by:
Subscribers	$1,863		$2,688		$2,088		$2,181
Covered POPs	$270		$566		$338		$378

The selected affiliate transactions were:

Acquirer	Target	Announcement Date

Sprint Nextel Corporation	Northern PCS Services, LLC	June 13, 2007
Sprint Nextel Corporation	UbiquiTel Inc.	April 20, 2006
Sprint Nextel Corporation	Nextel Partners, Inc.	December 20, 2005
Sprint Nextel Corporation	Alamosa Holdings Inc.	November 21, 2005
Sprint Nextel Corporation	IWO Holdings, Inc.	August 30, 2005
Sprint Nextel Corporation	Gulf Coast Wireless LP	August 30, 2005
Sprint Corporation	US Unwired Inc.	July 11, 2005
iPCS, Inc.	Horizon PCS, Inc.	March 17, 2005

The selected affiliate transactions analysis indicated the following:

Multiple Description	Low		High		Median		Mean

Enterprise Value as a multiple of:
Revenue	1.5	x	5.6	x	2.8	x	2.9	x
EBITDA	8.1	x	17.5	x	12.0	x	11.8	x
Enterprise Value divided by:
Subscribers	$1,508		$5,218		$2,435		$2,627
Covered POPs	$51		$238		$168		$161

Houlihan Lokey applied multiple ranges based on the selected companies analysis to the 2007 EBITDA projection for Dobson reflected in the management forecasts. Houlihan Lokey determined that the multiple range of 9.0x to 10.0x for the projected 2007 EBITDA was most applicable to Dobson based on its consideration of various factors and judgments about current market conditions and characteristics of the selected transactions and the companies party to those transactions, including qualitative judgments involving non-mathematical considerations. This analysis indicated a reference range of implied values per share of Dobson’s Class A common stock of $11.30 to $13.74, as compared to the proposed merger consideration of $13.00 per share of Dobson’s Class A common stock.

Houlihan Lokey’s analysis did not take into account different market and other conditions during the period in which the transactions identified have occurred. None of the transactions analyzed by Houlihan Lokey is identical to the proposed merger. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies party to those transactions as well as the transactions and other factors that could affect the transactions and the proposed merger.

Discounted Cash Flow Analysis

Houlihan Lokey also calculated the net present value of Dobson’s unlevered, after-tax cash flows based on both the management forecast and the sensitivity case forecast provided by Dobson’s management. In performing this analysis, Houlihan Lokey used discount rates ranging from 9% to 11% based on Dobson’s estimated weighted average cost of capital and terminal value based on EBITDA multiples ranging from 5.5x to 9.5x. Based on the management forecast and focused on using a discount rate range of 9.5% to 10.5% and terminal multiples ranging from 6.5x to 8.5x, the discounted cash flow analyses indicated a reference range of implied values per share of Dobson’s Class A common stock of $9.71 to $14.70, as compared to the proposed merger consideration of $13.00 per share of Dobson’s Class A common stock. Based on the sensitivity case forecasts, using the same discount rate and terminal multiple assumptions ranges as above, the discounted cash flow analyses indicated a reference range of implied values per share of Dobson’s Class A common stock of $7.27 to $11.95, compared to the proposed merger consideration of $13.00 per share of Dobson’s Class A common stock.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including discount rates and financial forecasts. The valuation derived from the discounted cash flow analysis is not necessarily indicative of Dobson’s present or future value or results.

Leveraged Buyout Analysis

Houlihan Lokey analyzed Dobson from the perspective of a potential purchaser that was primarily a financial sponsor that would effect a leveraged buyout of Dobson using a debt capital structure consistent with the proposed merger. Houlihan Lokey assumed that a financial sponsor would exit its investment in Dobson at an aggregate value range that represented a multiple of 7.0x to 8.0x of projected EBITDA for Dobson for 2011 reflected in the management forecast. Houlihan Lokey also assumed that financial sponsors would likely target a range of internal rate of return on their equity investment of 17.5% to 22.5%. This analysis resulted in implied per share values of Dobson ranging from $10.05 to $12.29, as compared to the proposed merger consideration of $13.00 per share of Dobson’s Class A common stock.

Premiums Paid Analysis

Houlihan Lokey conducted an analysis of the premium implied by the proposed merger consideration of $13.00 per share of Dobson’s Class A common stock as compared to the recent trading price of our stock. Houlihan Lokey observed a 29% premium to the closing price of $10.09 on June 22, 2007, the last trading day prior to an article published in The Wall Street Journal reporting that Dobson was considering its strategic alternatives, including a sale of the company, and had retained a financial advisor to assist it. Houlihan Lokey also observed a premium to the 30-day and 90-day average trading price through June 22, 2007 of 26% and 37%, respectively.

Use of Houlihan Lokey as a Financial Advisor

We engaged Houlihan Lokey pursuant to a letter agreement dated as of May 17, 2007 to render an opinion to the Special Committee with respect to the fairness from a financial point of view of the merger consideration to be received by the holders of shares of our Class A common stock, other than Dobson Family Shareholders, in the merger. The independent members of Dobson’s board of director’s selected Houlihan Lokey based on Houlihan Lokey’s experience and reputation in representing independent directors and Special Committees in connection with mergers and acquisitions. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructuring, tax matters, ESOP and ERISA matters, corporate planning and for other purposes. Houlihan Lokey has received a $1,500,000 fee for rendering its opinion. Dobson has also agreed to indemnify Houlihan Lokey for certain liabilities and to reimburse Houlihan Lokey for certain expenses arising out of its engagement.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Dobson and AT&T or any other party that may be involved in the merger and their respective affiliates, or any currency or commodity that may be involved in the merger. Houlihan Lokey and its affiliates have in the past provided and in the future may provide investment banking, financial advisory and other financial services to Dobson or AT&T for which Houlihan Lokey and its affiliates have received, and expect to receive, compensation, including, among other things, having acted as financial advisor in connection with Dobson’s recapitalization in 2005.

Financial Projections (Unaudited)

Dobson does not as a general practice publicly disclose forecasts or internal projections as to future operating results. However, in the course of its discussions with AT&T, Dobson prepared and provided to AT&T certain non-public business and financial information, including projections. This information did not take into account the proposed merger between Dobson and Merger Sub, the redemption of our Series F Convertible Preferred Stock as set forth in the merger agreement or the repayment of indebtedness in connection with the merger.

In connection with the negotiation of the merger agreement, our management provided to our board of directors the following projections for our operating results for 2007 through 2012, referred to as the management case, which were also provided to Morgan Stanley and Houlihan Lokey in connection with the preparation of the fairness opinions rendered by Morgan Stanley and Houlihan Lokey. Only the 2007 portion of the management case was provided to AT&T.

Dobson Communications Corporation
Summary Management Case Projected Financial Information

	For the Year Ending December 31,
	2007	2008	2009	2010	2011	2012
	(All amounts in millions)
	(Unaudited)

Revenue	$1,428	$1,531	$1,625	$1,726	$1,809	$1,860
EBITDA	$526	$573	$609	$668	$719	$741
Levered Free Cash Flow(1)	$127	$175	$215	$286	$361	$409

(1)	Levered Free Cash Flow is defined as EBIDTA minus the sum of cash interest, cash taxes, change in working capital, and capital expenditures.

Our management also provided to our board of directors the following projections for our operating results for 2007 through 2012, referred to as the sensitivity case (and as the downside case in the Houlihan Lokey written opinion), which were also provided to Morgan Stanley and Houlihan Lokey in connection with the preparation of the fairness opinions rendered by those firms. The sensitivity case/downside case included alternative and less favorable assumptions regarding Dobson’s roaming arrangements with AT&T in 2008 and beyond.

Dobson Communications Corporation
Summary Sensitivity Case Projected Financial Information

	For the Year Ending December 31,
	2007	2008	2009	2010	2011	2012
	(All amounts in millions)
	(Unaudited)

Revenue	$1,428	$1,471	$1,542	$1,620	$1,682	$1,733
EBITDA	$526	$535	$550	$589	$622	$644
Levered Free Cash Flow	$127	$135	$150	$194	$241	$279

For further information on the financial advisors’ opinions, see “— Opinion of Morgan Stanley” and “— Opinion of Houlihan Lokey” above.

While these projections were prepared in good faith by Dobson’s management, no assurance can be made regarding future events. The estimates and assumptions underlying the projections and financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond our control. In addition, the projections were prepared with a view of Dobson on a stand-alone basis, and without reference to costs incurred in connection with the merger. In addition, the forgoing information does not reflect costs that, in the event the merger is not completed, Dobson likely would incur as a result of the impact of agreeing to the proposed merger on our business and operations. Accordingly, actual results likely will differ, and may differ materially, from those presented in the projections, even if the merger is not completed. Such projections cannot, therefore, be considered a reliable predictor of future operating results, and this information should not be relied on as such.

The projections in this section were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial data, published guidelines of the SEC regarding forward-looking statements or U.S. generally accepted accounting principles. In the view of Dobson’s management, the projections were prepared on a reasonable basis. However, the projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information.

The projections were prepared in June 2007 and have not been updated to reflect any changes since that date. We do not intend to update or otherwise revise the projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.

Required Shareholder Approval of the Merger; Shareholder Action by Written Consent

Under Oklahoma law and our organizational documents, the approval and adoption of the merger agreement by our shareholders may be effected by written consent of the shareholders holding a majority of the voting power of our outstanding shares of capital stock entitled to vote on the merger. Each share of our Class A common stock is entitled to one vote in respect of the approval and adoption of the merger agreement, and each share of our Class B common stock is entitled to ten votes in respect of the approval and adoption of the merger agreement. Our Class A common stock and Class B common stock vote together as a single class on the approval and adoption of the merger agreement.

On June 29, 2007, the date that the merger agreement was signed, DCCLP delivered its written consent adopting the merger agreement and approving the transactions contemplated by the merger agreement, including the merger. Mr. Everett Dobson, the Chairman of our board of directors, controls DCCLP as the sole stockholder and one of two directors of the general partner of DCCLP, and Mr. Stephen Dobson, a director and our Secretary, is the other director of the general partner of DCCLP.

At the time that DCCLP’s written consent was delivered, there were 152,439,789 shares of Class A common stock and 19,418,021 shares of Class B common stock outstanding, and DCCLP owned shares of Class A common stock and Class B common stock representing approximately 56.5% of the total voting power of the outstanding shares of Dobson common stock entitled to vote on the adoption of the merger agreement as of June 29, 2007. Accordingly, DCCLP’s action by written consent was sufficient to adopt the merger agreement and to approve the merger. Because no further action by any other Dobson shareholder is required, Dobson has not and will not be soliciting your approval of the merger agreement and does not intend to call a shareholders meeting for purposes of voting on the transaction.

When actions are taken by written consent of less than all of the shareholders entitled to vote (or consent in writing in lieu of voting) on a matter, as was the case when DCCLP delivered its written consent with respect to the merger, Section 1073 of the OGCA requires an Oklahoma corporation promptly to send notice of the action to its shareholders entitled to vote on the matter who did not vote or consent in writing in lieu of voting. We mailed this required written notice on or about July 10, 2007 to all of the holders of shares of our Class A common stock.

Record Date for Shareholder Vote

The DCCLP written consent approving and adopting the merger agreement was delivered on June 29, 2007, which is the record date fixed by Dobson’s board of directors for shareholders entitled to vote on the adoption of the merger agreement. This date is used for determining the shareholders entitled to receive notice of the shareholder action by written consent and to receive this information statement and for determining the number of shares of Dobson common stock outstanding and therefore necessary to adopt the merger agreement. On June 29, 2007, there were 152,439,789 shares of Class A common stock and 19,418,021 shares of Class B common stock outstanding.

Interests of Directors and Executive Officers in the Merger

Dobson’s shareholders should be aware that some of Dobson’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Dobson shareholders generally. The members of the board of directors are independent of and have no economic interest or expectancy of an economic interest in AT&T, Merger Sub or their affiliates, and will not retain an economic interest in the surviving corporation following the merger except as discussed below. Dobson’s board of directors and the Special Committee were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending that the merger agreement be approved and adopted.

Acceleration of Certain Stock Options

Unvested and outstanding options to acquire Dobson common stock that were granted under Dobson Communications Corporation 1996 Stock Option Plan, Dobson Communications Corporation 2000 Stock Incentive Plan and Dobson Communications Corporation 2002 Stock Incentive Plan will become vested and exercisable immediately prior to the merger. Options subject to such acceleration may be exercised by the option holder prior to the effective date of the merger.

Cancellation and Cash-Out of Stock Options

The merger agreement provides that, upon the effectiveness of the merger, each outstanding option to acquire Dobson common stock granted under our stock plans (including those held by our directors and executive officers), whether vested or unvested, will be cancelled in exchange for the right to receive a cash payment, without interest and less any applicable tax withholdings, equal to (1) the total number of shares of Dobson common stock subject to the option multiplied by (2) the excess, if any, of $13.00 over the exercise price per share under such option. Option holders will receive no additional amounts after such cancellation.

The table below sets forth, as of August 31, 2007, for each of Dobson’s directors and executive officers, (a) the number of shares subject to vested options for Dobson common stock, (b) the value of such vested options, calculated by multiplying (1) the excess (if any) of $13.00 over the per share exercise price of the option by (2) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (c) the number of additional options that may vest in the ordinary course of business or will vest upon effectiveness of the merger, as applicable, depending on the effective date of the merger, (d) the value of such additional options, calculated by multiplying (1) the excess (if any) of $13.00 over the per share exercise price of the option by (2) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (e) the aggregate number of shares subject to vested options and options that may vest in the ordinary course of business or will vest as a result of the merger, as applicable, depending on the effective date of the merger and (f) the aggregate value of all such vested options and options that may vest in the ordinary course of business or will vest as a result of the merger, as applicable, depending on the effective date of the merger, calculated by multiplying (1) the excess of $13.00 over the per share exercise price of the option by (2) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding.

	Vested Options(1)		Unvested Options(1)		Totals(1)
Name of Director or	Number of		Number of		Total Number
Executive Officer	Shares	Value	Shares	Value	of Shares	Total Value

Everett R. Dobson	1,300,000	$13,520,250	375,000	$2,485,250	1,675,000	$16,005,500
Stephen T. Dobson	137,500	1,317,675	62,500	445,875	200,000	1,763,550
Steven P. Dussek	800,000	8,928,000	1,100,000	10,179,000	1,900,000	19,107,000
Mark S. Feighner	87,500	782,625	62,500	445,875	150,000	1,228,500
Fred J. Hall	148,750	889,613	66,250	481,538	215,000	1,371,150
Justin L. Jaschke	87,500	782,625	62,500	445,875	150,000	1,228,500
Albert H. Pharis, Jr.	173,056	1,451,672	62,500	445,875	235,556	1,897,547
Robert A. Schriesheim	87,500	782,625	62,500	445,875	150,000	1,228,500
Timothy J. Duffy	407,576	3,998,426	191,250	1,272,688	598,826	5,271,114
Frank A. Franzese	75,000	419,250	325,000	1,674,750	400,000	2,094,000
Bruce R. Knooihuizen	806,869	8,310,569	252,500	1,676,875	1,059,369	9,987,444
Trent W. LeForce	270,417	2,634,114	181,250	1,230,988	451,667	3,865,102
R. Thomas Morgan	162,500	1,414,588	181,250	1,230,988	343,750	2,645,575
Thomas K. Roberts	50,000	354,500	250,000	1,480,500	300,000	1,835,000

(1)	Reflects the number and value of vested and unvested options assuming the merger was completed on August 31, 2007. However, because it is impossible to determine at this time when, if at all, the merger will be completed, options that are unvested as of August 31, 2007 may become vested in the ordinary course of business in accordance with their terms prior to the completion of the merger or as a result of the merger, as applicable, depending on the effective date of the merger.

Severance Payments for Executive Officers

In the second half of 2006, Dobson began the process of entering into new employment agreements and change in control agreements with substantially uniform terms with certain of our executive officers (other than Steven P. Dussek, as discussed below), and other key employees. One of the purposes of entering into these agreements with such key employees was to encourage their retention during the time in which Dobson was exploring strategic alternatives for the company, as well as during any period after a transaction was announced. In the face of Dobson exploring strategic alternatives, we were concerned about the loss of key management talent to operate our business. Similarly, in connection with the approval of the merger, we amended our 2007 Performance Bonus Plan for officers to provide for proration of bonuses as described below and adopted a retention bonus plan. We believed these measures were necessary to help encourage the retention of key employees, and to attract new employees, during the pendency of the merger, the announcement of which may cause a degree of uncertainty for employees inherent with a transaction of this type. As our employees are critical to our success, we believed these measures were appropriate for the continued success of our business.

Employment Agreements.  The closing of the merger will constitute a change in control under the employment agreements, all dated June 6, 2007, between Dobson and the following executive officers: Timothy J. Duffy, Frank A. Franzese, Bruce R. Knooihuizen, R. Thomas Morgan and Thomas K. Roberts. In the event the merger is completed and, during the period ending one year thereafter, any of the foregoing executive officers terminates his employment for good reason (as such term is defined in such employment agreements), or the executive officer is terminated by Dobson or the surviving corporation of the merger at any time without cause (as such term is defined in such employment agreements), he will be entitled to the following payments and benefits:

•	a single lump sum payment equal to the sum of (1) the executive officer’s pro rata base salary and accrued vacation pay through the date of termination and (2) the executive officer’s annual compensation (which is the sum of the executive officer’s annualized base salary and the bonus paid to the executive officer for the last 12 months before the date of termination) multiplied by a factor of 1.5 for Mr. Knooihuizen, or a factor of 1.0 for Messrs. Duffy, Franzese, Morgan and Roberts, whom we refer to as Tier II Executive Officers;

•	continued coverage (and, if applicable, continued coverage for the executive officer’s spouse and dependents) for a period of 18 months following the date of termination for Mr. Knooihuizen, or for a period of 12 months following the date of termination for the Tier II Executive Officers, under the medical, dental and hospitalization plans in which the executive officer (and, if applicable, his spouse and dependents) participated immediately prior to the date of termination, at the level in effect and on substantially the same terms and conditions that existed immediately prior to the date of termination, or the economic equivalent of such benefits if the executive officer (and, if applicable, his spouse and dependents) cannot continue to participate in such programs; provided, however, that if the executive officer obtains other employment and becomes eligible to participate in medical, dental or hospitalization plans of another employer, the medical, dental and hospitalization benefits described above shall be secondary to those provided under another plan during the applicable period;

•	reimbursement of reasonable business expenses incurred prior to the date of termination;

•	a prorated payment under any annual cash incentive bonus plan then in effect, determined as if any subjective or individual performance criteria applicable to the executive officer have been 100% satisfied, and measuring objective performance criteria by comparing the actual performance of Dobson for the respective fiscal year through the end of the month prior to the date of termination against the budget targets for those objective performance criteria levels for such period; and

•	any other rights, compensation, and benefits as may be due to the executive officer in accordance with the terms and conditions of any other plans or programs of Dobson or the surviving corporation.

Steven P. Dussek.  Under an employment agreement, dated April 1, 2005, between Dobson and Steven P. Dussek, if Mr. Dussek’s employment is terminated by Dobson or the surviving corporation of the merger without cause or he terminates his employment for good reason (as such terms are defined in his employment agreement), Mr. Dussek will be entitled to the following payments and benefits:

•	a single lump sum payment equal to the sum of (1) Mr. Dussek’s base salary and accrued vacation pay through the date of termination and (2) the product of his average annual compensation (which is the average of Mr. Dussek’s annualized compensation, base salary and bonus paid under the agreement for the two-year period of employment immediately preceding the date of termination) multiplied by a factor of 2.0;

•	at its sole option, Dobson or the surviving corporation shall either (1) pay Mr. Dussek an amount equal to 18 multiplied by the lesser of either the monthly cost of applicable COBRA coverage or $1,200 or (2) maintain in full force and effect continued coverage for Mr. Dussek (and, if applicable, his spouse and dependents) for a period of 18 months following the date of termination, the medical, dental and hospitalization programs in which Mr. Dussek (and, if applicable, his spouse and dependents) participated immediately prior to the date of termination, at the level in effect and on substantially the same terms and conditions that existed immediately prior to the date of termination, or the economic equivalent of such benefits if Mr. Dussek (and, if applicable, his spouse and dependents) cannot continue to participate in such programs; provided, however, that if Mr. Dussek obtains other employment and becomes eligible to participate in medical, dental, or hospitalization plans of another employer, the medical, dental and hospitalization benefits described above shall be secondary to those provided under another plan during the applicable period;

•	all of Mr. Dussek’s outstanding agreements under any stock option plans will be amended to fully accelerate his vesting and to extend his exercise period to one year following the date of termination;

•	reimbursement of reasonable business expenses incurred prior to the date of termination; and

•	any other rights, compensation and benefits as may be due to Mr. Dussek in accordance with the terms and conditions of any other plans or programs of Dobson or the surviving corporation.

In addition, a “gross-up” payment will be provided by Dobson or the surviving corporation of the merger in the amount necessary to cover any “golden parachute” excise tax imposed on Mr. Dussek under Section 4999 of the Internal Revenue Code and any federal, state and local income tax and excise tax imposed on Mr. Dussek as a result of the receipt of the gross-up payment (but there shall be no “gross-up” payment by reason of any excise tax imposed on Mr. Dussek by section 409A of the Internal Revenue Code).

Trent W. LeForce.  The closing of the merger will constitute a change in control under a Change in Control Agreement, dated June 6, 2007, between Dobson and Trent W. LeForce. In the event the merger is completed and the surviving corporation of the merger elects not to continue the employment of Mr. LeForce in connection with the merger, or prior to the first anniversary of the effective date of the merger Mr. LeForce is terminated without cause (as such term is defined in his change in control agreement), he will be entitled to the following payments and benefits:

•	a single lump sum severance payment equal to Mr. LeForce’s annual compensation (which shall be Mr. LeForce’s annual base salary as in effect prior to the effective date of the merger, plus amounts paid to him as a cash bonus during the 12-month period immediately prior to the effective date of the merger) multiplied by a factor of 0.5, plus Mr. LeForce’s pro rata base annual salary, accrued vacation pay and other compensation owed to him through his date of termination;

•	a prorated payment under any annual cash incentive bonus plan then in effect, determined as if any subjective or individual performance criteria applicable to Mr. LeForce have been 100% satisfied, and measuring objective performance criteria by comparing the actual performance of Dobson for the respective fiscal year through the end of the month prior to the date of termination against the budget targets for those objective performance criteria levels for such period;

•	continued coverage (and, if applicable, continued coverage for Mr. LeForce’s spouse and dependents) for a period of six months following the date of Mr. LeForce’s termination under the medical, dental and hospitalization plans in which he (and, if applicable, his spouse and dependents) participated immediately prior to the date of termination, at the level in effect and on substantially the same terms and conditions that existed immediately prior to the date of termination, or the economic equivalent of such benefits if Mr. LeForce (and, if applicable, his spouse and dependents) cannot continue to participate in such programs; provided, however, that, if Mr. LeForce obtains other employment and becomes eligible to participate in medical, dental or hospitalization plans of another employer, the medical, dental and hospitalization benefits described above shall be secondary to those provided under another plan during the applicable period;

•	reimbursement of reasonable business expenses incurred prior to the date of termination; and

•	any other rights, compensation and benefits as may be due to Mr. LeForce in accordance with the terms and conditions of any other plans or programs Dobson or the surviving corporation.

AT&T has informed Dobson that employment decisions regarding the surviving corporation post-merger have not yet been finalized. It is possible that some or all of Dobson’s executive officers will be terminated in connection with the merger on terms that would entitle them to benefits under the change in control and employment agreements as described above. If all of the executive officers were terminated as of December 31, 2007 under circumstances that would result in payment of the benefits under the change in control and employment agreements or under our 2007 Performance Bonus Plan, as applicable, Dobson’s executive officers would be entitled to the following payments:

	Cash Payments Under the Change in Control
	and Employment Agreements
				Gross-up
Name of Executive Officers	Severance	Bonus(1)		Payment	Totals

Everett R. Dobson	—	$425,000	(2)	—	$425,000
Steven P. Dussek	$1,868,775	550,000		$1,739,942	4,158,717
Bruce R. Knooihuizen	1,043,475	270,000		—	1,313,475
Frank A. Franzese	465,945	174,000		—	639,945
Timothy J. Duffy	412,025	138,500		—	550,525
Trent W. LeForce	155,050	88,200		—	243,250
R. Thomas Morgan	400,400	136,000		—	536,400
Thomas K. Roberts	370,025	130,900		—	500,925

(1)	Represents bonus payments under the 2007 Performance Bonus Plan discussed below, assuming that 100% of the performance criteria have been satisfied. The actual amount payable under such bonus plan may be less than or greater than such amount. Maximum payments under such bonus plan could be as high as 150% of the bonus amounts specified in the table if applicable bonus targets are 150% satisfied, totaling $2,868,900 in the aggregate, as compared to $1,912,600 in the aggregate if 100% of the performance criteria were satisfied.

(2)	Represents a bonus payment under our 2007 Performance Bonus Plan discussed below assuming that 100% of the performance criteria have been satisfied. This payment is not triggered as a result of an employment agreement or change in control agreement.

Other Payments

2007 Performance Bonus Plan.  On June 29, 2007, Dobson’s board of directors ratified the resolutions adopted by the Compensation Committee of Dobson’s board of directors that, in the event the employment of any participant in the 2007 Performance Bonus Plan is terminated on or prior to December 31, 2007 and such termination is neither by Dobson for cause nor a voluntary termination by the participant, the participant shall receive a pro rata payment under the bonus plan determined as if any subjective or individual performance criteria applicable to the participant have been 100% satisfied, and measuring objective performance criteria by comparing the actual performance of Dobson for 2007 through the end of the month prior to the date of termination against the budget targets for those objective performance criteria levels for the period. To the extent such criteria are deemed to be satisfied in accordance with the foregoing such that a bonus would be payable to the participant, such bonus shall be prorated for the portion of 2007 prior to the employment termination date and shall be due and payable within ten days after termination.

Retention Bonus Plan.  On June 29, 2007, Dobson’s board of directors ratified the resolutions adopted by the Compensation Committee of Dobson’s board of directors approving a Retention Bonus Plan to provide appropriate incentives to employees to maintain their employment at Dobson from the signing of a definitive merger agreement with AT&T through the completion of the transaction and a short time thereafter. The total amount to be distributed under the retention plan is capped at $19,401,000. Dobson’s executive officers have discretion as to the allocation of payments under the Retention Bonus Plan to individual employees, but total payments to any single employee may not exceed 200% of the sum of such employee’s annual salary and bonus. Fifty percent of an employee’s retention bonus will be paid at the completion of the merger, and the remaining 50% of each employee’s retention bonus will be paid 30 days after the completion of the merger.

Employees must be employed by Dobson or the surviving corporation on each payment date to receive payments under the retention plan, except that if the employee is terminated without cause prior to either payment date, he or she will receive the full amount of the anticipated payment. Everett R. Dobson, Steven P. Dussek and Bruce R. Knooihuizen are not eligible for any payments under the retention plan. The only executive officer scheduled to receive a stay bonus under the Retention Bonus Plan is Mr. LeForce, who will receive a $50,000 bonus subject to the terms and conditions of the Retention Bonus Plan.

Dobson Communications Corporation Deferred Compensation Plan.  On June 29, 2007, Dobson’s board of directors ratified the resolutions adopted by the Compensation Committee of Dobson’s board of directors approving a nonqualified deferred compensation plan for certain highly compensated management employees. Participants in this plan may defer up to 100% of bonus payments and base salary. Unless otherwise distributed in accordance with the plan, amounts deferred shall be payable to the participant within 30 days after the effective date of a change in control (as such term is defined in the deferred compensation plan). The only executive officer who has elected to participate in the Dobson Communications Corporation Deferred Compensation Plan is Mr. Knooihuizen, who has deferred all of his 2007 performance bonus for a period of five years.

Reimbursement of DCCLP Expenses.  In connection with the merger, the Special Committee determined that DCCLP was a necessary and essential party to the negotiation of the merger and merger agreement and that it incurred expenses in connection with such negotiations. The Special Committee unanimously approved the reimbursement to DCCLP, a limited partnership controlled by Mr. Everett Dobson, the Chairman of our board of directors and the sole stockholder and one of two directors of the general partner of DCCLP (Mr. Stephen Dobson, a director and our Secretary, is the other director of the general partner of DCCLP) of reasonable out-of-pocket expenses (including reasonable fees payable to various legal, tax and other advisors) incurred by DCCLP directly in connection with the merger in a total amount not to exceed $1 million.

Indemnification and Insurance

The merger agreement provides that from and after the effective time of the merger, AT&T will, and will cause the surviving corporation to, indemnify and hold harmless each present and former director and officer of Dobson or any of its subsidiaries, and each person who served at the request of Dobson as a director, officer, trustee, fiduciary or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise (when acting in such capacity) determined as of the effective time of the merger, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted under applicable law, subject to certain limitations. AT&T and the surviving corporation will also advance expenses as incurred to the fullest extent permitted under applicable law, provided the indemnified person agrees to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

These indemnification rights are in addition to any rights provided to the indemnified party under the organization documents of Dobson or its subsidiaries or the laws of their jurisdictions of formation. AT&T and the surviving corporation are also required to maintain for at least six years after completion of the merger, indemnification, exculpation and advancement of expense provisions in the surviving corporation’s certificate of incorporation and by-laws that are at least as favorable to the indemnified party as those currently in Dobson’s certificate of incorporation and by-laws.

The merger agreement also provides that, for six years after the completion of the merger, the surviving corporation will maintain directors’ and officers’ liability insurance for acts or omissions occurring prior to the completion of the merger with coverage in amount and scope at least as favorable as the coverage Dobson maintained as of the date of the merger agreement. The surviving corporation’s obligation to provide this insurance coverage is subject to a cap of 300% of the last annual premium paid by Dobson prior to the date of the merger agreement. AT&T has the right to substitute a prepaid “tail” policy for such coverage, which it may cause Dobson to obtain effective immediately prior to the date of the completion of the merger.

Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders

The following is a summary of certain material U.S. federal income tax consequences of the merger to our shareholders whose shares of our common stock are converted into the right to receive cash upon the merger. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. The discussion applies only to U.S. holders (as defined below) who hold shares of our capital stock as capital assets, unless otherwise indicated below, and does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under certain U.S. federal income tax laws, such as dealers in securities, banks, insurance companies, other financial institutions, mutual funds, real estate investment trusts, tax-exempt organizations, investors in pass-through entities, shareholders who hold our shares as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction, and shareholders who acquired shares of our capital stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan. In addition, this discussion does not address any tax considerations under state, local or foreign tax laws or under any U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. If our capital stock is held by a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Shareholders, particularly partnerships that are holders of our capital stock and partners in partnerships, are urged to consult their own tax advisors regarding the consequences to them of the merger.

For purposes of this summary, a “U.S. holder” is a holder of shares of our capital stock, who is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (as defined under Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust; or (b) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

Tax Consequences of the Merger to U.S. Holders

The receipt of the merger consideration (which consists solely of cash) for shares of our common stock as a result of the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who surrenders shares of our common stock for cash as a result of the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in connection with the merger. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder held such shares for more than one year at the time of the completion of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Tax Consequences of the Merger to Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the disposition of our shares of Class A common stock and Class B common stock, as the case may be, in the merger unless:

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the merger occurs and specific other conditions are met;

•	the gain is effectively connected with the conduct of a trade or business in the United States of the non-U.S. holder, subject to an applicable treaty providing otherwise; or

•	the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of our common stock at any time during the five-year period preceding the merger, and we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of a five-year period preceding the merger or the period that the non-U.S. holder held our common stock (which we do not believe we are).

An individual who is present in the United States for 183 days or more in the taxable year in which our common stock is disposed of in the merger is encouraged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the merger.

Information Reporting and Backup Withholding

Certain of our shareholders may be subject to U.S. information reporting and backup reporting. Backup withholding (currently at a rate of 28%) will apply to all cash payments to which a non-corporate U.S. holder is entitled pursuant to the merger agreement if such U.S. holder fails to provide a taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other shareholders), certify that such number is correct, and otherwise comply with the backup withholding tax rules. Corporations are generally exempt from backup withholding. In order to provide the information and certification necessary to avoid backup withholding tax, each non-corporate U.S. holder should complete and sign the substitute Form W-9, which will be included as part of the letter of transmittal and which the paying agent will provide to you after the merger and return it to the paying agent designated by AT&T in the letter of transmittal, unless an exemption applies and is established in a manner satisfactory to the paying agent. Shareholders who are non-U.S. holders should complete and sign a statement (such as Internal Revenue Service Form W-8BEN) attesting to its exempt status and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax.

Any amounts withheld under the backup withholding tax rules from a payment to a shareholder will be allowed as a refund or credit against the shareholder’s U.S. federal income tax liability, provided that the required procedures are followed. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Shareholders considering the exercise of their appraisal rights should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any consequences of the exercise of such rights arising under the laws of any other taxing jurisdiction.

The U.S. federal income tax consequences set forth above are for general information purposes only and are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger, including the application of state, local and foreign tax laws.

Accounting Treatment

The merger will be accounted for as an acquisition of Dobson by AT&T under the purchase method of accounting according to U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of completion, recorded at their respective fair values and added to those of the reporting public issuer, including an amount for goodwill representing between the purchase price and the fair value of the identifiable net assets.

Regulatory Matters Related to the Merger

Antitrust Clearance.  The merger is subject to the requirements of the HSR Act, which prevents us from completing the merger until we furnish required information and materials to the DOJ and the FTC and the applicable waiting period is terminated or expires. On July 20, 2007, we filed the requisite Pre-Merger Notification and Report Forms under the HSR Act with the DOJ and the FTC. On August 20, 2007, Dobson and AT&T received a second request from the DOJ in connection with the merger. The second request will extend the waiting period imposed by the HSR Act until 30 days after Dobson and AT&T have substantially complied with the second request, unless that period is voluntarily extended by the parties or terminated sooner by the DOJ.

FCC Approval.  Under the Communications Act, Dobson and AT&T are required to obtain the approval of the FCC prior to the transfer of control of Dobson’s FCC licenses and other authorizations that will result from the merger. On July 13, 2007, Dobson and AT&T filed applications for FCC consent to the transfer of control of licenses and authorizations held directly by Dobson and indirectly through its subsidiaries. Applications for FCC consent are subject to petitions to deny and comments from third parties. In a public notice dated July 26, 2007, the FCC set August 27, 2007 as the deadline for such petitions and comments. Three parties, Mid-Tex Cellular Ltd., East Kentucky Network, LLC and T-Mobile USA, Inc., made filings asking the FCC either to deny or place conditions upon its approval of the merger. Oppositions to the petitions to deny and the comments that were filed are due on September 6, 2007. Dobson and AT&T intend to file a Joint Opposition to those petitions and the comments on that due date. Replies to such oppositions or responses are due on September 13, 2007. The FCC has set for itself a goal of completing action on transfer of control applications within 180 days after public notice of the application, which is January 22, 2008 for the applications filed by Dobson and AT&T, although no law or regulation requires the FCC to complete its action within that time period.

State Regulatory Approvals.  The parties have filed notices of the merger in six states. Regulators in West Virginia and Arizona assert that their state laws or rules require prior approval of the transaction. The parties filed applications seeking approval of the transaction in West Virginia and Arizona on July 13, 2007 and August 1, 2007, respectively, while preserving the position that state review of the transaction is preempted under 47 U.S.C.A. 332 (C)(3)(A). The West Virginia Public Service Commission and/or the Arizona Corporation Commission may subject our filings to public comments, objections by third parties or other proceedings. The West Virginia Public Service Commission and the Arizona Corporation Commission typically act on these types of transactions in not more than 90 days and approximately 120 days, respectively, although they are under no specific statutory deadlines for action.

Appraisal Rights

The discussion set forth below is a summary of appraisal rights under Oklahoma law. The text of the relevant provisions of Oklahoma law is attached as Annex F to this information statement. Shareholders intending to exercise appraisal rights should carefully review Annex F. Failure to follow precisely any of the statutory procedures set forth in Annex F may result in a termination or waiver of these rights.

Any Dobson shareholder who desires to exercise appraisal rights and is eligible under Section 1091 of the OGCA to do so must, in addition to satisfying the other conditions set forth in Section 1091 of the OGCA and described below, deliver to us no later than September 26, 2007, which is the 20th day after the date of mailing of this information statement, a written notice demanding an appraisal of such shareholder’s shares.

Under Section 1091 of the OGCA, which we refer to as Section 1091, holders of shares of Dobson common stock who have not voted such shares in favor of the merger or consented to the merger in writing pursuant to Section 1073 of the OGCA and who have otherwise taken all of the actions required by Section 1091 to properly exercise and perfect such appraisal rights with respect to such common shares will be entitled to receive, in lieu of the merger consideration, cash in the amount of the “fair value” of their shares (exclusive of any element of value arising from the accomplishment or expectation of the merger), as determined by the appropriate court in such appraisal proceeding, plus a fair rate of interest, if any, at a rate determined by such court.

Any Dobson shareholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully Annex F to this information statement because failure to comply with the procedures specified in Section 1091 in a proper and timely fashion will result in the loss of appraisal rights. The failure of a shareholder to vote against the approval and adoption of the merger agreement will not in and of itself be a waiver of a holder’s appraisal rights or be sufficient to constitute a demand for appraisal within the meaning of Section 1091. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Dobson common stock, Dobson recommends that Dobson shareholders who consider exercising such rights seek the advice of counsel.

Any holder of record of shares of Dobson common stock wishing to exercise their appraisal rights under Section 1091 must satisfy each of the following conditions:

•	Dobson shareholders wishing to exercise their appraisal rights must not vote in favor of the merger or consent to the merger in writing in accordance with Section 1073 of the OGCA.

•	Dobson shareholders wishing to exercise their appraisal rights must deliver to Dobson a written demand for the appraisal of such shareholder’s shares of Dobson common stock by September 26, 2007, the 20th day after the mailing of this information statement. Demand can only be made by the record owner. Consequently, a beneficial owner who is not a record owner must instruct a record owner to make appropriate demand on the beneficiary shareholder’s behalf. Dobson shareholders should forward written demands for appraisal in accordance with Section 1091 to Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134, Attention: Secretary. Not voting for or consenting to the approval and adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 1091.

•	Dobson shareholders wishing to exercise their appraisal rights must continuously hold their shares of Dobson common stock from the date of making their demand through the effective date of the merger. Accordingly, a shareholder who is the record holder of shares of Dobson common stock on the date the written demand for appraisal is made but who thereafter transfers such shares prior to the effective date of the merger will lose any right to appraisal in respect of such shares.

A demand for appraisal should be executed by or on behalf of the shareholder of record, fully and correctly, as such shareholder’s name appears on such shareholder’s stock certificates, should specify the shareholder’s name and mailing address, the number of shares of Dobson common stock owned and that such shareholder intends thereby to demand appraisal of such shareholder’s stock. However, such demand will be sufficient if it reasonably informs Dobson of the shareholder’s identity and intent to demand the appraisal of the holder’s shares. Any person signing a demand for appraisal on behalf of a partnership or corporation or other entity must indicate that person’s title. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Dobson common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand for appraisal, the agent is agent for such owner or owners. A record holder, such as a broker who holds shares of Dobson common stock as a nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of Dobson common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Dobson common stock held for other beneficial owners. In such a case, the written demand should set forth the number of shares as to which appraisal is sought. Holders of shares of Dobson common stock who hold their shares in brokerage accounts or nominee form, and who wish to exercise appraisal rights are urged to promptly consult their broker or nominee to determine the appropriate procedures for making of a demand for appraisal by such broker or nominee.

Dobson may send a second notice before the effective date of the merger, notifying holders of common stock that are entitled to appraisal rights of the effective date of the merger.

Alternatively, within 10 days after the effective date of the merger, Dobson, as the surviving corporation in the merger, must give written notice that the merger has become effective to each shareholder who has filed a written demand meeting the requirements of Section 1091. Within 120 days after the effective date of the merger, but not thereafter, either Dobson, or any Dobson shareholder who has complied with the requirements of Section 1091, may file a petition in the appropriate district court demanding a determination of the value of the shares of Dobson common stock held by all Dobson shareholders demanding appraisal.

Dobson does not presently intend to file such a petition, and Dobson shareholders seeking to exercise appraisal rights should not assume that Dobson will file such petition or will initiate any negotiations with respect to the fair value of such shares. Accordingly, Dobson shareholders who desire to have their shares appraised should initiate any petition necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 1091. Inasmuch as Dobson does not have an obligation to file such a petition, the failure of a Dobson shareholder to do so within the period specified could nullify such shareholder’s previous written demand for appraisal.

Within 120 days after the effective date of the merger, any Dobson shareholder who has complied with the provisions of Section 1091, to that point in time will be entitled to receive from Dobson, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger and the aggregate number of holders of such shares. Dobson must mail such statement to the requesting shareholder within 10 days of receipt of such request, or within 10 days of the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed, after a hearing on such petition, the district court will determine which shareholders are entitled to appraisal rights and will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the district court is to take into account all relevant factors.

Dobson shareholders considering seeking appraisal with respect to their shares of Dobson common stock should be aware that the fair value of their shares as determined under Section 1091 could be more than, the same as, or less than, the merger consideration they would have received in the merger, and that the fairness opinions of Morgan Stanley and Houlihan Lokey are not an opinion as to fair value under Section 1091. Moreover, we reserve the right to assert in any appraisal proceeding that, for purposes of Section 1091, the “fair value” of the common stock is less than $13.00 per share.

The costs of the action may be determined by the district court and taxed upon the parties as the district court deems equitable. Upon application of a shareholder, the district court may also order that all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

Any shareholder who has duly demanded an appraisal in compliance with Section 1091 will not, after the effective date of the merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective date of the merger) unless the demand is withdrawn, the appraisal rights are not perfected by the filing of a petition or a court of competent jurisdiction determines that the shareholder is not entitled to exercise appraisal rights.

At any time within 60 days after the effective time of the merger, any shareholder who has demanded appraisal rights will have the right to withdraw such demand for appraisal and to accept the terms offered in the merger agreement if such withdrawal is made in writing to Dobson. After this period, the shareholder may withdraw such demand for appraisal only with the written consent of Dobson. No appraisal proceeding in the district court will be dismissed as to any shareholder without the approval of the district court, and such approval may be conditioned upon such terms as the district court deems just. If no petition for appraisal is filed with the district court within 120 days after the effective date of the merger, if such shareholder has withdrawn such demand for appraisal as discussed in this paragraph, or if a court of competent jurisdiction determines that the shareholder is not entitled to exercise appraisal rights, such shareholder’s rights to appraisal shall cease, and the shareholder will be entitled to receive the merger consideration set forth in the merger agreement.

Failure to comply strictly with the procedures set forth in Section 1091 may result in the loss of a Dobson shareholder’s statutory appraisal rights with respect to shares of Dobson common stock. Consequently, any Dobson shareholder wishing to exercise appraisal rights is urged to consult legal counsel regarding the exercise of such rights.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of shares of Class A common stock and Class B common stock into the right to receive the merger consideration in cash, without interest, will occur automatically at the effective time of the merger. Promptly after the effective time of the merger, the paying agent will send a letter of transmittal to each holder of record of a certificate or certificates representing shares of our common stock. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our Class A common stock or Class B common stock, as applicable. Shareholders should not return stock certificates at this time. Shareholders may exchange their shares only after receiving the letter of transmittal.

In the event of a transfer of ownership of shares of our Class A common stock or Class B common stock that is not registered in the records of our transfer agent, the cash consideration for shares of our Class A common stock or Class B common stock may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer; and

•	the person requesting such payment (1) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate, or (2) establishes that the tax has been paid or is not applicable.

The cash paid in exchange for shares of our Class A common stock or Class B common stock, as the case may be, will be issued in full satisfaction of all rights relating to shares of our Class A common stock or Class B common stock, as the case may be.

Market Price of Dobson Common Stock

Our Class A common stock is listed on The NASDAQ Global Select Market under the trading symbol “DCEL.” On June 29, 2007, which was the last full trading day before we announced that we signed the merger agreement with AT&T, our common stock closed at $11.11 per share. On September 5, 2007, which was the last trading day before the date of this information statement, our Class A common stock closed at $12.64 per share.

THE MERGER AGREEMENT

The following is a summary of the merger agreement. This summary may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety into, and is attached as Annex A to, this information statement. We urge you to read the merger agreement carefully and in its entirety.

The Merger

On the terms and subject to the conditions of the merger agreement and in accordance with Oklahoma law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of AT&T, will merge with and into Dobson, and Dobson will be the surviving corporation in the merger.

Closing and Effectiveness of the Merger

The closing of the merger will occur on the first business day after the satisfaction or waiver of all of the closing conditions provided in the merger agreement, except for those conditions that, by their terms, are to be satisfied at the closing (but subject to the satisfaction or waiver of those conditions), or on such other date as Dobson and AT&T may agree in writing. See “The Merger Agreement — Conditions to the Completion of Merger.”

The merger will become effective at the time when the certificate of merger has been filed with the Oklahoma Secretary of State, or such other time as may be agreed upon by the parties to the merger agreement in writing and set forth in the certificate of merger in accordance with the OGCA. The filing of the certificate of merger will occur immediately following the closing of the transaction.

Dobson’s Post-Closing Directors and Officers

The directors of Merger Sub at the effective time of the merger will be the directors of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the surviving corporation.

The officers of Dobson at the effective time of the merger will be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the surviving corporation.

Merger Consideration

Conversion of Common Stock.  At the effective time of the merger, each issued and outstanding share of Dobson’s Class A common stock and Class B common stock (other than (1) shares owned by AT&T or Merger Sub or by Dobson or its subsidiaries, and in each case not held on behalf of third parties, and (2) shares of common stock owned by Dobson shareholders who have not voted such shares in favor of the merger or consented to the merger in writing pursuant to Section 1073 of the OGCA and who have otherwise properly exercised and perfected appraisal rights under the OGCA with respect to such shares (we refer to the shares described in the foregoing clauses (1) and (2) of this paragraph as Excluded Company Shares) will be converted into the right to receive $13.00 in cash, without interest.

Cancellation of Certain Excluded Shares.  At the effective time of the merger, each Excluded Company Share (other than shares of our Class A common stock and Class B common stock owned, if any, by subsidiaries of Dobson or AT&T immediately prior to the merger, which will remain outstanding and unaffected by the merger) will be automatically cancelled without payment of any consideration.

Series F Convertible Preferred Stock.  The merger agreement provides that Dobson will cause all of the outstanding Series F Convertible Preferred Stock to be redeemed for cash prior to the completion of the merger, subject to certain terms and conditions contained in the merger agreement and our certificate of incorporation. If any of our Series F Convertible Preferred Stock is issued and outstanding immediately prior to the merger, it will remain outstanding as one share of Series F Convertible Preferred Stock of the surviving corporation in the merger having the same powers, preferences and relative participating rights, optional or other special rights and qualifications, limitations or restrictions, as such Series F Convertible Preferred Stock has immediately prior to the completion of the merger, subject to the terms of the Series F Convertible Preferred Stock. We expect that there will be no shares of Series F Convertible Preferred Stock outstanding at the effective time of the merger. See “The Merger Agreement — Redemption of Series F Convertible Preferred Stock.”

Payment Procedures.  At the closing of the merger, AT&T will deposit with a paying agent selected by it (and reasonably satisfactory to us) a cash amount approximately equal to the amount necessary for the paying agent to pay the merger consideration payable with respect to shares of Class A common stock and Class B common stock in the merger. Promptly after the effective time of the merger, the paying agent will mail transmittal materials to each holder of record of our common stock as of the effective time of the merger advising such holder of the completion of the merger and explaining the procedure for surrendering certificates representing shares of common stock for the payment of the merger consideration. Upon the surrender of such certificates (or affidavit of loss in lieu of such certificates) to the paying agent in accordance with the terms of the transmittal materials (other than Dissenting Shares as discussed below), the holder of such certificate will be entitled to receive in exchange for such certificate a cash amount (after giving effect to any tax withholdings) equal to (1) the number of shares of common stock represented by such certificate (or affidavit of loss) multiplied by (2) $13.00.

AT&T will also cause the paying agent to (1) issue to each holder of uncertificated common stock (other than Dissenting Shares as discussed below) a check in the amount (after giving effect to any tax withholdings) equal to (a) the number of such uncertificated shares held by such holder multiplied by (b) $13.00, and (2) mail to each such holder materials (reasonably acceptable to AT&T and us) advising such holder of the effectiveness of the merger and the conversion of their shares of common stock into the right to receive the merger consideration.

Dissenting Shares; Shareholders Seeking Appraisal.  Shares of our common stock that are issued and outstanding immediately prior to the effective time of the merger and that are held by a shareholder who has not voted such shares in favor of the merger or consented to the merger in writing pursuant to Section 1073 of the OGCA and who has otherwise taken all of the actions required by Section 1091 of the OGCA to properly exercise and perfect such shareholder’s appraisal rights, which we refer to as Dissenting Shares, will cease to represent any interest in the surviving corporation as of the effective time of the merger. Holders of Dissenting Shares will be entitled only to those rights and remedies set forth in Section 1091 of the OGCA. If, however, a shareholder fails to perfect, waives, withdraws or otherwise loses any such right granted by the OGCA, the Dissenting Shares held by such shareholder shall be converted into and represent only the right to receive the merger consideration, without interest.

We are required to give AT&T prompt notice of any written demands for payment for the Dissenting Shares, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law that are received by us concerning appraisal rights and the opportunity to direct all negotiations and proceedings concerning such demands. We are prohibited from voluntarily making any payment or settlements concerning such demands without the prior written consent of AT&T. Merger Sub (or, after the effective time, the surviving corporation) will be responsible for all payments with respect to the Dissenting Shares.

Adjustment to Prevent Dilution.  If, between the date of the merger agreement and the effective time of the merger, Dobson changes the number of shares of common stock or securities convertible or exchangeable into or exercisable for such shares issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transactions, the merger consideration will be equitably adjusted to eliminate the effects of such event on the merger consideration.

Treatment of the Company’s Stock Options and Restricted Shares

The merger agreement provides that at the effective time of the merger, each outstanding option to acquire Dobson common stock granted under our stock plans, whether vested or unvested, will be cancelled in exchange for the right of the option holder to receive a cash payment, without interest and less any applicable tax withholdings, equal to (1) the total number of shares of Dobson common stock subject to the option multiplied by (2) the excess (if any) of $13.00 over the exercise price per share under such option. Option holders will receive no additional amounts after such cancellation.

The merger agreement also provides that at the effective time of merger, each restricted share of Dobson common stock granted under our stock plans will be cancelled in exchange for the right of the holder to receive a cash payment, without interest and less any applicable tax withholdings, equal to (1) the total number of shares of Dobson common stock subject to such restricted shares multiplied by (2) $13.00. Holders of restricted shares will receive no additional amounts after such cancellation. As of August 20, 2007, there are no outstanding restricted shares, and we do not expect to issue any restricted shares prior to the completion of the merger.

At or prior to the effective time of the merger, Dobson will take any actions necessary to effectuate the provisions of the two preceding paragraphs regarding treatment of options and restricted shares, including causing Dobson to use its commercially reasonable efforts to obtain the acknowledgments of all holders of Dobson options to the foregoing treatment of options and to otherwise ensure that at the effective time of the merger shares of common stock will not be required to be delivered to any person upon settlement of Dobson options and restricted shares.

Redemption of Series F Convertible Preferred Stock

The merger agreement provides that at least 50 days prior to the effective time of the merger, but not prior to August 20, 2007, Dobson will mail a notice of redemption to each holder of shares of the Series F Convertible Preferred Stock in accordance with the terms of the certificate of designation of the Series F Convertible Preferred Stock, which we refer to as a Redemption Notice. The Redemption Notice will specify that all shares of the Series F Convertible Preferred Stock will be redeemed at the applicable price in cash only determined in accordance with Dobson’s certificate of incorporation on the date specified in the Redemption Notice, which date will be the 45th day after the Redemption Notice is mailed, which we refer to as the Redemption Date. Dobson will take all steps necessary under the certificate of incorporation of Dobson and the certificate of designations of the Series F Convertible Preferred Stock to cause all shares of Series F Convertible Preferred Stock to no longer be deemed outstanding from and after the Redemption Date. Dobson will not be required to take any of the foregoing actions if Dobson determines in its reasonable discretion that such actions would constitute a breach or violation of any contract in effect as of the date of the merger agreement to which Dobson or any of its subsidiaries is bound. On August 20, 2007, Dobson mailed a Redemption Notice to redeem for cash all of the outstanding Series F Convertible Preferred Stock on the redemption date of October 4, 2007.

Treatment of Certain Notes; Debt Offers

The merger agreement provides that Dobson will, and will cause its subsidiaries to, use their respective reasonable best efforts to commence with the assistance of AT&T, promptly after receipt of a written request and offer documents and other related documents from AT&T, offers to purchase, and any related consent solicitations with respect to, any indebtedness of Dobson and its subsidiaries, which we refer to as Indebtedness, on the terms and conditions specified by AT&T, which we refer to as Debt Offers. The closing of the Debt Offers will be conditioned on the completion of the merger. Dobson and its subsidiaries will provide cooperation reasonably requested by AT&T relating to the Debt Offers.

If requested by AT&T in writing, in lieu of commencing a Debt Offer for a series of Indebtedness (or in addition to the Debt Offer), Dobson will, to the extent permitted by the indenture and any other instruments governing such series of Indebtedness:

•	issue a notice of optional redemption for all of the outstanding principal amount of Indebtedness of such series pursuant to the indenture and any other instruments governing such series of Indebtedness; or

•	take actions reasonably requested by AT&T that are reasonably necessary for the satisfaction and/or discharge and/or defeasance of such series pursuant to the indenture and any other instruments governing such series of Indebtedness;

and will redeem or satisfy and/or discharge and/or defease, as applicable, such series in accordance with the terms of the indenture and officer’s certificate or supplemental indenture governing such series of Indebtedness at the effective time of the merger. If any action described in either of the two bullet points above can be conditioned on the occurrence of the effective time of the merger, it will be so conditioned. If the actions cannot be so conditioned, prior to the closing AT&T will irrevocably deposit with the trustee under the relevant indenture governing such series of Indebtedness sufficient funds to effect such redemption or satisfaction or discharge. Dobson and its subsidiaries will waive any of the conditions to the Debt Offers (other than that the merger will have been completed and that there will be no law prohibiting completion of the Debt Offers) as may be reasonably requested by AT&T and will not, without the written consent of AT&T, waive any condition to the Debt Offers or make any changes to the Debt Offers other than as agreed between AT&T and Dobson.

In connection with a successfully completed Debt Offer, Dobson and its subsidiaries agree to (and agree to use their reasonable best efforts to cause the applicable trustee to) execute appropriate supplemental indentures to the indentures governing each series of Indebtedness and other related documents. At the effective time of the merger, AT&T will cause the surviving corporation to accept for payment, and thereafter promptly pay for any Indebtedness that has been properly tendered and not properly withdrawn pursuant to the Debt Offers and in accordance with the Debt Offers using funds provided by or at the direction of AT&T.

In connection with the Debt Offers, AT&T may select one or more dealer managers, information agents, depositaries and other agents, in each case as will be reasonably acceptable to Dobson, to provide assistance in connection with the Debt Offers and Dobson and its subsidiaries will enter into customary agreements (including indemnities) with such parties so selected. AT&T will pay the fees and out-of pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offers upon the incurrence of such fees and out-of-pocket expenses, and AT&T further agrees to reimburse Dobson and its subsidiaries for all of their reasonable and documented out-of-pocket costs incurred in connection with the Debt Offers.

Representations and Warranties

Representations and Warranties of Dobson.  The merger agreement contains representations and warranties made by us to AT&T and Merger Sub. Many of these representations and warranties do not extend to matters where the failure of the representation and warranty to be accurate would not have a “company material adverse effect” as described below. These representations and warranties generally relate to the following matters:

•	organization, good standing and qualification;

•	capital structure;

•	corporate authority, approval and fairness matters;

•	government filings and absence of violations;

•	SEC filings, financial statements and disclosure controls and procedures;

•	absence of specified material adverse effect and certain changes;

•	litigation and liabilities;

•	employee benefits;

•	compliance with laws;

•	material contracts;

•	takeover statutes;

•	environmental matters;

•	tax matters;

•	labor matters;

•	intellectual property;

•	affiliate transactions;

•	insurance; and

•	brokers and finders.

For purposes of the merger agreement, a “company material adverse effect” means

•	an effect that would prevent, materially delay or materially impair the ability of Dobson to consummate the merger; or

•	a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Dobson and its subsidiaries, taken as a whole, excluding any such effect resulting from or arising in connection with:

•	changes or conditions (including political conditions) generally affecting the United States economy or financial markets or the United States mobile wireless voice and data industry;

• any change in United States generally accepted accounting principles;

•	any change in the market price or trading volume of Dobson common stock (but not the underlying cause of such change);

•	other than any governmental consent, any adopted legislation by any governmental entity having jurisdiction over us or any rule or regulation enacted by the FCC;

•	any act of terrorism or sabotage;

•	any earthquake or other natural disaster; or

•	the announcement or disclosure of the existence or terms of the merger agreement, the merger or the transactions contemplated by the merger agreement.

To the extent that such effects described in the fourth, fifth and sixth items in the preceding list disproportionately affect us or our subsidiaries as compared to other companies in the United States engaged in the industries in which we or our subsidiaries operate, they will not be an exclusion from the definition of “company material adverse effect.”

Representations and Warranties of AT&T.  The merger agreement also contains representations and warranties made by AT&T and Merger Sub to us. These representations and warranties generally relate to the following matters:

•	organization, good standing and qualification;

•	corporate authority and approval;

•	government filings and absence of violations;

•	the absence of conflicts or violations under AT&T’s and Merger Sub’s organizational documents, contracts, instruments or laws, and required consents and approvals;

•	litigation and liabilities;

•	available funds;

•	capitalization of Merger Sub;

•	brokers and finders; and

•	AT&T’s ownership of our common stock.

No Solicitation of Acquisition Proposals for Dobson

The merger agreement provides that neither Dobson nor any of its subsidiaries nor any of Dobson or its subsidiaries’ executive officers or directors will, and that Dobson will use its reasonable best efforts to instruct and cause its and its subsidiaries’ non-executive officers, employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, or otherwise knowingly facilitate, any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal.

Notwithstanding the foregoing, the merger agreement provides that Dobson may, on or prior to August 31, 2007, in response to an unsolicited bona fide written acquisition proposal that Dobson’s board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, is or is reasonably likely to result in a superior proposal:

•	provide public or non-public information or data in response to a request of the person who has made such an unsolicited bona fide written acquisition proposal, if Dobson (1) shall have entered into with the person so requesting such information a confidentiality agreement containing terms at least as favorable to Dobson as the confidentiality agreement between Dobson and AT&T and (2) promptly discloses (and, if applicable, provides copies of) any such information to AT&T to the extent not previously provided to AT&T; and

•	engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written acquisition proposal;

if and only to the extent that prior to taking any action described in the two bullet points above, Dobson’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under Oklahoma law. After the date of the merger agreement, Dobson did not receive any acquisition proposals on or prior to August 31, 2007.

For purposes of the merger agreement, the term “acquisition proposal” means (1) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving Dobson or any of its subsidiaries (other than certain transactions that are permitted by the covenants contained in the merger agreement), or (2) any proposal or offer to acquire in any manner, directly or indirectly, 25% or more of any class of Dobson’s equity securities or those of any of its subsidiaries or 25% or more of the consolidated total assets (including equity securities of its subsidiaries) of Dobson, in each case other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, the term “superior proposal” means an unsolicited bona fide written acquisition proposal involving all or substantially all of the assets (on a consolidated basis) of Dobson and its subsidiaries or the total voting power of the equity securities of Dobson that Dobson’s board of directors has determined in its good faith judgment, after consultation with its outside legal counsel and financial advisor, is reasonably likely to be consummated in accordance with its terms, and taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, would, if consummated, result in a transaction more favorable to Dobson’s stockholders from a financial point of view than the transactions contemplated by the merger agreement (after taking into account any revisions to the transactions contemplated by the merger agreement proposed by AT&T in accordance with the terms of the merger agreement).

Dobson agrees under the merger agreement that it will immediately cease any existing activities, discussions or negotiations with any persons previously conducted with respect to any acquisition proposal and will promptly inform such persons of its obligations under the merger agreement not to solicit acquisition proposals for Dobson.

In addition, the merger agreement provides that Dobson will promptly (and, in any event, within 24 hours) notify AT&T if any inquiries, proposals or offers which would reasonably be expected to lead to an acquisition proposal are received by Dobson or its representatives or if any inquiry or request for non-public information is made to, or any discussions or negotiations are sought to be initiated or continued with, it or any of its representatives that would reasonably be expected to lead to an acquisition proposal. Pursuant to the merger agreement, the notice will name the person making any such inquiry, proposal or offer and describe the material terms of any such proposal or offer.

The merger agreement provides that, if Dobson receives a superior proposal and Dobson’s board of directors determines in good faith, after consultation with its outside legal counsel, that accepting such superior proposal and terminating the merger agreement is required in order to comply with the directors’ fiduciary duties under Oklahoma law, Dobson’s board of directors may, in response to such a superior proposal, terminate the merger agreement at any time on or prior to August 31, 2007 in accordance with its terms. However, Dobson’s board of directors may not terminate the merger agreement unless (1) Dobson has given AT&T five calendar days’ prior written notice of its intention to terminate the merger agreement to enter into a transaction contemplated by a superior proposal, which such notice shall name the person making such superior proposal and shall include a copy of the most current draft of any written agreements and ancillary documents with the person making such superior proposal, and (2) Dobson will, and will cause its financial advisors and legal counsel to, negotiate with AT&T and its representatives in good faith (to the extent AT&T desires to negotiate) to attempt to make such adjustments in the terms and conditions of the merger agreement so that such proposal no longer constitutes a superior proposal and Dobson’s board of directors will have considered in good faith any proposed changes to this merger agreement proposed in writing by AT&T. After the date of the merger agreement, Dobson did not receive a superior proposal on or prior to August 31, 2007.

In connection with the merger agreement, DCCLP entered into a support agreement with AT&T, obligating DCCLP not to solicit or facilitate acquisition proposals. See “The Support Agreement.”

Potential Sale of Interests

The merger agreement provides that between the date of the merger agreement and the effective time of the merger, to the extent reasonably requested by AT&T, Dobson will (and will cause its subsidiaries to) cooperate with AT&T to dispose immediately prior to, at or after the effective time of the merger partnership interests, held by Dobson and its subsidiaries, in partnerships owning spectrum rights in several rural service areas in Texas and Oklahoma. We refer to these partnership interests as the Potential Sale Interests. To the extent reasonably requested by AT&T, Dobson will use its reasonable best efforts to:

•	permit persons whom AT&T identifies to Dobson as potential purchasers of a Potential Sale Interest to conduct (and cooperate with such persons’) reasonable investigations with respect to such Potential Sale Interest, subject to the terms of a customary confidentiality agreement with such persons;

•	comply with any applicable right-of-first refusal, right-of-first offer, right-of-approval or similar provisions that may be applicable to a proposed transfer of a Potential Sale Interest; and

•	deliver such notices, make such filings and execute such contracts relating to the disposition of Potential Sale Interests as may be reasonably requested by AT&T.

Dobson and its subsidiaries will not be required to execute any such contract under which Dobson and its subsidiaries may be required to dispose of any Potential Sale Interest other than immediately prior to, at or after the effective time of the merger, or to agree to restrictions on their businesses or operations prior to the effective time of the merger. AT&T will be permitted to identify potential purchasers of Potential Sale Interests and negotiate any contracts with respect to dispositions of Potential Sale Interests. Dobson may and, to the extent reasonably requested by AT&T, will participate in such negotiations. AT&T will reimburse Dobson and its subsidiaries for their reasonable out-of-pocket costs in complying with the provisions of this paragraph promptly following incurrence and delivery of reasonable documentation of such costs. Dobson and its subsidiaries will not be required to breach the terms of any contract with respect to such Potential Sale Interest.

Certain Covenants

Conduct of Dobson Pending the Completion of the Merger.  The merger agreement provides that the business of Dobson and its subsidiaries will be conducted in the ordinary and usual course and, to the extent consistent with this standard, Dobson and its subsidiaries will use their reasonable best efforts to preserve their business organization intact and to maintain Dobson’s existing relations and goodwill with customers, suppliers, regulators, agents, resellers, creditors, lessors, employees and business associates. The merger agreement also provides that Dobson covenants and agrees as to itself and its subsidiaries that, until the effective time of the merger (unless AT&T otherwise approves in writing, which approval may not be unreasonably withheld, delayed or conditioned), subject to certain exceptions:

•	Dobson will not:

• amend its certificate of incorporation or by-laws or comparable governing instruments;

• split, combine, subdivide or reclassify its outstanding shares of capital stock;

•	declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than (1) dividends and distributions by a wholly owned subsidiary to its parent company and (2) required cash dividends on the Series F Convertible Preferred Stock; or

•	other than the redemption of Series F Convertible Preferred Stock contemplated by the merger agreement, purchase, redeem or otherwise acquire any of its or its subsidiaries’ shares of capital stock or any securities convertible or exchangeable into or exercisable for any such shares of capital stock;

•	Dobson will not merge or consolidate with any other person, except for any such transactions among wholly owned subsidiaries of Dobson, or adopt a plan of liquidation;

•	Dobson will not:

•	establish, adopt, amend in any material respect or terminate any compensation and benefit plan or amend the terms of any outstanding equity-based awards, except (1) to comply with applicable law, and (2) if the merger is not completed prior to December 31, 2007, subject to prior consultation with AT&T, Dobson will be entitled to establish a 2008 cash bonus plan having terms reasonably comparable in all material respects to the terms of its current bonus plan;

•	grant or provide any severance or termination payments or benefits to any director, officer or employee of Dobson or its subsidiaries, except to comply with applicable law and existing plans;

•	increase the compensation, benefits of, pay any bonus to or make any new equity awards to any director, officer or employee of Dobson or any of its subsidiaries, except for (1) the payment of bonuses in accordance with exiting plans; (2) the payment of cash bonuses established pursuant to any 2008 cash bonus plan established in accordance with the merger agreement; (3) increases in base salary in the ordinary course of business consistent with past practice for non-officers; or (4) increases in base salary related to normal periodic performance reviews;

•	take any action to accelerate the vesting or payment, or fund or in any other way or secure the payment, of compensation or benefits under plans, except as provided in the existing plan or the merger agreement;

•	change any actuarial or other assumptions used to calculate funding obligations with respect to any plans or to change the manner in which contributions to plans are made or the basis on which such contributions are determined, except as may be required by U.S. generally acceptable accounting principles or applicable law; or

•	forgive any loans to directors, officers or employees of Dobson or any of its subsidiaries;

•	Dobson will not incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Dobson or any of its subsidiaries, except for:

•	indebtedness for borrowed money incurred in the ordinary course of business (including for the upcoming auction of 700 MHz spectrum) consistent with the terms of Dobson’s existing indebtedness for borrowed money not to exceed a total of $195 million;

•	indebtedness for borrowed money to fund the redemption of Series F Convertible Preferred Stock contemplated by the merger agreement consistent with the terms of Dobson’s existing indebtedness for borrowed money;

•	indebtedness for borrowed money in replacement of existing indebtedness for borrowed money or permitted to be incurred under this clause consistent with the terms of Dobson’s existing indebtedness for borrowed money;

•	guarantees by Dobson of indebtedness of its wholly owned subsidiaries; and

•	indebtedness for borrowed money used to make the capital expenditures permitted under the next paragraph;

•	Dobson will not make or commit to any capital expenditures, other than in the ordinary course of business and in any event:

•	with respect to the period through December 31, 2007, not in excess of 103% of the aggregate amount contemplated by Dobson’s capital expenditure budget for the year 2007, reduced for all amounts spent or committed prior to the date of the merger agreement, and provided that the timing of all expenditures under such budget shall be substantially consistent with the timing contemplated in such budget; and

•	with respect to the year 2008, not in excess of a total of $165 million and not more than $50 million in any fiscal quarter;

•	Dobson will not transfer, lease, license, sell, mortgage, pledge or place a lien upon its property or assets (including capital stock of any of its subsidiaries), except for:

•	transfers, leases, licenses, sales or other dispositions of inventory and equipment in the ordinary course of business consistent with past practice;

•	leases or licenses of spectrum in the ordinary course of business consistent with past practice;

•	dispositions or sales of their respective properties or assets in the ordinary course of business consistent with past practice with a fair market value not to exceed $15 million individually or $35 million in total; and

•	liens, mortgages and pledges on properties or assets to secure any indebtedness for borrowed money permitted by the fourth item above regarding incurrence of indebtedness;

•	Dobson will not issue, deliver, sell, or place a lien upon shares of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares, except:

•	any shares of Class A common stock issued pursuant to Dobson options and other awards outstanding as of the date of the merger agreement under equity plans;

•	shares of Class A common stock issued upon conversion of (1) Dobson’s 1.50% Senior Convertible Debentures due 2025 or (2) the Series F Convertible Preferred Stock; and

•	liens on the capital stock of its subsidiaries to secure any indebtedness for borrowed money permitted by the fourth item above regarding incurrence of indebtedness;

•	subject to participating in the upcoming auction of 700 MHz spectrum as contemplated by the merger agreement, Dobson will not acquire any business, whether by merger, consolidation, purchase of property or assets or otherwise;

•	Dobson will not make any change with respect to accounting policies or procedures, except as required by changes in U.S. generally accepted accounting principles or law;

•	except as required by law, Dobson will not:

•	make any material tax election or take any material position on any tax return filed on or after the date of the merger agreement or adopt any material accounting method relating to such that is inconsistent with elections made, positions taken or accounting methods used in preparing or filing similar tax returns in prior periods; or

•	settle or resolve any tax controversy;

•	Dobson will not:

•	enter into any line of business in any geographic area other than the current lines of business of Dobson and its subsidiaries and products and services reasonably ancillary thereto, including any current line of business and products and services reasonably ancillary thereto in any geographic area for which Dobson currently holds an FCC license authorizing the conduct of such business, product or service in such geographic area; or

•	except as currently conducted, engage in the conduct of any business in any state which would require the receipt or transfer of a communications license or any other license issued by any governmental entity authorizing operation or provision of any communication services or foreign country that would require the receipt or transfer of, or application for, a company license to the extent such license would be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

•	subject to participating in the upcoming auction of 700 MHz spectrum as contemplated by the merger agreement, Dobson will not file for any company license outside of the ordinary course of business or the receipt of which would reasonably be expected to prevent, impair or delay consummation of the merger;

•	subject to participating in the upcoming auction of 700 MHz spectrum as contemplated by the merger agreement, and other than investments in marketable securities in the ordinary course of business consistent with past practice, Dobson shall not make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

•	subject to participating in the upcoming auction of 700 MHz spectrum as contemplated by the merger agreement, Dobson will not enter into:

•	any non-competition contract or other contract that (1) purports to materially limit either the type of business in which Dobson or its subsidiaries (or, after the effective time of the merger, AT&T or its subsidiaries) may engage or the manner or locations in which any of them may so engage in any business or (2) could require the disposition of any material assets or line of business of Dobson or its subsidiaries (or, after the effective time of the merger, AT&T or its subsidiaries);

•	any contract requiring that Dobson or its subsidiaries to deal exclusively with a person or related group of persons;

•	any other contract with respect to which Dobson would be required to file a Current Report on Form 8-K pursuant to Item 1.01 thereof or that is reasonably likely to provide for payments to Dobson or its subsidiaries, or by Dobson and its subsidiaries, in excess of $1 million in any twelve-month period; or

•	any contract that would or would be reasonably likely to prevent, delay or impair Dobson’s ability to consummate the transactions contemplated by the merger agreement;

•	Dobson will not settle any litigation or other proceedings before or threatened to be brought before a governmental entity for an amount to be paid by Dobson or any of its subsidiaries in excess of $500,000 (exclusive of any amounts paid by or under any insurance policy maintained by Dobson or its subsidiaries) or which would be reasonably likely to have any adverse impact on the operations of Dobson or any of its subsidiaries as a result of a non-monetary settlement;

•	Dobson will not change (other than pursuant to software updates, upgrades and patches) any of the material technology used in its respective businesses;

•	Dobson will not assign, transfer, cancel, fail to renew or fail to extend any FCC license or material state license, except for cancellations or modifications of FCC licenses for microwave facilities in the ordinary course of business consistent with past practice, or cancellations or modifications of FCC licenses for microwave facilities in connection with negotiated relocation agreements in accordance with Sections 27.1111, et seq. and Sections 101.69, et seq. of the FCC rules if such actions would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

•	Dobson will not enter into any collective bargaining agreement; and

•	Dobson will not authorize or enter into any agreement to do any of the foregoing.

Access to Information.  Upon reasonable notice, and except as may be prohibited by applicable law, Dobson will (and will cause its subsidiaries to) afford AT&T’s representatives reasonable access, during normal business hours throughout the period prior to the effective time of the merger, to its properties, books, contracts and records. During such period, Dobson will (and will cause its subsidiaries to) furnish promptly to AT&T and AT&T’s representative, all information concerning its or any of its subsidiaries’ business, properties and personnel as AT&T may reasonably request, subject to certain exceptions.

Stock Exchange De-listing and De-registration.  Dobson will take all actions necessary to permit our common stock to be de-listed from the NASDAQ Stock Market, Inc. and de-registered under the Securities Exchange Act of 1934, as amended, following the effective time of the merger.

Publicity.  Dobson and AT&T will consult with each other prior to making public announcements with respect to the merger agreement and prior to making any filings with any third party and/or any governmental entity with respect to the merger agreement, except as may be required by law or by obligations pursuant to any rules of any national securities exchange, and except any consultation that would not be practicable as a result of requirements of law.

Employee Benefits.  AT&T has agreed that, for at least 12 months after the effective time of the merger, the surviving corporation in the merger will provide current employees of Dobson compensation (including wages, salary, bonus and other compensation opportunities (other than equity compensation) and benefit plans (other than certain deferred compensation plans) that are reasonably comparable, in the aggregate, to Dobson compensation and benefit plans. However, employees of Dobson who are subject to collective bargaining will be provided benefits only in accordance with the applicable collective bargaining agreement. AT&T has agreed that the surviving corporation in the merger will pay to any participant under Dobson’s 2007 executive incentive bonus plan whose employment is terminated without cause as of or after the effective time of the merger a pro rata bonus payment that (1) assumes that all subjective and individual performance criteria of such participant have been 100% satisfied and (2) with respect to any objective company performance criteria applicable to such participant compares the actual performance of Dobson for 2007 through the end of the month prior to the employment termination date against Dobson budget targets for those applicable objective company criteria levels for such periods. Dobson terminated the Dobson Amended and Restated 2002 Employee Stock Purchase Plan effective as of the signing of the merger agreement on June 29, 2007.

To the extent applicable with respect to employee benefit plans and arrangements that are established or maintained by AT&T or its subsidiaries (including Dobson and its subsidiaries) for the benefit of Dobson employees, such employees and their eligible dependents will be given credit for their service with Dobson and its subsidiaries (1) for all purposes of eligibility to participate and vesting (but not benefit accrual under a qualified defined benefit pension plan or a non-qualified defined benefit pension plan), if applicable under the plan, and (2) for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and will be given credit for amounts paid under a corresponding Dobson compensation and benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans and arrangements maintained by AT&T.

Expenses.  Whether or not the merger is completed, all costs and expenses incurred by AT&T or Dobson in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense, except that expenses incurred in connection with the filing, printing and mailing of the information statement will be shared equally by AT&T and Dobson.

Indemnification; Directors’ and Officers’ Insurance.  From and after the effective time of the merger, AT&T will, and will cause the surviving corporation to, indemnify and hold harmless each present and former director and officer of Dobson or any of its subsidiaries, and each person who served at the request of Dobson as a director, officer, trustee, fiduciary or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise (when acting in such capacity) determined as of the effective time of the merger, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted under applicable law, subject to certain limitations. AT&T and the surviving corporation will also advance expenses as incurred to the fullest extent permitted under applicable law, provided the indemnified person agrees to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

These indemnification rights are in addition to any rights provided to the indemnified party under the organization documents of Dobson or its subsidiaries or the laws of their jurisdictions of formation. AT&T and the surviving corporation are also required to maintain for at least six years after completion of the merger, indemnification, exculpation and advancement of expense provisions in the surviving corporation’s certificate of incorporation and by-laws that are at least as favorable to the indemnified party as those currently in Dobson’s certificate of incorporation and by-laws.

The merger agreement also provides that, for six years after the completion of the merger, the surviving corporation will maintain directors’ and officers’ liability insurance for acts or omissions occurring prior to the completion of the merger with coverage in amount and scope at least as favorable as the coverage Dobson maintained as of the date of the merger agreement. The surviving corporation’s obligation to provide this insurance coverage is subject to a cap of 300% of the last annual premium paid by Dobson prior to the date of the merger agreement. AT&T has the right to substitute a prepaid “tail” policy for such coverage, which it may cause Dobson to obtain effective immediately prior to the date of the completion of the merger.

Regulatory Compliance.  Dobson and each of its subsidiaries agrees to use commercially reasonable efforts to:

•	cure no later than the effective time of the merger any violations by any of them under any applicable rules and regulations of the FCC and any applicable rules and regulations of the Federal Aviation Administration, which we refer to as the FAA;

•	substantially comply with the terms of the FCC licenses and the FAA rules;

•	file with the FCC and the FAA all reports and other filings required to be filed under applicable FCC rules and FAA rules; and

•	take all reasonable actions requested in writing by AT&T on or before the closing date of the merger for each of them to be in compliance upon the completion of the closing Sections 271 and 272 of the Communications Act, unless such action would require Dobson or any of its subsidiaries to take any action or agree to any restriction relating to their assets or operations that would take effect prior to the effective time of the merger.

During the period from the date of the merger agreement to the closing, Dobson and its subsidiaries will use their reasonable best efforts to:

•	take all actions reasonably necessary to maintain and preserve its licenses; and

•	refrain from taking any action that would give the FCC or any other governmental entities with jurisdiction over Dobson and its subsidiaries reasonable grounds to institute proceedings for the suspension, revocation or adverse modification of any of its licenses;

except in each case where the failure to take such action, or the taking of such action, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Dobson.

Takeover Statute.  If any takeover statute is or may become applicable to the merger or the other transactions contemplated by the merger agreement, Dobson and its board of directors will grant such approvals and take such actions as are necessary so that such transactions may be completed as promptly as practicable on the terms contemplated by the merger agreement and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.

700 MHz Auction.  In accordance with the merger agreement, on June 29, 2007, Dobson and AT&T entered into a Joint Bidding Agreement that governs their participation in the upcoming 700 MHz spectrum auction if the closing of the merger has not occurred prior to the time that the FCC conducts such auction. Dobson agreed that all bidding in such auction will be conducted through AT&T’s applicant in the auction. For more information see “The Joint Bidding Agreement.”

Section 16(b).  Dobson’s board of directors will, prior to the effective time of the merger, take all such actions as may be necessary or appropriate to cause the transactions contemplated by the merger agreement and any other dispositions of equity securities of Dobson (including derivative securities) in connection with the transactions contemplated by the merger agreement by each individual who is a director or executive officer of Dobson to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Efforts to Complete the Merger

The merger agreement provides that AT&T and Dobson will cooperate with each other and use, and will cause their respective subsidiaries to use, their respective reasonable best efforts to take all actions, and do all things, necessary, proper or advisable on its part under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as reasonably practicable (although AT&T will not be required to obtain any consents, approvals, permits or authorizations prior to the termination date of the merger agreement), including:

•	preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than 30 days after the date of the merger agreement, all applications required to be filed with the FCC and the notification and required form under the HSR Act);

•	subject to the foregoing, obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement; and

•	defending any lawsuits or other judicial proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger, including seeking to avoid the entry of, or to have reversed, terminated or vacated, any stay or other injunctive relief entered by any court or other governmental entity.

Nothing in the merger agreement will require:

•	AT&T, Dobson or any of their respective subsidiaries to take or refrain from taking any action or to agree to any restriction or condition with respect to any of their assets or operations, in each case that would take effect prior to the effective time of the merger; or

•	AT&T or its subsidiaries to take any action or to agree to any restriction or condition with respect to:

•	the operations or assets of AT&T or any of its subsidiaries that are not their mobile wireless voice and data businesses (as offered by AT&T Mobility LLC and its subsidiaries and affiliates);

•	the operations or assets of AT&T’s and its subsidiaries’ mobile wireless voice and data businesses (as offered by AT&T Mobility LLC and its subsidiaries and affiliates) that are not de minimis in the aggregate (the determination of de minimis for this purpose will be considered by reference to the financial condition, properties, assets, liabilities, business or results of operations of Dobson and its subsidiaries, taken as a whole, rather than that of AT&T and its subsidiaries, taken as a whole); or

•	Dobson or its subsidiaries unless such actions, restrictions and conditions would, when taken together with any restrictions and conditions described in the immediately preceding clause, reasonably be expected to have a material adverse effect on Dobson or a material adverse effect on AT&T and its subsidiaries at or following the effective time of the merger (the determination of materiality for this purpose will be considered by reference to the financial condition, properties, assets, liabilities, business or results of operations of Dobson and its subsidiaries, taken as a whole, rather than that of AT&T and its subsidiaries, taken as a whole), which effects we refer to as a regulatory material adverse effect.

For purposes of determining whether a regulatory material adverse effect would reasonably be expected to occur:

•	both positive and negative effects of any such actions, restrictions and conditions, including any sale, divestiture, licensing, lease or disposition, shall be taken into account; and

•	any loss of synergies anticipated from the merger as a result of such actions, restrictions or conditions, including any sale, divestiture, licensing, lease or disposition, shall not be taken into account.

Dobson will not be permitted to agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits or authorizations in connection with the transactions contemplated by the merger agreement without the prior written consent of AT&T, which, with respect to Dobson and its subsidiaries, may not be unreasonably withheld, conditioned or delayed.

Conditions to the Completion of the Merger

Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of Dobson, AT&T and Merger Sub to effect the merger is subject to the satisfaction or waiver at or prior to the closing of each of the following conditions:

•	the merger agreement will have been duly adopted by holders of our common stock constituting a majority of the votes outstanding with respect to our outstanding common stock and will have been duly adopted by the sole stockholder of Merger Sub;

•	Dobson will have delivered this information statement at least 20 calendar days prior to the closing;

•	the waiting period (and any extensions of it) applicable to the completion of the merger under the HSR Act will have expired or been earlier terminated;

•	all governmental consents required to be obtained from the FCC for the completion of the merger will have been obtained;

•	if necessary, the approval and consent of the Public Service Commission of the State of West Virginia will have been obtained;

•	all other governmental consents, the failure of which to obtain would reasonably be expected to have a material adverse effect on Dobson or reasonably be expected to subject any officer or director of Dobson to any criminal liability, will have been obtained, which governmental consents, together with those described in the second, third, fourth and fifth bullet points of this paragraph, are referred to as the required governmental consents; and

•	no governmental entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits completion of the merger or the other transactions contemplated by the merger agreement.

Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of AT&T and Merger Sub to effect the merger are also subject to the satisfaction or waiver by AT&T at or prior to the closing of each of the following conditions:

•	the representations and warranties of Dobson set forth in the merger agreement relating to the capital stock of Dobson and relating to Dobson not holding any license to provide local exchange services or interexchange services will be true and correct in all material respects (1) on the date of the merger agreement and (2) at the closing (other than to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date);

•	the other representations and warranties of Dobson set forth in the merger agreement will be true and correct (1) on the date of the merger agreement and (2) at the closing (other than to the extent that any such representation and warranty speaks only as of a particular date, in which case such representation and warranty will be true and correct as of such earlier date), except that this condition will be deemed to have been satisfied even if any representations and warranties of Dobson are not so true and correct unless the failure of such representations and warranties of Dobson to be so true and correct (read for purposes of this condition without any materiality or material adverse effect qualification or any similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Dobson;

•	Dobson will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing;

•	all governmental consents that have been obtained will have been obtained without the imposition of any term, condition or consequence that would (1) require AT&T or its subsidiaries to take or refrain from taking any action or to agree to any restriction or condition with respect to the operation or assets of AT&T or any of its subsidiaries that are not their mobile wireless voice and data businesses (as offered by AT&T Mobility LLC and its subsidiaries and affiliates) or (2) reasonably be expected to have a regulatory material adverse effect, and all required governmental consents obtained from the FCC will have been obtained by a final order; and

•	after the date of the merger agreement, there will not have occurred any event, occurrence, discovery or development that, individually or in the aggregate, has resulted, or would reasonably be expected to result, in a material adverse effect on Dobson.

Additional Conditions to Obligations of Dobson to Effect the Merger.  The obligations of Dobson to effect the merger is also subject to the satisfaction or waiver by Dobson at or prior to the closing of each of the following conditions:

•	the representations and warranties of AT&T and Merger Sub set forth in the merger agreement will be true and correct in all material respects (1) on the date of the merger agreement and (2) at the closing (except to the extent that any such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty will be true and correct in all material respects as of such date); and

•	each of AT&T and Merger Sub will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by Dobson shareholders, by the board of directors of the party or parties as follows:

•	by mutual written consent of AT&T and Dobson;

•	by either AT&T or Dobson if:

•	the merger is not completed by June 30, 2008, which we refer to as the termination date, except that if the condition relating to governmental consents is not satisfied solely by reason of a required governmental consent that has been obtained but is not yet a final order, neither party may terminate the merger agreement prior to the 60th day after receipt of such required governmental consent (the termination right described in this item will not be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that will have proximately contributed to the failure of the merger to be completed); or

•	any order permanently restraining, enjoining or otherwise prohibiting completion of the merger has become final and non-appealable.

•	by Dobson if:

•	there has been a breach of any representation, warranty, covenant or agreement made by AT&T or Merger Sub in the merger agreement, or any such representation and warranty becomes untrue after the date of the merger agreement, such that the related conditions to closing would not be satisfied, and such breach or failure to be true is not curable or, if curable, is not cured by the earlier of (1) the 90th day after notice of such breach is given by Dobson to AT&T and (2) the termination date; or

•	at any time on or prior to August 31, 2007 if (1) Dobson has not materially breached any of its obligations not to solicit or entertain an acquisition proposal for Dobson, (2) Dobson’s board of directors authorizes Dobson, subject to complying with the terms of the merger agreement, to enter into a definitive transaction agreement with respect to a superior proposal and Dobson notifies AT&T in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (3) after compliance with the terms of the merger agreement regarding the acceptance of a superior proposal, such superior proposal remains a superior proposal and (4) Dobson prior to such termination pays to AT&T the termination fee, which termination right we refer to as the Superior Proposal Termination Right. We cannot enter into a definitive transaction agreement with respect to a superior proposal until the sixth calendar day after we give AT&T written notice that we intend to do so.

•	by AT&T if:

•	there has been a breach of any representation, warranty, covenant or agreement made by Dobson in the merger agreement, or any such representation and warranty becomes untrue after the date of the merger agreement, such that related conditions to closing would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured by the earlier of (1) the 90th day after notice of such breach is given by AT&T to Dobson and (2) the termination date (as the same may be extended);

•	if the required Dobson shareholder approval of the merger is not obtained by July 1, 2007; or

•	at any time on or prior to August 31, 2007, if Dobson or any of its executive officers or directors will have materially breached the provisions of the merger agreement regarding the prohibition against soliciting and entertaining acquisition proposals for Dobson.

Effect of Termination

In the event of termination of the merger agreement and the abandonment of the merger, the merger agreement (other than with respect to terminations fees and specific provisions) will become void and of no effect with no liability on the part of any party to the merger agreement. However, no such termination will relieve any party from any liability for damages to any other party resulting from any willful breach of the merger agreement or from any obligation to pay, if applicable, any termination fees specified in the merger agreement.

Termination Fees

Dobson will be required to pay a $100 million fee to AT&T if the merger agreement is terminated by AT&T because the required Dobson shareholder approval of the merger agreement has not been obtained by July 1, 2007. We obtained the required shareholder approval when DCCLP delivered a written shareholder consent approving and adopting the merger agreement on June 29, 2007).

The merger agreement provides that Dobson will be required to pay an $85 million termination fee to AT&T if the merger agreement is terminated:

•	by Dobson at any time on or prior to August 31, 2007 pursuant to the Superior Proposal Termination Right described in the termination section above; or

•	by AT&T at any time on or prior to August 31, 2007, if Dobson or any of its executive officers or directors materially breaches the provisions of the merger agreement regarding the prohibition against soliciting and entertaining acquisition proposals for Dobson.

The merger agreement provides that Dobson will not in any event be required to pay both the $100 million fee and the $85 million termination fee, nor will Dobson be required to pay the $85 million termination fee on more than one occasion.

Amendment, Extension and Waiver

Subject to the provisions of applicable law, at any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement by written agreement executed and delivered by duly authorized officers of the respective parties. The conditions to each party’s obligations to complete the merger may be waived by such party in whole or in part to the extent permitted by applicable laws.

THE JOINT BIDDING AGREEMENT

The following is a summary of the Joint Bidding Agreement, dated as of June 29, 2007, between Dobson and AT&T, which we refer to as the joint bidding agreement. This summary may not contain all of the information that is important to you and is qualified in its entirety by reference to the joint bidding agreement, which is incorporated by reference in its entirety into, and is attached as Annex B to, this information statement. We urge you to read this information statement carefully and in its entirety.

Certain Covenants

700 MHz Auction.  AT&T and Dobson will participate in the auction of the 700 MHz spectrum to be conducted by the FCC, which we refer to as the 700 MHz auction, pursuant to the joint bidding agreement. Dobson will not otherwise participate in the 700 MHz auction or enter into any other bidding agreement or understanding for the 700 MHz auction without the express written consent of AT&T. AT&T may add third parties to the joint bidding agreement or enter into other bidding arrangements with other applicants in the 700 MHz auction.

FCC Form 175 Filing; Bidding.  AT&T will bid on behalf of both AT&T and Dobson. No later than five business days immediately preceding the date on which the FCC Form 175 is required to be filed, Dobson will provide AT&T in writing the preliminary list of licenses that Dobson desires to win in the 700 MHz auction, which we refer to as the Dobson licenses, and the tentative maximum amount it is willing to pay for each Dobson license; provided, however, that the maximum bid amount for all the Dobson licenses will not exceed an agreed upon amount. Dobson has requested confidential treatment from the SEC with respect to this maximum amount.

AT&T will disclose to Dobson in writing no later than five business days immediately preceding the date on which the FCC Form 175 is required to be filed the preliminary list of licenses on which AT&T wishes to win in the 700 MHz auction, which we refer to as the AT&T licenses. AT&T may bid without restriction for such licenses or any other licenses as AT&T deems appropriate.

Fees.  AT&T will pay such upfront fees and assessments, including any penalties, as may be required by the FCC to enable it simultaneously to bid on and win both the Dobson licenses and the AT&T licenses. Dobson will reimburse AT&T for the amount of the upfront fees and assessments attributable to the Dobson licenses, including any penalties that would be attributable to Dobson if it was the applicant. If there is any defect in the FCC Form 175, AT&T will use commercially reasonable efforts to cure any such defect(s) in a timely fashion. Dobson will, in a timely manner, cooperate with and reasonably assist AT&T in connection with AT&T’s efforts to cure such defects.

Software.  Dobson will contribute to the costs of the software that AT&T reasonably requires to participate effectively in the 700 MHz auction (which AT&T anticipates will equal approximately $300,000) based on the ratio of Dobson’s eligibility units to AT&T’s eligibility units as determined by the FCC in accordance with its Public Notice establishing the bidding procedures for the 700 MHz auction. AT&T will bear the costs of providing the physical facilities, telecommunications services and other reasonable internal support functions.

Closing of 700 MHz Auction Pre-Closing.  If the 700 MHz auction concludes before the merger is consummated, AT&T will acquire and hold in its name any license for which it was the high-bidder in the 700 MHz auction, except that Dobson will wire AT&T no later than the dates on which AT&T is required to make the down payment and the final payment(s) for the Dobson license(s) the amounts AT&T is required to pay to acquire the Dobson license(s), including any penalty payments. Where the license was a joint license, AT&T will pay the purchase price, including any penalty payments, except that where AT&T is the high-bidder for more than one license to serve the same or overlapping areas as a result of its efforts pursuant to pursuing the mutual interests of the parties, Dobson will reimburse AT&T the purchase price, including any penalty payments, attributable to any license(s) acquired to meet Dobson’s spectrum needs. Where AT&T acquires a license that is neither an AT&T, a Dobson or a joint license, Dobson will only be responsible for paying for such unwanted licenses as resulted from a bid for such license at Dobson’s direction.

Termination and Effects of Termination

In the event that the merger agreement terminates:

•	before the Form 175 is filed with the FCC, the joint bidding agreement will terminate simultaneously with the termination of the merger agreement; or

•	after the Form 175 is filed with the FCC but before the 700 MHz auction concludes, the joint bidding agreement will remain in effect and AT&T will continue to bid on behalf of Dobson on any license available in the auction as Dobson may direct that would not cause Dobson to exceed its allocated eligibility units, but the parties will only coordinate as required for Dobson to direct AT&T’s bidding on Dobson’s behalf.

In the event that the merger agreement terminates after the 700 MHz auction is concluded:

•	If AT&T acquires on Dobson’s behalf one or more Dobson licenses, the parties will file any applications that may be necessary to assign the Dobson license(s) to Dobson.

•	If AT&T acquires one or more joint licenses, the parties will negotiate in good faith to determine how best to allocate, partition or disaggregate the joint licenses. If the parties cannot reach agreement concerning the allocation, partition or disaggregation of a joint license, they will allocate those licenses as follows:

•	Each party will select in a weighted rotation, license by license, the joint licenses they wish to acquire.

•	The party selecting first will be selected at random, but the relative number of opportunities for each party to select will be determined by the ratio of their eligibility units.

•	Where any joint license is partitioned or disaggregated or both partitioned and disaggregated, the parties will file within 30 days after the date on which the parties agree to the partitioning and/or disaggregation such application(s) with the FCC as may be necessary to partition and/or disaggregate the license.

•	Where the joint license is not partitioned or disaggregated and Dobson has the right to acquire the license, the parties will file within 30 days after the parties resolve which party will acquire the license, any applications that may be necessary to assign the license to Dobson.

•	Each party will be responsible for the purchase price of any joint or any partitioned and/or disaggregated joint license acquired by that party. Where a joint license is partitioned and/or disaggregated, the purchase price will be apportioned based on the MHz-POPs in the area served by the licenses acquired by Dobson and by AT&T. Dobson will reimburse AT&T for Dobson’s portion of the purchase price plus interest at simple 8.0% annual rate for any joint, partitioned and/or disaggregated joint license it acquires at the closing after FCC grant of the application(s) to assign the license or portion thereof to Dobson. Such closing will take place no later than ten business days after the FCC grant of the assignment application is final, unless both parties agree to an earlier closing date.

THE SUPPORT AGREEMENT

The following is a summary of the Support Agreement, dated as of June 29, 2007, between DCCLP and AT&T, which we refer to as the support agreement. This summary may not contain all of the information that is important to you and is qualified in its entirety by reference to the support agreement, which is incorporated by reference in its entirety into, and is attached as Annex C to, this information statement. We urge you to read this information statement carefully and in its entirety.

In connection with the merger agreement, DCCLP entered into the support agreement with AT&T. The support agreement contains non-solicitation provisions similar to those contained in the merger agreement to which Dobson is bound and directly obligates DCCLP not to solicit or facilitate acquisition proposals.

Representations and Warranties of DCCLP

The support agreement contains representations and warranties made by DCCLP to AT&T. These representations and warranties generally relate to the following matters:

•	the beneficial and record ownership of 19,418,021 shares of Dobson Class B Common Stock; and

•	the absence of any liens or outstanding obligations that require DCCLP to directly or indirectly sell, transfer or otherwise dispose of any of any shares of Class B Common Stock or any securities convertible, exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, shares of Class B Common Stock.

No Solicitation of Acquisition Proposals for Dobson

DCCLP agreed that it will not, and will use its reasonable best efforts not to permit any of its partners, direct and indirect holders of partnership interests or any of their respective representatives to, directly or indirectly:

•	initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, or otherwise knowingly facilitate, any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal (as defined in the merger agreement);

The support agreement provides that it will not in any way be deemed to restrict DCCLP from disposing of its 19,418,021 shares of Class B common stock. DCCLP also will be permitted to engage or participate in any discussions or negotiations with a person who has made an unsolicited bona fide written acquisition proposal, if and to the extent that Dobson’s board of directors is permitted, after complying with the terms and conditions set forth in the merger agreement regarding no solicitation of acquisition proposals for Dobson, to engage or participate in any discussions or negotiations with such person. The support agreement is not to be construed as restricting, limiting or otherwise affecting Everett R. Dobson or Stephen T. Dobson in their capacities as directors and officers of Dobson, as distinct from their capacities as partners in DCCLP.

Termination

The support agreement will terminate and be of no further force and effect upon the earlier to occur of (1) the completion of the merger and (2) the termination of the merger agreement in accordance with its terms. No termination will relieve any party of any prior breach of the support agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of each class of our common stock as of August 31, 2007, unless otherwise indicated, held by:

•	our chief executive officer and our four most highly compensated executive officers (other than our chief executive officer) in 2006;

•	each of our directors;

•	each person or group of affiliated persons known by us to beneficially own more than 5% of each voting class of our stock; and

•	all directors and executive officers as a group.

The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days after August 31, 2007. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days are included for that person or group, but not for the stock ownership of any other person or group. Except as otherwise noted below, we believe each person has sole voting and investment power with respect to all shares listed in the following table.

	Class A Common
	Stock(1)			Class B Common Stock
	Number of			Number of		Percent of		Percent of
	Shares			Shares		Total		Total
	Beneficially	Percent		Beneficially	Percent	Economic		Voting
Name and Address of Beneficial Owner	Owned	of Class		Owned	of Class	Interest		Power(2)

Everett R. Dobson(3)(5)	2,548,964	1.7%		19,418,021	100.0%	12.5%		56.2%
14201 Wireless Way Oklahoma City, OK 73134
Stephen T. Dobson(4)(5)	1,386,464		*	19,418,021	100.0%	11.9%		56.0%
4201 Wireless Way Oklahoma City, OK 73134
Dobson CC Limited Partnership(5)	1,248,964		*	19,418,021	100.0%	11.9%		56.0%
14201 Wireless Way Oklahoma City, OK 73134
Steven P. Dussek(6)	800,000		*	—	—		*		*
14201 Wireless Way Oklahoma City, OK 73134
Bruce R. Knooihuizen(7)	803,870		*	—	—		*		*
14201 Wireless Way Oklahoma City, OK 73134
Timothy J. Duffy(8)	423,260		*	—	—		*		*
14201 Wireless Way Oklahoma City, OK 73134
Frank Franzese(9)	75,000		*	—	—		*		*
14201 Wireless Way Oklahoma City, OK 73134
Justin L. Jaschke(10)	246,952		*	—	—		*		*
5616 South Ivy Court Greenwood Village, CO 80111
Albert H. Pharis, Jr.(11)	223,056		*	—	—		*		*
7024 A1A South St. Augustine, FL 32080
Fred J. Hall(12)	148,750		*	—	—		*		*
123 South Hudson Oklahoma City, OK 73102

	Class A Common
	Stock(1)		Class B Common Stock
	Number of		Number of		Percent of	Percent of
	Shares		Shares		Total	Total
	Beneficially	Percent	Beneficially	Percent	Economic	Voting
Name and Address of Beneficial Owner	Owned	of Class	Owned	of Class	Interest	Power(2)

Robert A. Schriesheim(13)	87,500	*	—	—	*	*
1413 Tower Road Winnetka, IL 60093
Mark S. Feighner(14)	87,500	*	—	—	*	*
460 East Jeter Rd Bartonville, TX 76226
Jennison Associates LLC(15)	14,981,506	9.9%	—	—	8.6%	4.3%
466 Lexington Avenue New York, NY 10017
TCS Capital GP, LLC(17)	14,641,513	9.6%	—	—	8.4%	4.2%
888 Seventh Avenue, Suite 1504 New York, NY 10019
Iridian Asset Management LLC(16)	14,400,588	9.5%	—	—	8.3%	4.1%
276 Post Rd West Westport, CT 06880-4704
WAM Acquisition GP, Inc(18)	12,669,200	8.3%	—	—	7.3%	3.6%
227 W. Monroe Street, Suite 3000 Chicago, IL 60606
Mario J. Gabelli (and affiliates)(19)	11,512,333	7.6%	—	—	6.6%	3.3%
One Corporate Center Rye, NY 10580
Highbridge Capital Management, LLC(20)	7,855,659	5.2%	—	—	4.5%	2.3%
9 West 57th St, 27th Floor New York, NY 10019
All directors and executive officers as a group (12 persons)(21)	5,834,669	3.7%	19,418,021	100.0%	14.3%	57.0%

*	less than 1%.

(1)	The number of shares of Class A common stock includes shares of our Class A common stock issuable upon the assumed conversion of shares of our Series F Convertible Preferred Stock and the assumed conversion of our senior convertible debentures. Each outstanding share of our Series F Convertible Preferred Stock is immediately convertible into 20.4081 shares of our Class A common stock. Each of our senior convertible debentures is immediately convertible into shares of our Class A common stock initially at a conversion rate of 97.0685 shares per $1,000 principal amount of the debentures (equivalent to an initial conversion price of approximately $10.30 per share). Each outstanding share of our Class B common stock is immediately convertible into one share of our Class A common stock. The number of shares of Class A common stock does not include the shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock. As of August 31, 2007, there were 154,648,542 shares of our Class A common stock outstanding and 19,418,021 shares of our Class B common stock outstanding.

(2)	In calculating the percent of total voting power, the voting power of shares of our Class A common stock and our Class B common stock is aggregated. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of shareholders, except as required by law and except in the election of Class A directors. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes, except that each share of Class B common stock is entitled to only one vote with respect to any “going private” transaction.

(3)	Includes options to purchase an aggregate of 1,300,000 shares of Class A common stock, which options may be exercised within 60 days after August 31, 2007. Mr. Everett Dobson ceased to be our President and Chief Executive Officer on April 11, 2005. He now serves as our Chairman of the Board.

(4)	Includes options to purchase an aggregate of 137,500 shares of Class A common stock, which options may be exercised within 60 days after August 31, 2007.

(5)	Based on a Schedule 13G/A filed with the SEC on February 14, 2007 reporting shared voting and investment power with respect to all such shares. As the president, one of two directors and sole stockholder of RDL, Inc., the general partner of DCCLP, Mr. Everett Dobson has voting and investment power with respect to such shares. As one of two directors of RDL, Inc., Mr. Stephen Dobson shares voting and investment power with respect to such shares. In addition, the shares of Class B common stock reported in the Schedule 13G/A include 7,212,736 shares that have been pledged by DCCLP to secure its obligations under a May 16, 2006 prepaid variable forward sale transaction with Lehman Brothers OTC Derivatives Inc. pursuant to which DCCLP agreed to deliver up to a maximum of 7,212,736 shares of Class A common stock, subject to an option to settle in cash, on the settlement date, which will be May 16, 2008. The actual number of shares that DCCLP will be required to deliver will be based on the price of the Class A common stock preceding the settlement date, but will not be less than 6,010,613 shares nor more than 7,212,736 shares. During the term of the contract, DCCLP will maintain voting rights, and will participate to a significant degree in future stock price appreciation. DCCLP also retains the right to settle the contract for an equivalent amount of cash in lieu of stock. The variable forward sale contract does not apply to the remaining 13,454,249 shares of our common stock held by DCCLP or any vested or unvested option shares owned by Everett R. Dobson or Stephen T. Dobson.

(6)	Includes options to purchase an aggregate of 800,000 shares of our Class A common stock, which options may be exercised within 60 days after August 31, 2007.

(7)	Includes options to purchase an aggregate of 803,870 shares of our Class A common stock, which options may be exercised within 60 days after August 31, 2007.

(8)	Includes options to purchase an aggregate of 407,576 shares of our Class A common stock, which options may be exercised within 60 days after August 31, 2007.

(9)	Includes options to purchase an aggregate of 75,000 shares of our Class A common stock, which options may be exercised within 60 days after August 31, 2007.

(10)	Includes options to purchase an aggregate of 87,500 shares of Class A common stock, which options may be exercised within 60 days after August 31, 2007.

(11)	Includes options to purchase an aggregate of 173,056 shares of Class A common stock, which options may be exercised within 60 days after August 31, 2007.

(12)	Includes options to purchase an aggregate of 148,750 shares of Class A common stock, which options may be exercised within 60 days after August 31, 2007.

(13)	Includes options to purchase an aggregate of 87,500 shares of our Class A common stock, which options may be exercised within 60 days after August 31, 2007.

(14)	Includes options to purchase an aggregate of 87,500 shares of our Class A common stock, which options may be exercised within 60 days after August 31, 2007.

(15)	Based on a Schedule 13G filed with the SEC on February 13, 2007, reporting sole voting and investment power with respect to all such shares.

(16)	Based on a Schedule 13G/A filed with the SEC on February 5, 2007, reporting shared voting and investment power with respect to all such shares.

(17)	Based on a Schedule 13G/A filed with the SEC on January 19, 2007, reporting sole voting and investment power with respect to all such shares.

(18)	Based on a Schedule 13G/A filed with the SEC on January 9, 2007, reporting sole voting power with respect to 11,944,200 shares and shared voting power with respect to 725,000 shares.

(19)	Based on a Schedule 13D filed with the SEC on August 17, 2007 by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer with respect to shares of our Class A common stock. The Schedule 13D reports that Gabelli Funds, LLC has sole voting and dispositive power with respect to 4,151,500 shares; GAMCO Asset Management Inc. has sole voting power with respect to 5,878,600 shares and sole dispositive power with respect to 6,050,600 shares; MJG Associates, Inc. has sole voting and dispositive power with respect to 250,000 shares; Gabelli Securities, Inc. has sole voting and dispositive power with respect to 755,233 shares; Gabelli Foundation, Inc. has sole voting and dispositive power with respect to 30,000 shares; GAMCO Investors, Inc. has sole voting and dispositive power with respect to 105,000 shares; and Mario J. Gabelli has sole voting and dispositive power with respect to 170,000 shares.

(20)	Based on a Schedule 13G/A filed with the SEC on January 29, 2007, reporting shared voting and investment power with respect to all such shares.

(21)	Includes options to purchase an aggregate of 470,752 shares of Class A common stock, which options may be exercised within 60 days after August 31, 2007.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties. You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “anticipates,” “expects,” “plans,” “believes,” “intends” and similar expressions. We base these statements on certain assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected further developments and other factors we believe are appropriate in these circumstances. As you read and consider this information statement, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial condition or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. Readers are cautioned that the following important factors, in addition to those discussed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006 we filed with the SEC could affect the future results of Dobson and cause Dobson’s future results to differ materially from those expressed in the forward-looking statements:

•	the ability to obtain governmental approvals of the merger on the proposed terms and in the contemplated timeframe;

•	disruption from the announcement of the merger making it more difficult to maintain relationships with customers, employees or suppliers;

•	our substantial leverage and debt service requirements;

•	our need for and access to liquidity;

•	pricing, market strategies, growth, consolidation and other activities of competitors;

•	the effect of economic conditions in our markets;

•	the regulatory environment in which we operate; and

•	terms in our roaming agreements.

All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. We do not intend to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, information statements, and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room, Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website located at http://www.sec.gov, which contains reports, information statements, and other information regarding companies that file electronically with the SEC.

You may also obtain a copy of any of our filings with the SEC without charge by written or oral request directed to Dobson Communications Corporation, Attention: J. Warren Henry, Investor Relations, 14201 Wireless Way, Oklahoma City, Oklahoma, 73134; (405) 529-8500.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized anyone to provide you with any additional information. This information statement is dated as of the date listed on the cover page of this information statement. You should not assume that the information contained in this information statement is accurate as of any date other than such date, and neither the mailing of this information statement to our shareholders nor the payment of the merger consideration shall create any implication to the contrary.

APPENDIX A

Execution Copy

AGREEMENT AND PLAN OF MERGER
among
DOBSON COMMUNICATIONS CORPORATION,
AT&T INC.
and
ALPINE MERGER SUB, INC.
dated as of June 29, 2007

ARTICLE I THE MERGER; CLOSING; EFFECTIVE TIME
1.1.	The Merger	A-1
1.2.	Closing	A-1
1.3.	Effective Time	A-1

ARTICLE II CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION
2.1.	The Certificate of Incorporation	A-2
2.2.	The By-Laws	A-2

ARTICLE III DIRECTORS AND OFFICERS
3.1.	Directors of Surviving Corporation	A-2
3.2.	Officers of Surviving Corporation	A-2

ARTICLE IV EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
4.1.	Effect on Capital Stock	A-2
4.2.	Exchange of Certificates for Shares	A-3
4.3.	Adjustment to Prevent Dilution	A-5
4.4.	Company Stock Based Plans	A-5

ARTICLE V REPRESENTATIONS AND WARRANTIES
5.1.	Representations and Warranties of the Company	A-5
5.2.	Representations and Warranties of Parent and Merger Sub	A-17

ARTICLE VI COVENANTS
6.1.	Interim Operations	A-19
6.2.	Acquisition Proposals	A-22
6.3.	Information Supplied	A-24
6.4.	Filings; Other Actions; Notification	A-24
6.5.	Access; Consultation	A-26
6.6.	Stock Exchange De-listing/De-registration	A-26
6.7.	Publicity	A-26
6.8.	Employee Benefits	A-26
6.9.	Expenses	A-27
6.10.	Indemnification; Directors’ and Officers’ Insurance	A-27
6.11.	Regulatory Compliance	A-29
6.12.	Takeover Statute	A-29
6.13.	700 MHz Auction	A-29
6.14.	Control of the Company’s or Parent’s Operations	A-29
6.15.	Section 16(b)	A-29
6.16.	Treatment of Certain Notes	A-29
6.17.	Series F Preferred	A-31

A-i

6.18.	Notice to Stockholders	A-31
6.19	Potential Sale of Interests	A-31

ARTICLE VII CONDITIONS
7.1.	Conditions to Each Party’s Obligation to Effect the Merger	A-32
7.2.	Conditions to Obligations of Parent and Merger Sub	A-32
7.3.	Conditions to Obligation of the Company	A-33

ARTICLE VIII TERMINATION
8.1.	Termination by Mutual Consent	A-33
8.2.	Termination by Either Parent or the Company	A-34
8.3.	Termination by the Company	A-34
8.4.	Termination by Parent	A-34
8.5.	Effect of Termination and Abandonment	A-34

ARTICLE IX MISCELLANEOUS AND GENERAL
9.1.	Survival	A-35
9.2.	Modification or Amendment	A-35
9.3.	Waiver	A-35
9.4.	Counterparts	A-35
9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	A-35
9.6.	Notices	A-37
9.7.	Entire Agreement	A-37
9.8.	No Third Party Beneficiaries	A-37
9.9.	Obligations of Parent and of the Company	A-37
9.10.	Severability	A-38
9.11.	Interpretation	A-38
9.12.	Captions	A-38
9.13.	Assignment	A-38

Exhibit A Form Joint Bidding Agreement	B-1

A-ii

INDEX OF DEFINED TERMS

Defined Term	Section

Acquisition Proposal	6.2(b)
Agreement	Preamble
Audit Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
By-Laws	2.2
Certificate	4.1(a)
Certificate of Merger	1.3
Charter	2.1
Class A Common Stock	5.1(b)
Class B Common Stock	5.1(b)
Class C Common Stock	5.1(b)
Class D Common Stock	5.1(b)
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Common Stock Unit	5.1(b)
Communications Act	5.1(d)(i)
Communications Licenses	5.1(i)(ii)
Company	Preamble
Company Compensation and Benefit Plans	5.1(h)(i)
Company Disclosure Letter	5.1
Company Employees	5.1(h)(i)
Company Licenses	5.1(i)(ii)
Company Material Adverse Effect	5.1(a)
Company Option	4.4(a)
Company Preferred Shares	5.1(b)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)
Company Restricted Share	4.4(b)
Company Share	5.1(b)
Company Shares	5.1(b)
Company Stock Plans	5.1(b)
Computer Software	5.1(o)(i)
Confidentiality Agreement	9.7
Contamination	5.1(l)
Contracts	5.1(d)(ii)
Costs	6.10(a)
Current Premium	6.10(c)
Debt Offers	6.16(a)
Dissenting Shares	4.2(g)
Dissenting Stockholders	4.1(a)
D&O Insurance	6.10(c)
D&O Policies	5.1(q)

A-iii

Defined Term	Section

Effective Time	1.3
Environmental Law	5.1(l)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)
ERISA Plan	5.1(h)(ii)
Exchange Act	5.1(e)(i)
Exchange Fund	4.2(a)
Excluded Company Share	4.1(a)
Excluded Company Shares	4.1(a)
FAA	5.1(i)(ii)
FAA Rules	5.1(i)(iv)
FCC	5.1(d)(i)
FCC Licenses	5.1(i)(ii)
FCC Rules	6.11(a)
Final Order	7.2(d)
GAAP	5.1(e)(iii)
Governmental Consents	7.1(c)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(l)
HSR Act	5.1(b)
Indebtedness	6.16(a)
Indemnified Parties	6.10(a)
Information Statement	6.3(a)
Information Technology	5.1(o)(ii)
Intellectual Property	5.1(o)(iii)
IRS	5.1(h)(ii)
Laws	5.1(i)(i)
Licenses	5.1(i)(i)
Lien	5.1(b)
Material Contracts	5.1(j)(i)(O)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
NASDAQ	5.1(e)(ii)
OGCA	1.1
Offer Documents	6.16(b)
Order	7.1(d)
Parent	Preamble
Parent Disclosure Letter	5.2
Paying Agent	4.2(a)
Pension Plan	5.1(h)(ii)
Person	4.2(b)
Potential Sale Interest	6.19
Redemption Date	6.17

A-iv

Defined Term	Section

Redemption Notice	6.17
Regulatory Material Adverse Effect	6.4(a)
Representatives	6.2(a)
Required Governmental Consents	7.1(c)
Sarbanes-Oxley	5.1(e)(i)
SEC	5.1(e)(i)
Securities Act	5.1(e)(i)
Series F Preferred	5.1(b)
Special Committee	Recitals
State Licenses	5.1(i)(ii)
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(k)
Tax	5.1(m)
Tax Return	5.1(m)
Taxable	5.1(m)
Taxes	5.1(m)
Termination Date	8.2
Termination Fee	8.5(c)
Uncertificated Company Share	4.1(a)

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 29, 2007, among DOBSON COMMUNICATIONS CORPORATION, an Oklahoma corporation (the “Company”), AT&T INC., a Delaware corporation (“Parent”), and ALPINE MERGER SUB, INC., an Oklahoma corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective Boards of Directors of each of the Company and Merger Sub have, by resolutions duly adopted, declared that the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and the other transactions contemplated by this Agreement are advisable, and the respective Boards of Directors of the Company, Parent and Merger Sub have approved this Agreement and Parent has determined that entering into this Agreement is in the best interest of its stockholders;

WHEREAS, a special committee of the Board of Directors of the Company (the “Special Committee”) has (i) determined that the Merger upon the terms and subject to the conditions set forth in this Agreement and the other transactions contemplated by this Agreement are advisable and are in the best interest of the Company’s stockholders and (ii) recommended that the Board of Directors of the Company approve this Agreement and declare advisable the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as an inducement to and a condition of Parent’s willingness to enter into this Agreement, a stockholder of the Company whose share ownership in Company Shares constitutes more than a majority of the voting power of the outstanding capital stock of the Company entitled to vote on this Agreement will be providing its written consent approving and adopting this Agreement and the transactions contemplated hereby, which consent is sufficient to obtain the Company Requisite Vote; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes referred to in this Agreement as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Oklahoma General Corporation Act, as amended (the “OGCA”).

1.2.  Closing.  The closing of the Merger (the “Closing”) shall take place (i) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 at 8:00 a.m. local time on the business day after the date on which the last to be satisfied or waived of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (ii) at such other place and time and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”).

1.3.  Effective Time.  Immediately following the Closing, the Company and Parent will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Oklahoma as provided in Section 1081 of the OGCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Oklahoma or such other time as shall be agreed upon by the parties hereto in writing and set forth in the Certificate of Merger in accordance with the OGCA (the “Effective Time”).

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

2.1.  The Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be the certificate of incorporation of the Company as in effect immediately prior to the Effective Time, until thereafter amended as provided therein or by applicable Law.

2.2.  The By-Laws.  The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

DIRECTORS AND OFFICERS

3.1.  Directors of Surviving Corporation.  The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.2.  Officers of Surviving Corporation.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

4.1.  Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any capital stock of the Company or Merger Sub:

(a) Company Share Merger Consideration.  Each Company Share issued and outstanding immediately prior to the Effective Time, other than (i) Company Shares that are owned by Parent or Merger Sub or by the Company or its Subsidiaries and in each case not held on behalf of third parties and (ii) Company Shares that are owned by stockholders (A) who have not voted such Company Shares in favor of the Merger or consented to the Merger in writing pursuant to Section 1073 of the OGCA and (B) who have otherwise taken all of the actions required by Section 1091 of the OGCA to properly exercise and perfect such stockholders’ appraisal rights with respect to such Company Shares (“Dissenting Stockholders”) (each Company Share referred to in the foregoing clause (i) or (ii) being an “Excluded Company Share” and, collectively, “Excluded Company Shares”), shall be converted into the right to receive $13.00 in cash per Company Share (the “Merger Consideration”). At the Effective Time, all Company Shares shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and (i) each certificate (a “Certificate”) formerly representing any of such Company Shares (other than Excluded Company Shares) and (ii) each uncertificated Company Share (an “Uncertificated Company Share”) registered to a holder on the stock transfer books of the Company (other than Excluded Company Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest, and each certificate formerly representing Company Shares owned by Dissenting Stockholders shall thereafter only represent the right to receive the payment to which reference is made in Section 4.2(g).

(b) Cancellation of Excluded Shares.  Each Excluded Company Share (other than such Excluded Company Shares that are owned by the Subsidiaries of the Company or of Parent which such Excluded Company Shares shall remain outstanding and unaffected by the Merger) shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be automatically cancelled and retired without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(g).

(c) Merger Sub.  Each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

(d) Series F Preferred.  Each share of Series F Preferred issued and outstanding immediately prior to the Effective Time, if any, shall remain outstanding as one share of Series F Convertible Preferred Stock, par value $1.00 per share, of the Surviving Corporation having the same powers, preferences and relative participating rights, optional or other special rights and qualifications, limitations or restrictions thereon, as such share of Series F Preferred has immediately prior to the Effective Time, subject to the terms of the Series F Preferred.

4.2.  Exchange of Certificates for Shares.

(a) Paying Agent.  At the Closing, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent who shall be reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of Company Shares (other than Excluded Company Shares), a cash amount approximately equal to the amount necessary for the Paying Agent to pay the Merger Consideration in respect of Company Shares, other than Excluded Company Shares (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.  Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail transmittal materials (to be reasonably agreed to by Parent and the Company prior to the Effective Time) to each holder of record as of the Effective Time of Company Shares (other than Excluded Company Shares) represented by Certificates. Such transmittal materials shall advise the holders of such Company Shares of the effectiveness of the Merger and the procedure for surrendering the Certificates to the Paying Agent. Upon the surrender of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 4.2(e)) to the Paying Agent in accordance with the terms of the transmittal materials, the holder of the Certificate shall be entitled to receive in exchange, and in respect of, such Certificate a cash amount (after giving effect to any Tax withholdings as provided in Section 4.2(h)) equal to (x) the number of Company Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Merger Consideration, and the Certificate so surrendered shall be forthwith cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(c) Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company 180 days after the Effective Time shall be delivered, at Parent’s option, to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form customarily required by Parent as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any Tax withholdings as provided in Section 4.2(h)) equal to the number of Company Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

(f) Uncertificated Company Shares.  Parent shall cause the Paying Agent to (i) issue to each holder of Uncertificated Company Shares a check in the amount equal to (after giving effect to any Tax withholdings as provided in Section 4.2(h)) (x) the number of Uncertificated Company Shares held by such holder multiplied by (y) the Merger Consideration and (ii) mail to each such holder materials (to be reasonably agreed upon by Parent and the Company prior to the Effective Time) advising such holder of the effectiveness of the Merger and the conversion of their Company Shares into the right to receive the Merger Consideration.

(g) Dissenting Shares.  Notwithstanding any provision contained in this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who has not voted such shares in favor of the Merger or consented to the Merger in writing pursuant to Section 1073 of the OGCA and who has otherwise taken all of the actions required by Section 1091 of the OGCA to properly exercise and perfect such stockholder’s appraisal rights (the “Dissenting Shares”) shall be deemed to have ceased to represent any interest in the Surviving Corporation as of the Effective Time and shall be entitled to those rights and remedies set forth in Section 1091 of the OGCA; provided, however, that in the event that a stockholder of the Company fails to perfect, waives, withdraws or otherwise loses any such right or remedy granted by the OGCA, the Dissenting Shares held by such stockholder shall be converted into and represent only the right to receive the Merger Consideration specified in this Agreement without interest. The Company shall give Parent (i) prompt notice of any written demands for payment for the Dissenting Shares, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company with respect to stockholders’ appraisal rights and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle any such demands. Merger Sub (or, after the Effective Time, the Surviving Corporation) shall be responsible for all payments with respect to the Dissenting Shares, including all reasonable expenses associated with any negotiations and proceedings with respect to any demands for appraisal under the OGCA.

(h) Withholding Rights.  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(i) No Further Dividends.  No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate.

4.3.  Adjustment to Prevent Dilution.  In the event that prior to the Effective Time there is a change in the number of Company Shares or securities convertible or exchangeable into or exercisable for Company Shares issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transactions, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.

4.4.  Company Stock Based Plans.

(a) At the Effective Time, each outstanding option to purchase Company Shares (a “Company Option”) under the Company Stock Plans, whether vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive, as promptly as reasonably practicable following the Effective Time, an amount in cash equal to (i) the product of (x) the total number of Company Shares subject to the Company Option (whether vested or unvested) immediately prior to the Effective Time and (y) the excess, if any, of the Merger Consideration over the exercise price per share under such Company Option, less (ii) the amount of any applicable Taxes required to be withheld with respect to such payment.

(b) At the Effective Time, each restricted Company Share reserved for issuance under the Company Stock Plans (the “Company Restricted Share”), shall be cancelled and shall only entitle the holder thereof to receive, as promptly as reasonably practicable after the Effective Time, an amount in cash equal to (i) the product of (x) the number of Company Shares subject to such Company Restricted Share immediately prior to the Effective Time and (y) the Merger Consideration, less (ii) the amount of any applicable Taxes required to be withheld with respect to such payment.

(c) At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, shall take any actions which are necessary to effectuate the provisions of this Section 4.4, including causing the Company to use its commercially reasonable efforts to obtain the acknowledgements of all holders of Company Options (provided that the Company shall obtain acknowledgements from all directors of the Company) to the treatment under this Section 4.4. Subject to the immediately preceding sentence, the Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Company Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Restricted Shares after the Effective Time.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1.  Representations and Warranties of the Company.  Subject to Section 9.11(c), except as set forth in the disclosure letter delivered to Parent by the Company at the time this Agreement is entered into (the “Company Disclosure Letter”) or as set forth in the Company Reports filed with the SEC on or after January 1, 2007 and prior to the date of this Agreement (excluding all disclosures in any “Risk Factors” section and any other prospective or forward-looking information) the qualifying nature of which must be reasonably apparent, the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent a complete and correct copy of the Company’s certificate of incorporation and by-laws.

As used in this Agreement, (i) the term “Subsidiary” means with respect to any Person, any other Person (x) of which at least fifty (50) percent of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (y) of which such Person is the general partner or (z) whose business and policies such Person and/or one or more of its Subsidiaries has the power to control; and (ii) the term ‘‘Company Material Adverse Effect” means (x) an effect that would prevent, materially delay or materially impair the ability of the Company to consummate the Merger or (y) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect resulting from or arising in connection with (I) changes or conditions (including political conditions) generally affecting (A) the United States economy or financial markets or (B) the United States mobile wireless voice and data industry; (II) any change in GAAP; (III) any change in the market price or trading volume of Company Shares (but not the underlying cause of such change); (IV) other than any Governmental Consent, (A) any adopted legislation by any Governmental Entity having jurisdiction over the Company and its Subsidiaries or (B) any rule or regulation enacted by the FCC; (V) any act of terrorism or sabotage; (VI) any earthquake or other natural disaster; or (VII) the announcement or disclosure of (A) the existence or terms of this Agreement, (B) the Merger or (C) the transactions contemplated by this Agreement, except to the extent that such effects in the cases of clauses (IV), (V) and (VI) above disproportionately affect the Company and its Subsidiaries as compared to other companies in the United States engaged in the industries in which the Company or its Subsidiaries operate.

(b) Capital Structure.  The authorized capital stock of the Company consists of 395,037,226 shares of common stock, par value $.001 per share, of which 325,000,000 shares are designated Class A Common Stock, par value $.001 per share (the “Class A Common Stock”), 70,000,000 shares are designated Class B Common Stock, par value $.001 per share (the “Class B Common Stock”), 4,226 shares are designated Class C Common Stock, par value $.001 per share (the “Class C Common Stock”) and 33,000 shares are designated Class D Common Stock, par value $.001 per share (the “Class D Common Stock” and, together with the Class A Common Stock, Class B Common Stock and the Class C Common Stock, the “Company Shares” and each a “Company Share”), of which 152,439,789 shares of Class A Common Stock and 19,418,021 shares of Class B Common Stock (all of which outstanding shares of Class B Common Stock are owned of record by Dobson CC Limited Partnership) were issued and outstanding as of the date of this Agreement and no other Company Shares are outstanding, and 6,000,000 shares of Preferred Stock, par value $1.00 per share (“Company Preferred Shares”), of which 1,900,000 Company Preferred Shares are designated Series F Convertible Preferred Stock, par value $1.00 per share (the “Series F Preferred”), and 759,896 shares of Series F Preferred were outstanding on the date of this Agreement and no other Company Preferred Shares are outstanding. All of the outstanding Company Shares and Company Preferred Shares have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no Company Shares, Company Preferred Shares or other shares of capital stock reserved for or subject to issuance, except that as of the date of this Agreement, there are an aggregate of (i) 28,648,469 shares of Class A Common Stock reserved for issuance pursuant to the 2002 Stock Incentive Plan, the 2000 Stock Incentive Plan, and the 1996 Stock Option Plan (collectively the “Company Stock Plans”), of which Company Options to purchase 12,540,004 shares of Class A Common Stock are currently outstanding, (ii) 1,000,000 Company Shares reserved for issuance pursuant to the 2002 Employee Stock Purchase Plan, (iii) 15,530,960 shares of Class A Common Stock subject to issuance upon conversion of the Company’s 1.50% Senior Convertible Debentures due 2025 and (iv) 15,508,044 shares of Class A Common Stock subject to the issuance upon conversion of the Series F Preferred. Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of (x) the number of outstanding Company Options, the exercise prices of all Company Options and the number of shares of Class A Common Stock issuable at each such exercise price and (y) the number of outstanding rights, including those issued under the Company Stock Plans, to receive, or rights the value of which is determined by reference to, Company Shares, the date of grant and number of Company Shares subject thereto (including restricted stock and restricted stock units) (each, a “Common Stock Unit”). All outstanding grants of Company Options and Common Stock Units were made under the Company Stock Plans. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth in this Section 5.1(b), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for the Company’s 1.50% Senior Convertible Debentures due 2025, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Section 5.1(b) of the Company Disclosure Letter contains a true and complete list of each Person in which the Company owns, directly or indirectly, any voting interest that may require a filing by Parent or any Subsidiary of Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). To the knowledge of the Company’s executive officers, as of the date of this Agreement, no Person or group beneficially owns 5% or more of the Company’s voting securities, with the terms “group” and “beneficially owns” having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act.

(c) Corporate Authority; Adoption and Fairness.  (i) The Company has all requisite corporate power and authority, has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to approval and adoption of this Agreement by the holders of a majority of the votes outstanding with respect to the outstanding Company Shares (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and is (assuming the due authorization, execution and delivery by Parent and Merger Sub) a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company (A) has unanimously approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend the approval and adoption of this Agreement by the holders of Company Shares, (B) has received the opinion of its financial advisor Morgan Stanley & Co. Incorporated, dated as of the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of Company Shares pursuant to this Agreement is fair from a financial point of view to such holders and (C) directed that this Agreement be submitted to the holders of Company Shares for its approval and adoption.

(ii) The Special Committee has (A) determined that the Merger upon the terms and subject to the conditions set forth in this Agreement and the other transactions contemplated by this Agreement are advisable and are in the best interest of the Company’s stockholders, (B) has received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., dated as of the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of shares of Class A Common Stock (other than Dobson CC Limited Partnership and its affiliates) is fair to such holders from a financial point of view, and (C) has recommended that the Board of Directors of the Company approve this Agreement and declare advisable the Merger upon the terms and subject to the conditions set forth in this Agreement.

(d) Governmental Filings; No Violations.  (i) Other than the necessary notices, reports, filings, consents, registrations, approvals, permits or authorizations (A) pursuant to Section 1.3, (B) required under the HSR Act and the Exchange Act, (C) to comply with state securities or “blue-sky” laws and (D) with or to the Federal Communications Commission (the “FCC”) pursuant to the Communications Act of 1934, as amended (the “Communications Act”), no filings, notices and/or reports are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, court, agency, commission, body or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a termination (or right of termination) or a default under, its certificate of incorporation or by-laws or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default or termination (or right of termination) under, the acceleration of any obligations or the creation of a Lien on the Company’s assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license granted by a Person other than a Governmental Entity, contract, note, mortgage, indenture, agreement, arrangement or other obligation (“Contracts”) binding upon the Company or any of its Subsidiaries or any of their respective assets or, assuming the filings, notices and/or approvals referred to in Section 5.1(d)(i) are made or obtained, any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of its Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company Disclosure Letter sets forth a correct and complete list of Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement other than those where the failure to obtain such consents or waivers would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Reports; Financial Statements.  (i) The Company has made available to Parent prior to the date of this Agreement each registration statement, report, proxy statement or information statement prepared by it since December 31, 2006 and filed with or furnished to the Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement, including (x) its Annual Reports on Form 10-K for the year ended December 31, 2006 (the “Audit Date”), and (y) its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, each in the form (including exhibits, annexes and any amendments thereto) filed with or furnished to the SEC. The Company has filed and furnished all forms, statements, reports and documents required to be filed or furnished by it with or to the SEC pursuant to applicable securities statutes, regulations, policies and rules since December 31, 2004 (collectively, such forms, statements, reports and documents filed with or furnished to the SEC since December 31, 2004, or those filed with or furnished to the SEC subsequent to the date of this Agreement, and as amended, the “Company Reports”). The Company Reports were, or if not yet filed or furnished at the time filed or furnished will have been, prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder applicable to the Company Reports. Each of the Company Reports, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will comply, in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (and, if amended, as of the date of such amendment), the Company Reports did not, and any of the Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s Board of Directors any material weaknesses in internal control over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (I) a summary of any such disclosure made by management to the Company’s auditors and audit committee since December 31, 2005 and (II) any material communication since December 31, 2005 made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the NASDAQ Stock Market, Inc. (the “NASDAQ”), the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since December 31, 2005 and prior to the date of this Agreement, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company Employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent prior to the date of this Agreement a summary of all material complaints or concerns relating to other matters made since December 31, 2005 and through the execution of this Agreement through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors pursuant to the rules adopted pursuant to Section 307 of Sarbanes-Oxley or any Company policy contemplating such reporting, including in instances not required by those rules.

(iii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries, as of its date, and each of the consolidated statements of operations, cash flows and of changes in stockholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(f) Absence of Certain Changes.  Since the Audit Date and through the date of this Agreement, (i) there has not been any event, occurrence, discovery or development which has had or would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (ii) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary and usual course of such businesses consistent with past practices, (iii) the Company and its Subsidiaries have not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock other than dividends on the shares of Series F Preferred in accordance with the terms of the certificate of designation of the Series F Preferred, (iv) the Company and its Subsidiaries have not incurred any material indebtedness for borrowed money or guaranteed such indebtedness of another Person, or issued or sold any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, (v) the Company and its Subsidiaries have not transferred, leased, licensed, sold, mortgaged, pledged, placed a Lien upon or otherwise disposed of any of the Company’s or its Subsidiaries’ material property or material assets (including capital stock of any of the Company’s Subsidiaries) outside of the ordinary course of business, (vi) the Company and its Subsidiaries have not acquired any business, whether by merger, consolidation, purchase of property or assets or otherwise, (vii) there has not been (A) any increase in the compensation payable or to become payable to the Company’s and its Subsidiaries’ officers or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by Law, and (viii) the Company and its Subsidiaries have not made any material change with respect to accounting policies or procedures, except as required by changes in GAAP or by Law. Since the Audit Date, there has not been any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or its Subsidiaries whether or not covered by insurance, other than any damage, destruction or loss or damage which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g) Litigation and Liabilities.  There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company’s executive officers, threatened against the Company or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, or any other facts or circumstances, in either such case, of which the Company’s executive officers have knowledge that would reasonably be expected to result in any claims against or obligations or liabilities of the Company or any of its Subsidiaries, except for (A) those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (B) those that are reflected on the most recent consolidated balance sheet of the Company (or readily apparent in the notes thereto) filed or incorporated by reference in the Company Reports prior to the date of this Agreement, and (C) payment or performance obligations required to be made or performed in accordance with the terms of Contracts to which the Company or any of its Subsidiaries is a party and, with respect to performance obligations, to the extent required by applicable Law.

(h) Employee Benefits.  (i) All benefit and compensation plans, contracts, policies or arrangement maintained, sponsored or contributed to by the Company or any of its Subsidiaries covering current or former employees of the Company and its Subsidiaries (“Company Employees”) and current or former directors of the Company, including “employee benefit plans” within the meaning of Section 3(3) of the

Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and incentive and bonus, deferred compensation, stock purchase, restricted stock, stock option, stock appreciation rights or stock based plans (the “Company Compensation and Benefit Plans”), are listed in Section 5.1(h)(i) of the Company Disclosure Letter. Each such of the Company Compensation and Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Company Compensation and Benefit Plans, including any trust instruments or insurance contracts, and with respect to any employee stock ownership plan, loan agreements forming a part of any of the Company Compensation and Benefit Plans, and all amendments thereto, have been made available to the Parent.

(ii) All of the Company Compensation and Benefit Plans are in substantial compliance with ERISA, the Code and other applicable Laws, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Compensation and Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all Tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company’s executive officers are not aware of any circumstances that could reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that would subject the Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or any liability under Section 4071 of ERISA.

(iii) Neither the Company, any of its Subsidiaries nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (x) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA. No notices have been required to be sent to participants and beneficiaries or the Pension Benefit Guaranty Corporation under Section 302 or 4011 of ERISA or Section 412 of the Code.

(iv) All contributions required to be made under each Company Compensation and Benefit Plan as of the date of this Agreement have been timely made and all obligations in respect of each Company Compensation and Benefit Plan have been properly accrued and reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement to the extent required by GAAP. Neither any Pension Plans nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. The Company’s executive officers do not reasonably expect that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of any ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) There is no material pending or, to the knowledge of the Company’s executive officers threatened, litigation relating to the Company Compensation and Benefit Plans. Neither the Company nor

its Subsidiaries have any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(vi) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Compensation and Benefit Plan that would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder adoption of this Agreement, receipt of approval or clearance from any one or more Governmental Entities of the Merger or the other transactions contemplated by this Agreement, or the consummation of the Merger and the other transactions contemplated by this Agreement will (A) entitle any employees of the Company or its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Compensation and Benefit Plans; (C) limit or restrict the right of the Company, or, after the consummation of the transactions contemplated by this Agreement, Parent, to merge, amend or terminate any of the Company Compensation and Benefit Plans, or (D) result in payments under any of the Company Compensation and Benefit Plans which would not be deductible under Section 162(m).

(vii) All Company Compensation and Benefit Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have been operated in good faith compliance with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder.

(viii) Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plans pursuant to which it was issued, (B) has an exercise price per Company Share equal to or greater than the fair market value of a Company Share at the close of business on the date of such grant, (C) has a grant date identical to the date on which the Company’s Board of Directors or compensation committee actually awarded such Company Option, and (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively.

(i) Compliance with Laws.  (i) Since January 1, 2004, the businesses of each of the Company and its Subsidiaries have not been conducted in violation of any applicable federal, state, local or foreign law, rule, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law (collectively, “Laws”) pertaining to and binding upon the Company and its Subsidiaries, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company’s executive officers, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company’s executive officers, no change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any written notice or communication from any Governmental Entity of any noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for such changes and noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has obtained and is in substantial compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, concessions, variances, exemptions and orders issued or granted by a Governmental Entity (collectively, “Licenses”), required to be issued to or held by the Company and its Subsidiaries in order to allow them to conduct their respective businesses as currently conducted and all such Licenses are in full force and effect, except where the failure to possess any such License or the failure of any such License to be in full force and effect or failure to be in compliance with any such License, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The representations and warranties set forth in this Section 5.1(i)(i) do not address, and shall not be deemed to address, any employee benefits, environmental or Tax matters, including compliance with ERISA, Environmental Laws or Tax Laws.

(ii) Section 5.1(i)(ii) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (A) all Licenses issued or granted to the Company or any of its Subsidiaries by the FCC (“FCC Licenses”), and all Licenses issued or granted to the Company or any of its Subsidiaries by public utility commissions regulating telecommunications businesses (“State Licenses” and collectively with the FCC Licenses, the “Communications Licenses”); (B) all pending applications for Licenses that would be Licenses if issued or granted; and (C) all pending applications by the Company or any of its Subsidiaries for modification, extension or renewal of any License. Each of the Company and its Subsidiaries is in compliance with its obligations under each of the FCC Licenses and the rules and regulations of the FCC, and with its obligations under each of the State Licenses, except for such failures to be in compliance with Communications Licenses as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company’s executive officers, there is not pending or threatened before the FCC, the Federal Aviation Administration (the “FAA”) or any other Governmental Entity any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of its Subsidiaries relating to any of the Licenses of the Company or its Subsidiaries (the “Company Licenses”), in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The FCC actions granting all FCC Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the knowledge of the Company’s executive officers, threatened any application, petition, objection or other pleading with the FCC, the FAA or any other Governmental Entity which challenges or questions the validity of or any rights of the holder under any such License, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii) All of the currently operating cell sites and microwave paths of the Company and its Subsidiaries in respect of which a filing with the FCC was required have been constructed and are currently operated in all respects as represented to the FCC in currently effective filings, and modifications to such cell sites and microwave paths have been preceded by the submission to the FCC of all required filings, in each case, except for such failures as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(iv) All transmission towers owned or leased by the Company and its Subsidiaries are obstruction-marked and lighted by the Company or its Subsidiaries to the extent required by, and in accordance with, the rules and regulations of the FAA (the “FAA Rules”), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Appropriate notification to the FAA has been made for each transmission tower owned or leased by the Company and its Subsidiaries to the extent required to be made by the Company or any of its Subsidiaries by, and in accordance with, the FAA Rules, in each case, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(v) The Company does not hold any License to provide local exchange services or interexchange services.

(j) Certain Contracts.  (i) Section 5.1(j) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of each Contract to which either the Company or any of its Subsidiaries is a party or bound which:

(A) provides that any of them will not compete with any other Person;

(B) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business;

(C) requires the purchase or disposition of any assets (including wireless spectrum) or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries with a value of $5 million or more;

(D) requires them to deal exclusively with any Person or group of related Persons;

(E) provides for a material indemnification obligation by the Company or any of its Subsidiaries under any Contract entered into outside of the ordinary course of business;

(F) is an interconnection or similar agreement in connection with which the Company’s or a Subsidiary of the Company’s equipment, networks and services are connected to those of another service provider in order to allow their respective customers access to each other’s services and networks;

(G) is an agency, dealer, reseller or other similar Contract (except for those that are terminable, without penalty on 30 days or less notice);

(H) contains any commitment to (w) provide wireless services coverage in a particular geographic area, (x) build out tower sites in a particular geographic area, or requires (y) payment for a specified number of minutes or (z) the acquisition of video content to be placed on or accessed over a mobile wireless device or otherwise;

(I) provides for the lease of real or personal property providing for annual payments of $500,000 or more or aggregate payments of $1 million or more;

(J) provides, individually or together with related Contracts, for the purchase of materials, supplies, goods, services, equipment or other assets (other than any Contract that is terminable without any payment or penalty on not more than 90 days notice by the Company or its Subsidiaries) that provides for or is reasonably likely to require either (x) annual payments by the Company and its Subsidiaries of $1 million or more or (y) aggregate payments by the Company and its Subsidiaries of $5 million or more;

(K) (other than among direct or indirect wholly owned Subsidiaries of the Company) relates to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) each in excess of $10 million;

(L) is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(M) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, (i) any wireless spectrum or (ii) any equity interests of any Person or other assets that have a fair market value or purchase price of at least $1 million;

(N) any roaming agreement that cannot be terminated on 30 days or less notice; and

(O) any partnership, joint venture or other similar agreement or arrangement relating to any partnership or joint venture in which the Company or any of its Subsidiaries own a 10% or greater voting or economic interest, other than any such interests that have a financial statement carrying and fair market value of less than $10 million and the Company and its Subsidiaries have no future funding obligation (the Contracts described in (A) through (O) above, together with all exhibits and schedules to such Contracts being the “Material Contracts”).

(ii) A true and complete copy of each Material Contract has been made available to Parent prior to the date of this Agreement. Each Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company’s executive officers, any other party thereto is in default or breach in any respect under the terms of any such Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(k) Takeover Statutes.  No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) as in effect on the date of this Agreement is applicable to the Company, Company Shares, the Merger or the other transactions contemplated by this Agreement.

(l) Environmental Matters.  Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) since January 1, 2004, each of the Company and its Subsidiaries has been in compliance in all material respects with all applicable Environmental Laws; (ii) no portion of any property currently or formerly owned, leased or occupied by the Company or any Subsidiary is materially Contaminated; (iii) neither the Company nor any of its Subsidiaries has received a written notice from any Governmental Entity or third party that it has been named or may be named as a responsible or potentially responsible party, relating to any unresolved suit, claim, action, proceeding or investigation under any Environmental Law for any site Contaminated by Hazardous Substances and, to the knowledge of the executive officers of the Company, there are no circumstances or conditions that would reasonably be expected to result in such notice; (iv) since January 1, 2004, neither the Company nor any of its Subsidiaries has incurred or is expected to incur any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); (vi) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions issued by any Governmental Entity or is subject to any contractual indemnity obligation or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

As used herein, the term “Contamination” means the presence of Hazardous Substances in, on or under any environmental media at levels that would reasonably be expected to require investigation or remediation pursuant to any Environmental Law or result in an enforcement action or clean up order by a Governmental Entity.

As used herein, the term “Environmental Law” means any Law relating to: (A) the protection, investigation or restoration of the environment, health, safety or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

(m) Taxes.  The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party; and (iii) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. As of the date of this Agreement, there are no pending or, to the knowledge of the Company’s executive officers, threatened audits, examinations, investigations or other proceedings in respect of material Taxes or material Tax matters. There are not, to the knowledge of the Company’s executive officers, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2005, 2004 and 2003. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2003 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed prior to the date of this Agreement. None of the Company or its Subsidiaries has been a party to any distribution occurring during the last 30 months in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied. No payments to be made to any of the officers and employees of the Company or its Subsidiaries will as a result of consummation of the Merger be subject to the deduction limitations under Section 280G of the Code.

Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) (including any transaction which the IRS has determined to be a “listed transaction” for purposes of 1.6011-4(b)(2)), or would be reportable to a similar extent under any other provision of state, local or foreign Tax Law. Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and any of its Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality for any taxable period for which the statute of limitations has not expired. Neither the Company nor any of its Subsidiaries is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(n) Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by a collective bargaining agreement or other similar Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company’s executive officers, threatened in writing, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company’s executive officers, there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened involving employees of the Company or any of its Subsidiaries, except for those the formation of which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(o) Intellectual Property.  Each of the Company and its Subsidiaries owns or possesses, or can acquire on reasonable terms, all Intellectual Property and Information Technology necessary to carry on its business as operated by it on the date of this Agreement. Neither the Company nor any of its

Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

As used herein,

(i) “Computer Software” means all computer software and databases (including source code, object code and all related documentation).

(ii) “Information Technology” means ownership license rights for use of the computers, Computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and associated documentation, in each case, which are necessary for the operation of the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement.

(iii) “Intellectual Property” means, collectively, all United States and foreign (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (B) inventions and discoveries, whether patentable or not, and all issued patents, invention disclosures and applications therefor, including provisionals, divisionals, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (C) trade secrets and confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; and (D) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

(p) Affiliate Transactions.  There are no material transactions, arrangements or Contracts between the Company and its Subsidiaries, on the one hand, and its affiliates (other than its wholly owned Subsidiaries), on the other hand.

(q) Insurance.  The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of the Company’s director and officer and error and omissions insurance policies (the “D&O Policies”) and all other material policies of insurance to which the Company or any of its Subsidiaries is a beneficiary or named insured. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company or its Subsidiaries (taking into account the cost and availability of such insurance).

(r) Brokers and Finders.  Neither the Company nor any of the Company’s officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Morgan Stanley & Co. Incorporated as the Company’s financial advisor and the Special Committee has employed Houlihan Lokey Howard & Zukin Capital Inc. as its financial advisor, in each case the arrangements with which have been disclosed to Parent prior to the date of this Agreement.

(s) No Other Representations or Warranties.  Except for the representations and warranties of the Company contained in this Section 5.1, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company or any of its Subsidiaries, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make such representation or warranty on behalf of the Company or any of its Subsidiaries.

5.2.  Representations and Warranties of Parent and Merger Sub.  Subject to Section 9.11(c), except as set forth in the disclosure letter delivered to the Company by Parent at the time of entering into this

Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Corporate Authority and Approval.  Parent and Merger Sub each has all requisite corporate or similar power and authority and each has taken all corporate or similar action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, other than the approval of this Agreement by the sole stockholder of Merger Sub which will be obtained immediately following the execution of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and is (assuming the due authorization, execution and delivery of the Company) a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of Parent has unanimously by all directors in attendance approved this Agreement. The Board of Directors of Merger Sub has, by resolutions duly adopted, approved this Agreement and declared the Merger and the other transactions contemplated hereby advisable, and the sole stockholder of Merger Sub will, promptly following execution of this Agreement, approve and declare advisable this Agreement.

(c) Governmental Filings; No Violations.  (i) Other than the necessary notices, reports, filings, consents, registrations, approvals, permits or authorizations (A) pursuant to Section 1.3, (B) required under the HSR Act and the Exchange Act, (C) to comply with state securities or “blue-sky” laws and (D) with or to the FCC pursuant to the Communications Act, no filings, notices and/or reports are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a termination (or right of termination) or a default under, Parent’s or Merger Sub’s certificate of incorporation or by-laws, (B) a breach or violation of, or a default or termination (or right of termination) under, the acceleration of any obligations or the creation of a Lien on Parent’s assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Parent or Merger Sub or, assuming the filings, notices and/or approvals referred to in Section 5.2(c)(i) are made or obtained, any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of its Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Litigation and Liabilities.  There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Parent’s executive officers, threatened against Parent or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

(e) Available Funds.  Parent has available to it, and as of the Effective Time will have available to it, all funds necessary for payment of the Merger Consideration.

(f) Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by Parent, and there are (A) no other shares of capital stock or other voting securities of Merger Sub, (B) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub and (C) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Brokers and Finders.  Neither Parent nor any of Parent’s officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that Parent has employed Lehman Brothers Inc. as its financial advisor.

(h) No Ownership of Company Securities.  Parent and its Subsidiaries do not own, beneficially or of record, more than 1% of Company Shares. Neither Parent nor Merger Sub, alone or together with any of their Affiliates and Associates (each as defined in the OGCA), has been the owner of 15% or more of Company Shares at any time during the three years preceding the date of this Agreement.

(i) No Other Representations and Warranties.  Except for the representations and warranties of Parent and Merger Sub contained in this Section 5.2, Parent and Merger Sub are not making and have not made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representation or warranty on behalf of Parent or Merger Sub.

ARTICLE VI

COVENANTS

6.1.  Interim Operations.

(a) Except as otherwise expressly contemplated by this Agreement, the Company covenants and agrees as to itself and its Subsidiaries that from and after the date of this Agreement and prior to the Effective Time, the business of the Company and its Subsidiaries shall be conducted in all material respects in the ordinary and usual course and, to the extent consistent therewith, the Company shall and shall cause its Subsidiaries to use reasonable best efforts to preserve its business organization intact in all material respects and to maintain in all material respects the Company’s existing relations and goodwill with customers, suppliers, regulators, agents, resellers, creditors, lessors, employees and business associates. In addition, the Company covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing (which approval shall not be unreasonably withheld, delayed or conditioned), and except as otherwise expressly contemplated by this Agreement or disclosed in Section 6.1(a) of the Company Disclosure Letter):

(i) it shall not (A) amend its certificate of incorporation or by-laws or comparable governing instruments; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than (I) dividends and distributions by a wholly owned Subsidiary to its parent Person and (II) cash dividends on the Series F Preferred required under the Company’s certificate of incorporation; or (D) other than the redemption of Series F Preferred contemplated by Section 6.17, purchase, redeem or otherwise acquire any of its or its Subsidiaries’ shares of capital stock or any securities convertible or exchangeable into or exercisable for any such shares of capital stock;

(ii) it shall not merge or consolidate with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or adopt a plan of liquidation;

(iii) it shall not (A) establish, adopt, amend in any material respect or terminate any Company Compensation and Benefit Plan or amend the terms of any outstanding equity-based awards, except (I) to comply with applicable Law, including the requirements of Section 409A of the Code, and (II) if the transactions contemplated by this Agreement are not consummated prior to December 31, 2007, subject to prior consultation with Parent, the Company shall be entitled to establish a 2008 cash bonus plan having terms reasonably comparable in all material respects to the terms of the Company’s 2007 bonus plan; (B) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, except to comply with applicable Law or the provisions of the Company Compensation and Benefit Plans as in effect on the date hereof or the provisions of this Agreement; (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, except for (I) the payment of bonuses in accordance with Company Compensation and Benefit Plans existing as of the date hereof, (II) the payment of cash bonuses established pursuant to clause (iii)(A)(II) of this Section 6.1(a), (III) increases in base salary in the ordinary course of business consistent with past practice for current, promoted or newly hired employees who are not officers and (IV) increases in base salary related to normal periodic performance reviews, including the annual performance reviews in March 2008 if the Closing has not occurred by that time; (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Compensation and Benefit Plan, except to the extent already provided in any such Company Compensation and Benefit Plan or provided in this Agreement; (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Compensation and Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or to comply with applicable Law, including the requirements of Section 409A of the Code; or (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(iv) it shall not incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business (including, subject to Section 6.13, in connection with the upcoming auction of 700 MHz spectrum ) consistent with the terms of the Company’s existing indebtedness for borrowed money not to exceed $195 million in the aggregate; (B) indebtedness for borrowed money to fund the redemption of Series F Preferred contemplated by Section 6.17 consistent with the terms of the Company’s existing indebtedness for borrowed money; (C) indebtedness for borrowed money in replacement of existing indebtedness for borrowed money or permitted to be incurred under this clause (iv) consistent with the terms of the Company’s existing indebtedness for borrowed money; (D) guarantees by the Company of indebtedness of its wholly-owned Subsidiaries; and (E) indebtedness for borrowed money used to make the capital expenditures permitted under clause (v) of this Section 6.1(a);

(v) it shall not make or commit to any capital expenditures, other than in the ordinary course of business and in any event (A) with respect to the period through December 31, 2007, not in excess of 103% of the aggregate amount contemplated by the Company’s capital expenditure budget for the year 2007, a copy of which capital expenditure budget for the year 2007 is attached to the Company Disclosure Letter, reduced for all amounts spent or committed to prior to the date of this Agreement, provided that the timing of all expenditures under such budget shall be substantially consistent with the timing contemplated in such budget, and (B) with respect to the year 2008, not in excess of $165 million in the aggregate and not more than $50 million in any fiscal quarter;

(vi) it shall not transfer, lease, license, sell, mortgage, pledge, place a Lien upon or otherwise dispose of any of their respective property or assets (including capital stock of any of its Subsidiaries), except for (A) transfers, leases, licenses, sales, or other dispositions of inventory and equipment in the ordinary course of business consistent with past practice (B) leases or licenses of spectrum in the ordinary course of business consistent with past practice, (C) dispositions or sales of their respective properties or assets in the ordinary course of business consistent with past practice with a fair market value not to exceed $15 million individually or $35 million in the aggregate and (D) Liens, mortgages and pledges on properties or assets to secure any indebtedness for borrowed money permitted by clause (iv) of this Section 6.1(a);

(vii) it shall not issue, deliver, sell, or place a Lien upon shares of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares, except (A) any shares of Class A Common Stock issued pursuant to Company Options and other awards outstanding on the date of this Agreement under the Company Stock Plans; (B) shares of Class A Common Stock issued upon conversion of (x) the Company’s 1.50% Senior Convertible Debentures due 2025 or (y) the Series F Preferred; and (C) Liens on the capital stock of its Subsidiaries to secure any indebtedness for borrowed money permitted by clause (iv) of this Section 6.1(a);

(viii) subject to Section 6.13, it shall not acquire any business, whether by merger, consolidation, purchase of property or assets or otherwise;

(ix) it shall not make any change with respect to accounting policies or procedures, except as required by changes in GAAP or by Law;

(x) except as required by Law, it shall not (A) make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any material accounting method therefor that is inconsistent with elections made, positions taken or accounting methods used in preparing or filing similar Tax Returns in prior periods or (B) settle or resolve any material Tax controversy;

(xi) it shall not (A) enter into any line of business in any geographic area other than the current lines of business of the Company and its Subsidiaries and products and services reasonably ancillary thereto, including any current line of business and products and services reasonably ancillary thereto in any geographic area for which the Company or any of its Subsidiaries currently holds a FCC License authorizing the conduct of such business, product or service in such geographic area, or (B) except as currently conducted, engage in the conduct of any business in any state which would require the receipt or transfer of a Communications License or any other license issued by any Governmental Entity authorizing operation or provision of any communication services or foreign country that would require the receipt or transfer of, or application for, a Company License to the extent such license would be reasonably expected to prevent or materially delay the consummation of the transactions contemplated herein;

(xii) subject to Section 6.13, it shall not file for any Company License (A) outside of the ordinary course of business or (B) the receipt of which would reasonably be expected to prevent, impair or delay consummation of the Merger;

(xiii) subject to Section 6.13 and other than investments in marketable securities in the ordinary course of business consistent with past practice, it shall not make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(xiv) subject to Section 6.13, it shall not enter into (A) any non-competition Contract or other Contract that (I) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business or (II) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries, (B) any Contract requiring the Company or its Subsidiaries to deal exclusively with a Person or related group of Persons, (C) any other Contract or series of related Contracts with respect to which the Company would be required to file a Current Report on Form 8-K pursuant to Item 1.01 thereof or that is reasonably likely to provide for payments to the Company and its Subsidiaries, or by the Company and its Subsidiaries, in excess of $1 million in any twelve-month period or (D) that would or would be reasonably likely to prevent, delay or impair the Company’s ability to consummate the transactions contemplated by this Agreement;

(xv) it shall not settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity for an amount to be paid by the Company or any of its Subsidiaries in excess of $500,000 (exclusive of any amounts paid by or under any insurance policy maintained by the Company or its Subsidiaries) or which would be reasonably likely to have any adverse impact on the operations of the Company or any of its Subsidiaries as a result of a non-monetary settlement;

(xvi) it shall not change (other than pursuant to software updates, upgrades and patches) any of the material technology used in its respective businesses;

(xvii) it shall not assign, transfer, cancel, fail to renew or fail to extend any FCC License or material State License, except for cancellations or modifications of FCC Licenses for microwave facilities in the ordinary course of business consistent with past practice, or cancellations or modifications of FCC Licenses for microwave facilities in connection with negotiated relocation agreements in accordance with Sections 27.1111, et seq. and Sections 101.69, et seq. of the FCC Rules, provided that such actions would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby;

(xviii) it shall not enter into any collective bargaining agreement; and

(xix) it shall not authorize or enter into any agreement to do any of the foregoing.

(b) Prior to making any written communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable opportunity to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

6.2.  Acquisition Proposals.

(a) No Solicitation or Negotiation.  The Company agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries’ executive officers or directors shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ non-executive officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, or otherwise knowingly facilitate, any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal.

Notwithstanding the foregoing, the Company may, on or prior to August 31, 2007, in response to an unsolicited bona fide written Acquisition Proposal that the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel and financial advisor, is or is reasonably likely to result in a Superior Proposal, (A) provide public or non-public information or data in response to a request of the Person who has made such an unsolicited bona fide written Acquisition Proposal, provided that the Company (i) shall have entered into with the Person so requesting such information or data a confidentiality agreement containing terms at least as favorable to the Company in all material respects as the terms contained in the Confidentiality Agreement and (ii) promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent and (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that prior to taking any action described in clause (A) or (B) above, the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under Oklahoma Law.

(b) Definition.  For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries (other than any such transaction that is permitted by Sections 6.1(a)(ii) or 6.1(a)(viii)) or (ii) any proposal or offer to acquire in any manner, directly or indirectly, 25% or more of any class of the Company’s equity securities or those of any of its Subsidiaries or 25% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal involving all or substantially all of the assets (on a consolidated basis) of the Company and its Subsidiaries or the total voting power of the equity securities of the Company that the Board of Directors of the Company has determined in its good faith judgment, after consultation with its outside legal counsel and financial advisor, is reasonably likely to be consummated in accordance with its terms, and taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the transactions contemplated by this Agreement proposed by Parent in accordance with Section 6.2(f)).

(c) Certain Permitted Disclosure.  Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state Law.

(d) Existing Discussions.  The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform Persons referred to in the first sentence hereof of the obligations undertaken in this Section 6.2. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(e) Notice.  The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any inquiries, proposals or offers which would reasonably be expected to lead to an Acquisition Proposal are received by the Company or its Representatives or if any inquiry or request for non-public information is made to, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives that would reasonably be expected to lead to an Acquisition Proposal, indicating, in connection with such notice, the name of the Person making such inquiries, proposals, offers or request and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements).

(f) Acceptance of Superior Proposal.  If the Company receives a Superior Proposal and the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel, that accepting such Superior Proposal and terminating this Agreement is required in order to comply with the Company’s directors’ fiduciary duties under Oklahoma Law, the Company’s Board of Directors may, in response to such a Superior Proposal, terminate this Agreement pursuant to Section 8.3(b), provided that the Company’s Board of Directors shall not terminate this Agreement unless and until (i) the Company has given Parent five calendar days’ prior written notice of its intention to terminate this Agreement to enter into a transaction contemplated by a Superior Proposal, which notice shall specify the terms and conditions of any such Superior Proposal and the identity of the Person making such Superior Proposal and shall contemporaneously provide Parent with a copy of the most current written draft agreements and ancillary documents with the Person making such Superior Proposal (it being understood and agreed that any material revision to such Superior Proposal shall require a new five calendar days’ prior written notice to Parent from the Company) and (ii) the Company shall, and shall cause its financial advisors and legal counsel to, negotiate with Parent and its representatives in good faith (to the extent Parent desires to negotiate) to attempt to make such adjustments in the terms and conditions of this Agreement so that such proposal no longer constitutes a Superior Proposal and the Company’s Board of Directors shall have considered in good faith any proposed changes to this Agreement proposed in writing by Parent.

6.3.  Information Supplied.

(a) The Company shall promptly prepare and file with the SEC an Information Statement on Schedule 14C in connection with the Merger (the “Information Statement”). The Company shall use its reasonable best efforts to have the Information Statement cleared by the SEC as promptly as practicable after such filing, and shall promptly thereafter mail the Information Statement to the stockholders of the Company. The Company and Parent shall also use their respective reasonable best efforts to satisfy prior to the mailing date of the Information Statement all necessary state securities law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement. The Company shall cause the Information Statement to comply with Section 1073C of the OGCA.

(b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Information Statement will, at the time the Information Statement is mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the Information Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

6.4.  Filings; Other Actions; Notification.

(a) Parent and the Company shall cooperate with each other and use, and shall cause their respective Subsidiaries and any Persons of which it is a Subsidiary to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable (it being understood that nothing contained in this Agreement shall require Parent to obtain any consents, approvals, permits or authorizations prior to the Termination Date), including (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than 30 days after the date hereof, all applications required to be filed with the FCC and the notification and required form under the HSR Act; provided, however, that the failure to file within such 30 day period will not constitute a breach of this Agreement so long as the filing is made as promptly as reasonably practicable thereafter); (ii) subject to the foregoing, obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; and (iii) defending any lawsuits or other judicial proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including seeking to avoid the entry of, or to have reversed, terminated or vacated, any stay or other injunctive relief entered by any court or other Governmental Entity. Nothing in this Agreement shall require, or be construed to require, (i) Parent, the Company or any of their respective Subsidiaries to take or refrain from taking any action or to agree to any restriction or condition with respect to any of their assets or operations, in each case that would take effect prior to the Effective Time or (ii) Parent or its Subsidiaries to take or refrain from taking any action or to agree to any restriction or condition with respect to (A) the operations or assets of Parent or any of its Subsidiaries that are not their mobile wireless voice and data businesses (as offered by AT&T Mobility LLC and its Subsidiaries and affiliates), (B) the operations or assets of Parent’s and its Subsidiaries’ mobile wireless voice and data businesses (as offered by AT&T Mobility LLC and its Subsidiaries and affiliates) that are not de minimis in the aggregate (it being understood that, for this purpose, in determining if restrictions or conditions are de minimis, whether something is de minimis shall be considered by reference to the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, rather than that of Parent and its Subsidiaries, taken as a whole) or (C) the Company or the Company’s Subsidiaries unless such actions, restrictions and conditions would not, individually or in the aggregate, with respect to the matters described in this clause (C) together with any restrictions or conditions described in clause (B), reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Parent and its Subsidiaries at or following the Effective Time (it being understood that, for this purpose, materiality shall be considered by reference to the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, rather than that of Parent and its Subsidiaries, taken as a whole) (a “Regulatory Material Adverse Effect”). For purposes of determining whether a Regulatory Material Adverse Effect would reasonably be expected to occur, (A) both positive and negative effects of any such actions, restrictions and conditions, including any sale, divestiture, licensing, lease or disposition, shall be taken into account and (B) any loss of synergies anticipated from the Merger as a result of such actions, restrictions or conditions, including any sale, divestiture, licensing, lease or disposition, shall not be taken into account. The Company shall not be permitted to agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits or authorizations in connection with the transactions contemplated by this Agreement without the prior written consent of Parent, which, with respect to the Company and its Subsidiaries, shall not be unreasonably (taking into account the other provisions of this Section 6.4(a)) withheld, conditioned or delayed. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Information Statement). To the extent permitted by Law, each party shall provide the other with copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the transactions contemplated by this Agreement and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of Parent and the Company. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b) Upon the written request of Parent, the Company shall execute and deliver, or cause to be executed and delivered, at the Closing, one or more supplemental indentures and other instruments (in form and substance reasonably acceptable to the Company) required for the due assumption of the Company’s outstanding debt, guarantees, securities and other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.

(c) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Information Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other written communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

(e) Within ten business days following the date of this Agreement, the Company shall mail to all of the holders of record of Company Shares, a notice of appraisal rights in accordance with the provisions of Section 1091 of the OGCA.

6.5.  Access; Consultation.  Upon reasonable notice, and except as may otherwise be prohibited by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent’s representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and Parent’s representative, all information concerning its or any of its Subsidiaries’ business, properties and personnel as Parent may reasonably request, provided that no investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty made by the Company hereunder; and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 6.5 shall be directed to an executive officer of the Company or such Person as may be designated by any such executive officer, as the case may be. Notwithstanding the foregoing, the Company shall not be obligated to afford Parent or its representatives any access to any properties, books contracts, commitments, personnel or records relating to, or in respect of, any forward product plans, product specific cost information, pricing information, customer specific information, merchandising information or other similar competitively sensitive information. All information provided or made available pursuant to this Section 6.5 shall be subject to the Confidentiality Agreement, and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

6.6.  Stock Exchange De-listing/De-registration.  The Company shall take all actions necessary to permit Company Shares to be de-listed from NASDAQ and de-registered under the Exchange Act following the Effective Time.

6.7.  Publicity.   The initial press release with respect to the Merger shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, and except any consultation that would not be reasonably practicable as a result of requirements of Law.

6.8.  Employee Benefits.

(a) Parent shall cause the Surviving Corporation for at least 12 months after the Effective Time to provide or cause to be provided to current Company Employees compensation (including wages, salary, bonus and other compensation opportunities (other than equity compensation) and benefit plans (other than the deferred compensation plan(s) listed in Section 6.1(a)(iii) of the Company Disclosure Letter) that are reasonably comparable, in the aggregate, to the Company Compensation and Benefit Plans; provided, however, that with respect to employees who are subject to collective bargaining, all benefits shall be provided only in accordance with the applicable collective bargaining agreement.

(b) Parent shall cause the Surviving Corporation to assume and perform, pursuant to their terms, all obligations to current and former employees under the Company Compensation and Benefit Plans listed in Section 6.8(b) of the Company Disclosure Letter. Without limiting the generality of the foregoing, Parent shall, and shall cause the Surviving Corporation to, pay to any participant under the Company’s 2007 executive incentive bonus plan whose employment is terminated without cause as of or after the Effective Time a pro rata bonus payment thereunder which (i) assumes that all subjective and individual performance criteria of such participant have been 100% satisfied and (ii) with respect to any objective Company performance criteria applicable to such participant compares the actual performance of the Company for 2007 through the end of the month prior to the employment termination date against the Company budget targets for those applicable objective Company criteria levels for such periods.

(c) The Company shall terminate the Company’s 2002 Employee Stock Purchase Plan on the date hereof.

(d) To the extent applicable with respect to employee benefit plans, programs, policies and arrangements that are established or maintained by Parent or its Subsidiaries (including the Company and its Subsidiaries) for the benefit of Company Employees and their eligible dependents shall be given credit for their service with the Company and its Subsidiaries (i) for all purposes of eligibility to participate and vesting (but not benefit accrual under a qualified defined benefit pension plan or a non-qualified defined benefit pension plan) to the extent such service was taken into account under a corresponding Company Compensation and Benefit Plan, and (ii) for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and shall be given credit for amounts paid under a corresponding Company Compensation and Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans, programs, policies and arrangements maintained by Parent. Notwithstanding the foregoing, service and other amounts shall not be credited to Company Employees or their eligible dependents to the extent the crediting of such service or other amounts would result in the duplication of benefits. Notwithstanding the foregoing, nothing contained in this Section 6.8 shall (A) be treated as an amendment of any particular Company Compensation and Benefit Plan, (B) give any third party any right to enforce the provisions of this Section 6.8 or (C) obligate Parent, the Surviving Corporation or any of their Subsidiaries to (x) maintain any particular Company Compensation and Benefit Plan or (y) retain the employment of any particular employee.

6.9.  Expenses.   Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing, printing and mailing the Information Statement shall be shared equally by Parent and the Company.

6.10.  Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries, and each Person who served at the request of the Company as a director, officer, trustee, fiduciary or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise (when acting in such capacity) determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). The indemnification rights hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation and by-laws of the Surviving Corporation or any of its Subsidiaries or under the Laws of the jurisdiction of organization of the Surviving Corporation. The certificate of incorporation and by-laws of the Surviving Corporation shall contain, and Parent shall cause the Surviving Corporation to fulfill and honor, provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the Indemnified Parties as those set forth in the Company’s certificate of incorporation and by-laws as of the date of this Agreement, which (subject to Section 6.10(d)) shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties.

(b) Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent that such failure does not actually prejudice Parent or the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent and the Surviving Corporation shall jointly and severally pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties shall cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent.

(c) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain a policy of officers’ and directors’ liability insurance (“D&O Insurance”) for acts and omissions occurring prior to the Effective Time with coverage in amount and scope at least as favorable as the Company’s D&O Policies; provided, however, that, if the existing D&O Policies expire, are terminated or cancelled, or if the annual premium therefor is increased to an amount in excess of 300% of the last annual premium paid prior to the date of this Agreement (such amount, as stated in Section 6.10(c) of the Company Disclosure Letter, the “Current Premium”), in each case during such six year period, Parent and the Surviving Corporation will use its reasonable best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 300% of the Current Premium; and provided, further, that in lieu of such coverage, Parent may substitute a prepaid “tail” policy for such coverage, which it may cause the Company to obtain effective immediately prior to the Closing.

(d) If Parent or the Surviving Corporation or any of their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.10.

(e) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. No release executed by an Indemnified Party in connection with his or her departure from the Company or its Subsidiaries shall be deemed to be a release or waiver of any of the indemnity or other rights provided such Indemnified Party in this Section 6.10, unless the release or waiver of the provisions of this Section 6.10 is expressly provided in such release.

6.11.  Regulatory Compliance.

(a) The Company and each of its Subsidiaries agrees to use commercially reasonable efforts to (i) cure no later than the Effective Time any violations and defaults by any of them under any applicable rules and regulations of the FCC (“FCC Rules”) and the FAA Rules, (ii) substantially comply with the terms of the FCC Licenses and the FAA Rules, (iii) file or cause to be filed with the FCC and the FAA all reports and other filings required to be filed under applicable FCC Rules and FAA Rules and (iv) take all reasonable actions requested in writing by Parent on or before the Closing Date (provided that no such action shall be required if it would require the Company or any of its Subsidiaries to take or refrain from taking any action or to agree to any restriction or condition with respect to any of their respective assets or operations, in each case that would take effect prior to the Effective Time) for each of them to be in compliance upon the consummation of the Closing with the provisions of Sections 271 and 272 of the Communications Act (including any orders issued by the FCC interpreting or implementing such provisions). Parent agrees that if this Agreement is terminated by the Company pursuant to Section 8.3, it shall promptly thereafter reimburse the Company for any reasonable out-of-pocket expenses incurred by the Company following incurrence and delivery of reasonable documents by the Company at the direction of Parent pursuant to clause (iv) of this Section 6.11(a).

(b) During the period from the date of this Agreement to the Closing, the Company and its Subsidiaries shall use their reasonable best efforts to (i) take all actions reasonably necessary to maintain and preserve the Licenses and (ii) refrain from taking any action that would give the FCC or any other Governmental Entities with jurisdiction over the Company or any of its Subsidiaries reasonable grounds to institute proceedings for the suspension, revocation or adverse modification of any Licenses, except in the case of clauses (i) and (ii) where the failure to take such action, or the taking of such action, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

6.12.  Takeover Statute.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13.  700 MHz Auction.  The Company shall concurrently with the execution of this Agreement enter into a bidding agreement with Parent in the form attached hereto as Exhibit A.

6.14.  Control of the Company’s or Parent’s Operations.   Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control, affect, influence or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

6.15.  Section 16(b).   The Board of Directors of the Company shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16.  Treatment of Certain Notes.

(a) The Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to commence, promptly after the receipt of a written request from Parent to do so and the receipt of the Offer Documents from Parent, offers to purchase, and any related consent solicitations with respect to, any indebtedness of the Company and its Subsidiaries (collectively, the “Indebtedness”) on the terms and conditions specified by Parent (collectively, the “Debt Offers”), and Parent shall assist the Company in connection therewith. Notwithstanding the foregoing, the closing of the Debt Offers shall be conditioned on the completion of the Merger and otherwise in compliance with applicable Laws and SEC rules and regulations. The Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective representatives to, provide cooperation reasonably requested by Parent in connection with the Debt Offers. With respect to any series of Indebtedness, if requested by Parent in writing, in lieu of commencing a Debt Offer for such series (or in addition thereto), the Company shall, to the extent permitted by the indenture and officers’ certificates or supplemental indenture governing such series of Indebtedness (i) issue a notice of optional redemption for all of the outstanding principal amount of Indebtedness of such series pursuant to the requisite provisions of the indenture and officer’s certificate governing such series of Indebtedness or (ii) take actions reasonably requested by Parent that are reasonably necessary for the satisfaction and/or discharge and/or defeasance of such series pursuant to the applicable provisions of the indenture and officer’s certificate or supplemental indenture governing such series of Indebtedness, and shall redeem or satisfy and/or discharge and/or defeasance, as applicable, such series in accordance with the terms of the indenture and officer’s certificate or supplemental indenture governing such series of Indebtedness at the Effective Time, provided that to the extent that any action described in clause (i) or (ii) can be conditioned on the occurrence of the Effective Time, it will be so conditioned, and provided, further, that prior to the Company being required to take any of the actions described in clause (i) or (ii) above that cannot be conditioned on the occurrence of the Effective Time, prior to the Closing, Parent shall irrevocably deposit, or shall cause to be irrevocably deposited with the trustee under the relevant indenture governing such series of Indebtedness sufficient funds to effect such redemption or satisfaction or discharge. The Company shall, and shall cause its Subsidiaries to, waive any of the conditions to the Debt Offers (other than that the Merger shall have been consummated and that there shall be no Law prohibiting consummation of the Debt Offers) as may be reasonably requested by Parent and shall not, without the written consent of Parent, waive any condition to the Debt Offers or make any changes to the Debt Offers other than as agreed between Parent and the Company.

(b) The Company covenants and agrees that, promptly following any consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its applicable Subsidiaries as is necessary shall (and shall use their reasonable best efforts to cause the applicable trustee to) execute supplemental indentures to the indentures governing each series of Indebtedness for which the requisite consent has been received, which supplemental indentures shall implement the amendments described in the offer to purchase, related letter of transmittal, and other related documents (collectively, the “Offer Documents”) and shall become operative only concurrently with the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers). Concurrent with the Effective Time, Parent shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for any Indebtedness that has been properly tendered and not properly withdrawn pursuant to the Debt Offers and in accordance with the Debt Offers using funds provided by or at the direction of Parent.

(c) Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offers, including the Offer Documents. Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements) and all mailings to the holders of Indebtedness in connection with the Debt Offers shall be subject to the prior review of, and comment by, the Company and its legal counsel. If at any time prior to the completion of the Debt Offers any information in the Offer Documents should be discovered by the Company and its Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the applicable Indebtedness (which supplement or amendment and dissemination may, at the reasonable direction of Parent, take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this Section 6.16(c), the Company shall and shall cause its Subsidiaries to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such laws are applicable in connection with the Debt Offers and such compliance will not be deemed a breach hereof.

(d) In connection with the Debt Offers, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected. Parent shall pay the fees and out-of pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offers upon the incurrence of such fees and out-of-pocket expenses, and Parent further agrees to reimburse the Company and their Subsidiaries for all of their reasonable and documented out-of-pocket costs incurred in connection with the Debt Offers.

6.17.  Series F Preferred.   At least fifty days prior to the Effective Time, but not prior to August 20, 2007, the Company shall mail a notice of redemption to each holder of shares of the Series F Preferred in accordance with the terms of the certificate of designation of the Series F Preferred (the “Redemption Notice”). The Redemption Notice shall specify that all shares of the Series F Preferred shall be redeemed at the applicable price in cash only determined in accordance with the Company’s certificate of incorporation on the date specified in the Redemption Notice, which date shall be the 45th day after the Redemption Notice is mailed (the “Redemption Date”). The Company shall take all steps necessary under the certificate of incorporation of the Company and the certificate of designations of the Series F Preferred to cause all shares of Series F Preferred to no longer be deemed outstanding from and after the Redemption Date. Notwithstanding the foregoing, the Company shall not be required to take any of the actions contemplated by this Section 6.17 if the Company determines in its reasonable discretion that such actions, individually or in the aggregate, would constitute or result in a breach or violation of, or a default or termination (or right of termination) under, the acceleration of any obligations or the creation of a Lien (other than an immaterial Lien) on the Company’s assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both), under any Contract in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is bound.

6.18.  Notice to Stockholders.  Promptly following the adoption of this Agreement by the Company Requisite Vote, the Company shall mail notice of such adoption to all of the holders of record of Company Shares as of the time of such adoption in accordance with applicable Law.

6.19.  Potential Sale of Interests.  Between the date of this Agreement and the Effective Time, to the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent to facilitate the disposition immediately prior to, at or after the Effective Time of those assets or ownership interests held by the Company or any of its Subsidiaries that are identified on Section 6.19 of the Parent Disclosure Letter (such assets or interests being “Potential Sale Interest”). To the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to (a) permit Persons whom Parent identifies to the Company as potential purchasers of a Potential Sale Interest to conduct (and cooperate with such Persons’) reasonable investigations with respect to such Potential Sale Interest (provided that any such Person executes and delivers to the Company a confidentiality agreement containing customary terms), (b) comply with any applicable right of first refusal, right of first offer, right of approval or similar provisions that may be applicable to a proposed transfer of a Potential Sale Interest, and (c) deliver such notices, make such filings and execute such Contracts relating to the disposition of Potential Sale Interests as maybe reasonably requested by Parent; provided that neither the Company nor any of its Subsidiaries shall be required to execute any such Contract under which the Company or any of its Subsidiaries may be required to dispose of any Potential Sale Interest other than immediately prior to, at or after the Effective Time, or to agree to restrictions on their businesses or operations prior to the Effective Time. Parent shall be permitted to identify potential purchasers of Potential Sale Interests and negotiate any Contracts with respect to dispositions of Potential Sale Interests; provided that the Company may (and, to the extent reasonably requested by Parent, shall) participate in such negotiations. Notwithstanding the foregoing, (i) Parent shall reimburse the Company and its Subsidiaries for their reasonable out-of-pocket costs in complying with this Section 6.19 promptly following incurrence and delivery of reasonable documentation of such costs, and (ii) the Company and its Subsidiaries shall not be required to breach the terms of any Contract with respect to such Potential Sale Interest.

ARTICLE VII

CONDITIONS

7.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Stockholder Consent.  This Agreement shall have been duly adopted by holders of Company Shares constituting the Company Requisite Vote and have been duly adopted by the sole stockholder of Merger Sub.

(b) Distribution of Information Statement.  The Company shall have delivered by certified mail the Information Statement, at least 20 calendar days prior to the Closing.

(c) Regulatory Consents.   (i) The waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, (ii) all Governmental Consents required to be obtained from the FCC for the consummation of the Merger shall have been obtained, (iii) if necessary, the approval and consent referred to in Section 7.1(c) of the Company Disclosure Letter and the Parent Disclosure Letter shall have been obtained, and (iv) all other Governmental Consents, the failure of which to make or obtain would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or reasonably be expected to subject any officer or director of the Company to any criminal liability, shall have been made or obtained (such Governmental Consents, together with those described in Sections 7.1(c)(i), 7.1(c)(ii), 7.1(c)(iii) and 7.1(c)(iv), the “Required Governmental Consents”). For purposes of this Agreement, the term “Governmental Consents” shall mean all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

(d) Litigation.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

7.2.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties.   (i) The representations and warranties of the Company set forth in Section 5.1(b) relating to the capital stock of the Company and set forth in Section 5.1(i)(v) shall be true and correct in all material respects (A) on the date of this Agreement and (B) at the Closing (except to the extent that such representation and warranty speaks only as of a particular date; in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct (A) on the date of this Agreement and (B) at the Closing (except to the extent that any such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this Section 7.2(a)(ii) without any materiality or Material Adverse Effect qualification or any similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the condition set forth in this Section 7.2(a) has been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Governmental Consents.  All Governmental Consents that have been obtained shall have been obtained without the imposition of any term, condition or consequence that would (x) require Parent or its Subsidiaries to take or refrain from taking any action or to agree to any restriction or condition with respect to the operation or assets of Parent or any of its Subsidiaries that are not their mobile wireless voice and data businesses (as offered by AT&T Mobility LLC and its Subsidiaries and affiliates) or (y) reasonably be expected to have a Regulatory Material Adverse Effect, and all Required Governmental Consents obtained from the FCC shall have been obtained by Final Order. For the purpose of this Agreement, “Final Order” means an action or decision that has been granted as to which (i) (A) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and (B) any deadline for filing such a request that may be designated by statute or regulation has passed, (ii) (A) no petition for rehearing or reconsideration or application for review is pending and (B) the time for the filings of any such petition or application has passed, (iii) (A) no Governmental Entity has undertaken to reconsider the action on its own motion and (B) the time within which it may effect such reconsideration has passed, and (iv) (A) no appeal is pending (including other administrative or judicial review) or in effect and (B) any deadline for filing any such appeal that may be specified by statute or rule has passed, which in any such case (i)(A), (ii)(A), (iii)(A) or (iv)(A) is reasonably likely to result in vacating, reversing, setting aside, annulling, suspending or modifying such action or decision (in the case of any modification in a manner that would impose any term, condition or consequence that would reasonably be expected to have a Regulatory Material Adverse Effect.)

(d) Material Adverse Effect.   After the date of this Agreement, there shall not have occurred any event, occurrence, discovery or development that, individually or in the aggregate, has resulted, or would reasonably be expected to result, in a Company Material Adverse Effect.

7.3.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties.   (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (A) on the date of this Agreement and (B) at the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such date); and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by the executive officers of Parent and Merger Sub to the effect that the condition set forth in this Section 7.3(a) has been satisfied.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by executive officers of Parent and Merger Sub to such effect.

ARTICLE VIII

TERMINATION

8.1.  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent, by action of their respective Boards of Directors.

8.2.  Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after the adoption of this Agreement by stockholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by June 30, 2008 (the “Termination Date”); provided, however, that, if the condition set forth in Section 7.2(c) shall not have been satisfied solely by reason of a Required Governmental Consent that has been obtained but is not yet a Final Order, neither party may terminate this Agreement prior to the 60th day after receipt of such Required Governmental Consent, or (b) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, provided that the right to terminate this Agreement pursuant to clause (a) of this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

8.3.  Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of the Company (a) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied, and such breach or failure to be true is not curable or, if curable, is not cured by the earlier of (i) the 90th day after notice of such breach is given by the Company to Parent and (ii) the Termination Date, or (b) at any time on or prior to August 31, 2007 if (i) the Company has not materially breached any of its obligations under Section 6.2, (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive transaction agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) after compliance with the terms of Section 6.2(f) such Superior Proposal remains a Superior Proposal and (iv) the Company prior to such termination pays to Parent the Termination Fee. The Company agrees that it will not enter into the binding agreement referred to in clause (ii) above until the sixth calendar day after it has provided the notice to Parent required by Section 6.2(f).

8.4.  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if (a) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured by the earlier of (i) the 90th day after notice of such breach is given by Parent to the Company and (ii) the Termination Date (as the same may be extended) or (b) the Company Requisite Vote shall not have been obtained by July 1, 2007 or (c) at any time on or prior to August 31, 2007, if the Company or any of its executive officers or directors shall have materially breached the provisions of Section 6.2.

8.5.  Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in this Section 8.5 and Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its representatives); provided, however, that no such termination shall relieve any party hereto from any liability for damages to any other party resulting from any willful breach of this Agreement or from any obligation to pay, if applicable, any amount payable pursuant to this Section 8.5.

(b) If this Agreement is terminated by Parent pursuant to Section 8.4(b), then the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent a fee equal to $100 million, payable by wire transfer of same day funds to an account designated by Parent.

(c) If this Agreement is (i) terminated by the Company pursuant to Section 8.3(b), then the Company shall pay Parent a fee equal to $85 million (the “Termination Fee”) at the time set forth in Section 8.3(b), payable by wire transfer of same day funds to an account designated by Parent (it being understood and agreed that Parent shall provide the Company with wire transfer instructions for the payment of the Termination Fee within one calendar day after receipt of the notice contemplated by Section 8.3(b)(ii)), or (ii) terminated by Parent pursuant to Section 8.4(c), then the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent the Termination Fee, payable by wire transfer of same day funds to an account designated by Parent.

(d) For the avoidance of doubt, in no event shall the Company be required to pay both the Termination Fee and the fee contemplated by Section 8.5(b) or to pay the Termination Fee on more than one occasion. The Company acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay promptly any amount due pursuant to this Section 8.5, and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company, the Company shall pay to Parent and Merger Sub their costs and expenses (including reasonable attorneys’ fees) incurred in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment should have been made.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1.  Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver of Conditions) and Section 9.13 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Section 6.9 (Expenses), the last sentence of Section 6.11 (Regulatory Compliance) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2.  Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; it being understood that after receipt of the Company Requisite Vote, no amendment shall be made that by Law requires further approval by the Company’s stockholders without the further approval of such stockholders.

9.3.  Waiver.

(a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.4.  Counterparts.   This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF

THE STATE OF NEW YORK. The parties hereby irrevocably submit exclusively to the jurisdiction of the courts of the State of New York located in the borough of Manhattan and the Federal courts of the United States of America located in the Southern District of New York, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Federal or state court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6.  Notices.   Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) when sent if sent by facsimile, provided that the fax is promptly confirmed by telephone confirmation thereof, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

if to Parent or Merger Sub

AT&T Inc.
175 E. Houston
San Antonio, Texas 78205

Attention:	Wayne Watts, Esq.
Senior Executive Vice President and General Counsel
Fax: (201) 351-2298

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Eric M. Krautheimer
Fax: (212) 558-3588

if to the Company

Dobson Communications Corporation
Oklahoma City, Oklahoma 73134

Attention:	Ronald L. Ripley
Senior Vice President and General Counsel
Fax: (405) 529-8765

with a copy to:

Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Paul W. Theiss and D. Michael Murray
Fax: (312) 701-7711

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7.  Entire Agreement.  This Agreement (including any exhibits hereto), the Confidentiality Agreement, dated March 14, 2007 (the “Confidentiality Agreement”), between the Company and Parent, the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8.  No Third Party Beneficiaries.  Except as provided in Section 6.10 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.9.  Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.  Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a), be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11.  Interpretation.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each of the Company and Parent has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of this Agreement is reasonably apparent. The fact that any item of information is disclosed in a disclosure letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “Company Material Adverse Effect” or “Regulatory Material Adverse Effect.”

9.12.  Captions.  The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

9.13.  Assignment.   This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate prior to the Effective Time, by written notice to the Company, another wholly owned direct or indirect Subsidiary of Parent to be a party to the Merger in lieu of Merger Sub (unless doing so would reasonably be expected to prevent or delay other than in an immaterial respect consummation of the transactions contemplated hereby), in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub as of the date of this Agreement) and all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation. Any assignment in contravention of the preceding sentence shall be null and void.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

DOBSON COMMUNICATIONS CORPORATION

By:	/s/ Steven P. Dussek Name: Steven P. Dussek Title: Chief Executive Officer and President

AT&T INC.

By:	/s/ Rick L. Moore Name: Rick L. Moore Title: Senior Vice President —
            Corporate Development

ALPINE MERGER SUB, INC.

By:	/s/ Richard G. Lindner Name: Richard G. Lindner Title: President

APPENDIX B

Execution Copy

Joint Bidding Agreement

This Joint Bidding Agreement (this “Agreement”), dated June 29, 2007, by and between AT&T Inc. (“AT&T”) and Dobson Communications Corporation (“Dobson”) sets forth the procedures by which AT&T and Dobson shall bid jointly in the auction of the 700 MHz spectrum, which the Federal Communications Commission (the “Commission” or the “FCC”) is statutorily required to commence no later than January 28, 2008 (the “Auction”).

1. AT&T and Dobson shall participate in the Auction pursuant to this Agreement. Dobson shall not otherwise participate in the Auction or enter into any other bidding agreement or understanding for the Auction without the express written consent of AT&T. AT&T may add third parties to this Agreement or enter into other bidding arrangements with other applicants in the Auction.

2. AT&T shall bid on behalf of both AT&T and Dobson. No later than five (5) business days immediately preceding the date on which the FCC Form 175 is required to be filed, Dobson shall provide AT&T in writing the preliminary list of licenses that Dobson desires to win in the Auction (the “Dobson Licenses”) and the tentative maximum amount it is willing to pay for each Dobson License, provided, however, that the maximum bid amount for all the Dobson Licenses shall not exceed [*].

3. AT&T shall disclose to Dobson in writing no later than five (5) business days immediately preceding the date on which the FCC Form 175 is required to be filed the preliminary list of licenses on which AT&T wishes to win in the Auction (“AT&T Licenses”). AT&T may bid without restriction for such licenses or any other licenses as AT&T deems appropriate.

4. AT&T shall file a timely FCC Form 175 with the FCC for the Auction, which shall identify at least the AT&T Licenses and the Dobson Licenses as the licenses on which AT&T will bid. Dobson shall provide AT&T with such information and assistance in a timely manner as AT&T may require to complete and timely file the FCC Form 175.

5. AT&T shall pay such upfront fees and assessments, including any penalties, as may be required by the FCC to enable it simultaneously to bid on and win both the Dobson Licenses and the AT&T Licenses. Dobson shall reimburse AT&T by wire transfer no later than the day on which the upfront payments are due for the amount of the upfront fees and assessments attributable to the Dobson Licenses, including any penalties that would be attributable to Dobson if it was the applicant. If there is any defect in the FCC Form 175, AT&T shall use commercially reasonable efforts to cure any such defect(s) in a timely fashion. Dobson shall, in a timely manner, cooperate with and reasonably assist AT&T in connection with AT&T’ efforts to cure such defects.

6. The Parties intend to enter into a Bidding Protocol Agreement prior to the commencement of the Auction, but if no such agreement is reached, the following principles shall apply: (a) throughout the Auction, AT&T will keep Dobson fully informed concerning the bidding process, including, but not limited to, the results of each bidding round and AT&T’ plans with respect to the next bidding round; (b) AT&T will consult with Dobson concerning the bidding for the Dobson Licenses for each bidding round, and, consistent with Section 2 of this Agreement, AT&T shall bid for such licenses as may be directed by Dobson, including Dobson Licenses and licenses that are not Dobson Licenses on which Dobson desires to bid in order to satisfy minimum eligibility rations in any given round; (c) Dobson shall provide AT&T with appropriate directions concerning the bidding for such licenses in each bidding round in a prompt and timely manner such that AT&T can implement those directions in an orderly fashion during each bidding round; (d) Dobson shall designate prior to the commencement of the Auction one or more individuals (“Dobson Representatives”) who shall represent Dobson’s interests during the Auction, who are familiar with the Commission’s auction

  * Confidential information has been omitted and filed separately with the SEC.

processes, and who are authorized to commit Dobson with respect to decisions made during the Auction; (e) the Dobson Representatives shall be available throughout the Auction to consult with AT&T in a prompt and timely manner; and (f) up to two Dobson Representatives may be in attendance on the premises employed by AT&T to participate in the Auction.

7. Dobson shall contribute to the costs of the software that AT&T reasonably requires to participate effectively in the Auction (which AT&T anticipates will equal approximately $300,000) based on the ratio of Dobson’s eligibility units to AT&T’ eligibility units as determined by the Commission in accordance with its Public Notice establishing the bidding procedures for the Auction (the “Eligibility Units”). For the avoidance of doubt, the Eligibility Units shall equal the upfront payments associated with the Dobson Licenses and with the AT&T Licenses as specified in the Commission’s Public Notice establishing the bidding procedure for the Auction, without regard to penalties, if any, that either AT&T or Dobson shall be required to pay. AT&T shall bear the costs of providing the physical facilities, telecommunications services and other reasonable internal support functions.

8. Dobson may, at any time after the commencement of the Auction, upon written timely notice to AT&T

a. modify the licenses which constitute the Dobson Licenses provided that Dobson has the Eligibility Units to bid for the revised list of Dobson Licenses and provided further that Dobson may not delete any license for which AT&T is the standing high bidder at the time,

b. modify the maximum price it is willing to pay for any Dobson License or all Dobson Licenses, provided that (i) the modified maximum price for a Dobson License is not less than the amount for which AT&T is the standing high bidder pursuant to a bid directed by Dobson for that Dobson License or the modified maximum price for all Dobson Licenses is not less than the total amount for which AT&T is the standing high bidder by reason of bids directed by Dobson for all the Dobson Licenses and (ii) the modified maximum price does not cause the total price for all Dobson Licenses to exceed the cap set forth in Section 3 of this Agreement.

9. In the event that both AT&T and Dobson are interested, either initially or at any time during the Auction, in acquiring the same license(s) or license(s) that serve overlapping geographic areas, the Parties shall discuss in good faith which license(s) to bid on and the maximum amount to bid for such license(s) in order to satisfy both Parties’ requirements while minimizing the number of licenses on which AT&T will bid.

10. If the Parties cannot agree on how to accommodate both Parties’ interests in the same license (a “Joint License”), AT&T shall use commercially reasonable efforts, in consultation with Dobson, to acquire sufficient spectrum to meet the needs of both AT&T and Dobson, provided, however, that, where the high-bid for a license in any bidding round exceeds the maximum amount a Party is willing to bid for that license or would result in Dobson exceeding the cap in Section 3 of this Agreement, AT&T shall thereafter attempt to acquire the license solely for the Party whose maximum has not been exceeded and that license shall no longer be treated as a Joint License but rather as either an AT&T or a Dobson License.

11. If the Auction concludes before the merger is consummated, AT&T shall acquire and hold in its name any license for which it was the high-bidder in the Auction, except that Dobson shall wire AT&T no later than the dates on which AT&T is required to make the down payment and the final payment(s) for the Dobson License(s) the amounts AT&T is required to pay to acquire the Dobson License(s), including any penalty payments (collectively the “Purchase Price”). Where the license was a Joint License, AT&T shall pay the Purchase Price, except that where AT&T is the high-bidder for more than one license to serve the same or overlapping areas as a result of its efforts pursuant to Section 10, Dobson shall reimburse AT&T no later than the day on which a payment is due the Purchase Price attributable to any license(s) acquired to meet Dobson’s spectrum needs. Where AT&T acquires a license that is neither an AT&T, a Dobson or a Joint License (an “Unwanted License”), Dobson shall only be responsible for paying for such Unwanted Licenses as resulted from a bid for such license at Dobson’s direction.

12. In the event that the Merger Agreement terminates or is terminated after the Auction is concluded, and

a. AT&T acquires on Dobson’s behalf one or more Dobson Licenses, the Parties shall file within thirty (30) days thereafter, and diligently prosecute, any applications that may be necessary to assign the Dobson License(s) to Dobson. Each Party will cooperate and reasonably assist each other in preparing and prosecuting any such applications.

b. AT&T acquires one or more Joint Licenses, the Parties shall negotiate in good faith to determine how best to allocate, partition or disaggregate the Joint Licenses. If the Parties cannot reach agreement concerning the allocation, partition or disaggregation of a Joint License, they shall allocate those licenses as follows:

i. Each Party will select in a weighted rotation, license by license, the Joint Licenses they wish to acquire.

ii. The Party selecting first shall be selected at random, but the relative number of opportunities for each Party to select shall be determined by the ratio of their Eligibility Units. For example, if Dobson has x Eligibility Units and AT&T has 3x Eligibility Units, AT&T will get to select 3 licenses for each license Dobson selects.

c. Where any Joint License is partitioned or disaggregated or both partition and disaggregated, the Parties shall file within thirty (30) days of the date on which the Parties agree to the partitioning and/or disaggregation such application(s) with the FCC as may be necessary to partition and/or disaggregate the license. Each Party will cooperate and reasonably assist each other in preparing and diligently prosecuting any such applications.

d. Where the Joint License is not partitioned or disaggregated and Dobson has the right to acquire the license, the Parties shall file within thirty (30) days after the Parties resolve which Party will acquire the license, and diligently prosecute, any applications that may be necessary to assign the license to Dobson. Each Party will cooperate and reasonably assist each other in preparing and prosecuting any such applications.

e. Each Party shall be responsible for the Purchase Price of any Joint or any partitioned and/or disaggregated Joint License acquired by that Party. Where a Joint License is partitioned and/or disaggregated, the Purchase Price shall be apportioned based on the MHz-POPs in the area served by the licenses acquired by Dobson and by AT&T.

Dobson shall reimburse AT&T for Dobson’s portion of the Purchase Price plus interest at simple 8.0% annual rate for any Joint, partitioned and/or disaggregated Joint License it acquires at the closing after FCC grant of the application(s) to assign the license or portion thereof to Dobson. Such closing shall take place no later than ten (10) business days after the FCC grant of the assignment application is final, unless both Parties agree to an earlier closing date.

13. In the event that the Merger Agreement terminates or is terminated:

a. before the Form 175 is filed with the Commission, this Agreement shall terminate simultaneously with the termination of the Merger Agreement;

b. after the Form 175 is filed with the Commission but before the Auction concludes, this Agreement shall remain in effect and AT&T shall continue to bid on behalf of Dobson on any license available in the auction as Dobson may direct that would not cause Dobson to exceed its allocated Eligibility Units, but the Parties will only coordinate as required for Dobson to direct AT&T’ bidding on Dobson’s behalf.

14. Except as required by the FCC rules and policies, as otherwise required by law, as necessary to add a third party to this Agreement or for AT&T to enter into a business arrangement with others, or as otherwise mutually agreed, neither Party shall disclose to a third party or publicize any of the terms of this Agreement, or any aspect of any bidding or transaction contemplated by the Parties. If the Parties are required to file the Exhibits to this Agreement with the FCC, they will use commercially reasonable efforts to assure that they are treated as proprietary and confidential by the FCC under its rules and not disclosed publicly or to any third party.

15. Each Party shall follow procedures designed to ensure compliance with all applicable laws, including, but not limited to (a) Commission rules relating to the conduct of the Auction and (b) the Commission’s anti-collusion rule, as interpreted by the Commission. Each Party shall promptly notify the other in the event that it becomes aware that there has been or may have been a breach of the Commission’s anti-collusion rule.

16. The Parties understand that the Commission has not adopted final rules for the conduct of the Auction and that the adoption of those rules could affect the terms of this Agreement. If that should occur, the Parties agree to negotiate in good faith to modify this Agreement so that the intent of the Parties, as reflected in this Agreement, is preserved under the new Commission rules. However, if the Parties cannot reach an agreement on any modifications to this Agreement, this Agreement shall remain binding and control their participation in the Auction.

17. Except as otherwise provided in the next sentence, every provision of this Agreement is intended to be severable, and, if any part of any provision hereof is unenforceable or invalid in any respect, such part shall be ineffective to the extent of such unenforceability of invalidity only, without in any way affecting the remaining parts of such provision or the remaining provisions hereof. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of the provisions of this Agreement without such unenforceable or invalid provision would be to cause either Party to lose a material benefit derived from this Agreement, in which case this entire Agreement shall be of no force or effect.

18. Each signatory to this Agreement is duly authorized to execute this Agreement and to bind the Party represented. Each Party represents and warrants that it is authorized to enter into this Agreement and that the execution, delivery and performance of this Agreement will not violate any judgment, decree, order, or agreement to which it is a party nor contravene any other agreement or understanding to which it is legally bound, or any law, rule, or regulation applicable to it.

19. Except for Merger Agreement by and between AT&T, Alpine Merger Sub, Inc., and Dobson, this Agreement constitutes the entire agreement between or among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between or among the Parties with respect to the subject matter of this Agreement. No Party has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of any other Party that is not set out or referred to in this Agreement.

20. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be entirely performed within such state, without giving effect to conflict of laws principles.

21. The Parties shall perform all such acts, enter all such agreements, file all such reports, and do all such things as are necessary to carry out fully the Parties’ intent hereunder.

22. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute the same agreement.

AT&T INC.

/s/ Rick Moore

By:	Rick Moore

Title:	Senior Vice President —
Corporate Development

DOBSON COMMUNICATIONS CORPORATION

/s/ Steven P. Dussek

By:	Steven P. Dussek

Title:	Chief Executive Officer and President

APPENDIX C

Execution Copy

SUPPORT AGREEMENT

SUPPORT AGREEMENT (this “Agreement”), dated as of June 29, 2007, by and between the undersigned stockholder (the “Stockholder”) of Dobson Communications Corporation, an Oklahoma corporation (the “Company”), and AT&T Inc., a Delaware corporation (the “Parent”).

WHEREAS, prior to the execution of this Agreement, the Company, Parent and Alpine Merger Sub, Inc. (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of June 29, 2007 (as may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Representations and Warranties of the Stockholder.

The Stockholder hereby represents and warrants to Parent as follows:

(a) The Stockholder has the requisite limited partnership power and authority, and has taken all limited partnership actions necessary, to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.

(b) This Agreement has been duly executed and delivered by the Stockholder and constitutes (assuming the due authorization, execution and delivery by the Parent) the legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) No notices, reports or other filings are required to be made by the Stockholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Stockholder from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Stockholder.

(d) The Stockholder owns beneficially and of record 19,418,021 shares of Class B Common Stock, par value $.001 per share, of the Company (the “Subject Shares”) and owns all of the Subject Shares free and clear of all Liens, other than those described on the attached Schedule 1(d). Except as set forth in the Company’s certificate of incorporation and the attached Schedule 1(d), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Stockholder to directly or indirectly sell, transfer or otherwise dispose of any Subject Shares or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any of the Subject Shares.

2. Covenants.

The Stockholder covenants and agrees that the Stockholder shall not, and shall use its reasonable best efforts not to permit any of its partners, direct and indirect holders of partnership interests or any of their respective representatives to, directly or indirectly:

(a) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, or otherwise knowingly facilitate, any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

provided, however, that the foregoing clauses (a) and (b) of this Section 2 shall not be deemed to restrict the Stockholder from disposing of the Subject Shares; provided further, that notwithstanding the foregoing clauses (a) and (b) of this Section 2, the Stockholder shall be permitted to engage or participate in any discussions or negotiations with a Person who has made an unsolicited bona fide written Acquisition Proposal, if and to the extent that the Board of Directors of the Company is permitted, after complying with the terms and conditions set forth in Section 6.2(a) of the Merger Agreement, to engage or participate in any discussions or negotiations with such Person; and provided, further, that nothing in this Agreement shall be construed as restricting, limiting or otherwise affecting Everett Dobson or Stephen Dobson in their capacities as directors and officers of the Company, as distinct from their capacities as partners in the Stockholder.

3. Entire Agreement; Amendment; Waiver.  This Agreement (including any exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, between the parties, with respect to the subject matter hereof. The parties hereto may not modify or amend this Agreement except by written agreement executed and delivered by duly authorized officers or partners of both parties hereto. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

4. Notices.

Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) when sent if sent by facsimile, provided that the fax is promptly confirmed by telephone confirmation thereof, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

If to Parent:

AT&T Inc.
175 E. Houston
San Antonio, Texas 78205
Fax: (201) 351-2298

Attention:	Wayne Watts, Esq. Senior Executive Vice President and General Counsel

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Telephone: 212-558-4000
Fax: 212-558-3588
Attention: Eric M. Krautheimer

If to the Stockholder:

Dobson CC Limited Partnership
14201 Wireless Way
Oklahoma City, Oklahoma 73134
Telephone: 405-529-8305
Fax: 405-529-8515

Attention: Mr. Everett Dobson

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Telephone: 212-310-8702
Fax: 212-735-4510
Attention: Mr. Raymond O. Gietz

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

5. Miscellaneous.

(a) GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(i) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. The parties hereby irrevocably submit exclusively to the jurisdiction of the courts of the State of New York located in the borough of Manhattan and the Federal courts of the United States of America located in the Southern District of New York, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Federal or state court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.

(b) Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (i), be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(c) Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

(d) Termination.  This Agreement shall terminate and be of no further force and effect upon the earlier to occur of (i) the Closing and (ii) any termination of the Merger Agreement pursuant to Article VIII of the Merger Agreement, except that Section 4 and this Section 5 shall survive termination of this Agreement; provided that the foregoing shall not relieve any party of any prior breach hereof.

(e) Assignment.  This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of the parties hereto. Any assignment in contravention of the preceding sentence shall be null and void. The Stockholder shall cause any Person who acquires any Subject Shares (or any Company Shares into which such shares are converted) from the Stockholder to agree to be bound by the terms of this Agreement, except to the extent that such Subject Shares (or any such Company Shares) are acquired in open market transactions on the Nasdaq.

(f) Further Assurance.  Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

(g) NO THIRD PARTY BENEFICIARIES.  THIS AGREEMENT IS NOT INTENDED TO, AND DOES NOT, CONFER UPON ANY PERSON OTHER THAN THE PARTIES HERETO ANY RIGHTS OR REMEDIES HEREUNDER.

(j) Capitalized Terms.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

AT&T INC.

By:	/s/ Rick L. Moore Name: Rick L. Moore Title: Senior Vice President —
            Corporate Development

DOBSON CC LIMITED PARTNERSHIP

By:	RLD, Inc., its general partner

By:	/s/ Everett R. Dobson Name: Everett R. Dobson Title: President of RLD, Inc.

APPENDIX D

June 29, 2007

The Board of Directors
Dobson Communications Corporation
14201 Wireless Way
22 Victoria St.
Oklahoma City, OK 73134

Gentlemen,

We understand that Dobson Communications Corporation (the “Company”), AT&T Inc. (the “Parent”) and Alpine Merger Sub, Inc., an Oklahoma corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of June 29, 2007 (the “Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company.

Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Parent, and each outstanding Company Share (as defined in the Merger Agreement) of the Company, other than (i) Company Shares that are owned by the Parent or Merger Sub or by the Company or its Subsidiaries (as defined in the Merger Agreement) and in each case not held on behalf of third parties and (ii) or Company Shares as to which appraisal rights under Oklahoma law have been properly exercised and perfected, will be converted into the right to receive $13.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of Company Shares pursuant to the Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i) reviewed certain publicly available financial statements and other business and financial information of the Company;

ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii) reviewed certain financial projections prepared by the management of the Company;

iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

v) reviewed the reported prices and trading activity for the Company’s Class A Common Stock;

vi) compared the financial performance of the Company and the prices and trading activity of the Company’s Class A Common Stock with that of certain other comparable publicly-traded companies and their securities;

vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

D-1

viii) participated in discussions and negotiations among representatives of the Company and Parent and certain other parties and their financial and legal advisors;

ix) reviewed the Agreement and certain related documents; and

x) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Agreement without any waiver, amendment or delay of any terms or conditions. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and Parent and certain of its affiliates and have received fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Parent, the Company or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of our written opinion may be included in its entirety in any filing that the Company is required to make with the Securities and Exchange Commission in connection with the Agreement or the Merger if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of Company Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Adam D. Shepherd
Adam D. Shepard
Managing Director

D-2

APPENDIX E

June 29, 2007

The Special Committee of the Board of Directors of Dobson Communications Corporation
14201 Wireless Way, # 300
Oklahoma City, OK 73134

Dear Members of the Special Committee:

We understand that Dobson Communications Corporation, an Oklahoma corporation (“Dobson” or the “Company”), is contemplating entering into an Agreement and Plan of Merger (the “Agreement”), among the Company, AT&T Inc. (the “Acquirer”) and Alpine Merger Sub, Inc. (“Merger Sub”) pursuant to which (i) Merger Sub will be merged with and into the Company, and the Company will become a wholly owned subsidiary of the Acquirer, and (ii) each outstanding share of Class A Common Stock, $0.001 par value (the “Class A Common Stock”), and Class B Common Stock, $0.001 par value, not owned by the Acquirer, Merger Sub, the Company or any of its subsidiaries, and for which the holder does not properly exercise and perfect appraisal rights, will be converted into a right to receive $13.00 per share in cash (the “Transaction”).

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Special Committee (the “Committee”) of the Company as to whether, as of the date hereof, the consideration to be received by holders of the outstanding shares of Class A Common Stock in the Transaction is fair to such holders (other than Everett R. Dobson, Stephen T. Dobson, the Dobson CC Limited Partnership and their respective affiliates) from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the Company’s annual reports on Form 10-K for the fiscal years ended December 31, 2004 through December 31, 2006, the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2007 and other filings made by the Company with the Securities and Exchange Commission;

2. reviewed the Agreement in substantially final form;

3. held discussions with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Transaction;

4. spoken with representatives of Morgan Stanley & Co. Incorporated, the Company’s financial advisor, regarding the Company and the Transaction;

5. reviewed and discussed the Company’s financial forecasts and projections prepared by the Company’s management for the fiscal years ending December 31, 2007 to 2011 (the “Management Forecasts”) and the Company’s “downside case” financial forecasts and projections prepared by the

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Broker/dealer services through Houlihan Lokey Howard & Zukin Capital.	Investment advisory services through Houlihan Lokey Howard & Zukin Financial Advisors.

Company’s management for the fiscal years ending December 31, 2007 to 2011 (the “Downside Case Forecasts”);

6. reviewed the historical market prices and trading volume for the Company’s publicly traded securities for the past two years and those of certain publicly traded companies which we deemed relevant;

7. reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in change of control transactions that we deemed relevant; and

8. conducted such other studies, analyses and investigations as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Management Forecasts and the Downside Case Forecasts reviewed by us have been reasonably prepared in good faith, and we express no opinion with respect to such forecasts or the assumptions on which they are based. Management of the Company has advised us, and for purposes of our Opinion, we have taken into account, that the Management Forecasts are subject to certain risks and uncertainties as reflected in the Downside Case Forecasts. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements reviewed by us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to us, without any amendments or modifications thereto or any adjustment to the consideration to be received by holders of the outstanding shares of Class A Common Stock (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise) or any other financial term of the Transaction. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft Agreement identified above will not differ in any material respect from such draft documents.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party. We express no opinion regarding the liquidation value of any entity. We have undertaken no independent analysis of any possible unasserted claims rights that the Company may have and therefore does not consider, the potential effects of any such claims or rights.

We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of the Company, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Committee, the Board of Directors or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

This Opinion is furnished for the use and benefit of the Committee in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board of Directors, any security holder or any other person as to how to act vote with respect to the Transaction. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Houlihan Lokey or any of its affiliates be made by any recipient of this Opinion, without the prior written consent of Houlihan Lokey.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Acquirer, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. The Company has agreed to indemnify us for certain liabilities arising out of our engagement.

Houlihan Lokey and its affiliates have in the past provided and in the future may provide, investment banking, financial advisory and other financial services to the Company, for which Houlihan Lokey and such affiliates have received, and expects to receive, compensation, including, among other things, having acted as financial advisor in connection with the Company’s recapitalization in 2005.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Committee, the Company, their respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise, except as expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the tax or legal consequences of the Transaction to either the Company, its respective security holders, or any other party, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including without limitation the allocation of any consideration amongst or within such classes or groups of security holders), (vii) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, or (viii) the solvency, creditworthiness or fair value of the Company, the Acquirer or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessment by the Committee, the Company and their respective advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Acquirer and the Transaction.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received by holders of the outstanding shares of the Company’s Class A Common Stock in the Transaction is fair to such holders (other than Everett R. Dobson, Stephen T. Dobson, the Dobson CC Limited Partnership and their respective affiliates) from a financial point of view.

Very truly yours,

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

ANNEX F

(Section 1091 of the Oklahoma General Corporation Act)

§ 1091. Appraisal rights

APPRAISAL RIGHTS

A. Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to the shares, who continuously holds the shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of the shares of stock under the circumstances described in subsections B and C of this section. As used in this section, the word “shareholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and “depository receipt” means an instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository. The provisions of this subsection shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after November 1, 1988.

B. 1. Except as otherwise provided for in this subsection, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation, or of the acquired corporation in a share acquisition, to be effected pursuant to the provisions of Section 1081, other than a merger effected pursuant to subsection G of Section 1081, and Section 1082, 1086, 1087, 1090.1 or 1090.2 of this title.

   2.a. No appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either:

(1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(2) held of record by more than two thousand holders.

No appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in subsection G of Section 1081 of this title.

     b. In addition, no appraisal rights shall be available for any shares of stock, or depository receipts in respect thereof, of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of Section 1081 of this title.

   3. Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to the provisions of Section 1081, 1082, 1086, 1087, 1090.1 or 1090.2 of this title to accept for the stock anything except:

a. shares of stock of the corporation surviving or resulting from the merger or consolidation or depository receipts thereof, or

b. shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than two thousand holders, or

c. cash in lieu of fractional shares or fractional depository receipts described in subparagraphs a and b of this paragraph, or

d. any combination of the shares of stock, depository receipts, and cash in lieu of the fractional shares or depository receipts described in subparagraphs a, b, and c of this paragraph.

   4. In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of Section 1083 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.

C. Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections D and E of this section, shall apply as nearly as is practicable.

D. Appraisal rights shall be perfected as follows:

1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its shareholders entitled to appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in the notice a copy of this section. Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shares of the shareholder. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of the merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

2. If the merger or consolidation is approved pursuant to the provisions of Section 1073 or 1083 of this title, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten (10) days thereafter shall notify each of the holders of any class or series of stock of the constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of the constituent corporation, and shall include in the notice a copy of this section. The notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify the shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of the holder’s shares. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the holder’s shares. If the notice does not notify shareholders of the effective date of the merger or consolidation either:

a. each constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of the constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation, or

b. the surviving or resulting corporation shall send a second notice to all holders on or within ten (10) days after the effective date of the merger or consolidation; provided, however, that if the second notice is sent more than twenty (20) days following the mailing of the first notice, the second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of the holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given; provided, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

E. Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders; provided, however, at any time within sixty (60) days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty (120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The written statement shall be mailed to the shareholder within ten (10) days after the shareholder’s written request for a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later.

F. Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which, within twenty (20) days after service, shall file, in the office of the court clerk of the district court in which the petition was filed, a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such duly verified list. The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Notice shall also be given by one or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma City, Oklahoma, or other publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

G. At the hearing on the petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The court may require the shareholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with this direction, the court may dismiss the proceedings as to that shareholder.

H. After determining the shareholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this section and who has submitted the certificates of stock of the shareholder to the court clerk, if required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.

I. The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be made to each shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing the stock. The court’s decree may be enforced as other decrees in the district court may be enforced, whether the surviving or resulting corporation be a corporation of this state or of any other state.

J. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

K. From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided for in subsection D of this section shall be entitled to vote the stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if the shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided for in subsection E of this section or thereafter with the written approval of the corporation, then the right of the shareholder to an appraisal shall cease; provided further, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and approval may be conditioned upon terms as the court deems just.

L. The shares of the surviving or resulting corporation into which the shares of any objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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